          AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 17, 2000
                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                         PROTOCOL COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             7389                            04-3422819
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                       ONE DESIGN CENTER PLACE, SUITE 700
                                BOSTON, MA 02210
                                  617-880-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               STEPHEN G. MCLEAN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         PROTOCOL COMMUNICATIONS, INC.
                       ONE DESIGN CENTER PLACE, SUITE 700
                                BOSTON, MA 02210
                                  617-880-2000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

             DENNIS J. FRIEDMAN, ESQ.                             MORTON A. PIERCE, ESQ.
              BARBARA L. BECKER, ESQ.                             MICHELLE B. RUTTA, ESQ.
              CHADBOURNE & PARKE LLP                               DEWEY BALLANTINE LLP
               30 ROCKEFELLER PLAZA                             1301 AVENUE OF THE AMERICAS
             NEW YORK, NEW YORK 10112                               NEW YORK, NY 10019
                  (212) 408-5100                                      (212) 259-8000

                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
                 TITLE OF EACH CLASS OF                         PROPOSED MAXIMUM              AMOUNT OF
               SECURITIES TO BE REGISTERED                 AGGREGATE OFFERING PRICE(1)   REGISTRATION FEE(1)
--------------------------------------------------------------------------------------------------------------
Common stock, par value $0.001 per share.................          $85,000,000                $22,440.00
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(a) under the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee.
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION, DATED             , 2000

                                               Shares

                                 PROTOCOL LOGO

                                  Common Stock

                               ------------------

     Protocol Communications, Inc. is selling shares of its common stock. Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock is expected to be between
$          and $     per share. We intend to apply to list our common stock on
The Nasdaq National Market under the symbol "PTCL."

     The underwriters have an option to purchase a maximum of        additional
shares to cover over-allotments of shares.

      INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE
                                         .

                                                                          UNDERWRITING
                                                                          DISCOUNTS AND
                                                       PRICE TO PUBLIC     COMMISSIONS     PROCEEDS TO PROTOCOL
                                                       ---------------    -------------    --------------------
Per Share............................................       $                  $                   $
Total................................................       $                  $           $

     Delivery of the shares of common stock will be made on or about
               , 2000.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    CREDIT SUISSE FIRST BOSTON                  DONALDSON, LUFKIN & JENRETTE
FIRST UNION SECURITIES, INC.                       THE ROBINSON-HUMPHREY COMPANY

             The date of this prospectus is                , 2000.

                            [Artwork to be provided]

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUMMARY....................    1
RISK FACTORS..........................    6
SPECIAL NOTE REGARDING FORWARD-
  LOOKING STATEMENTS..................   14
USE OF PROCEEDS.......................   15
DIVIDEND POLICY.......................   15
CAPITALIZATION........................   16
DILUTION..............................   17
SELECTED HISTORICAL CONSOLIDATED
  FINANCIAL DATA......................   18
UNAUDITED PRO FORMA CONSOLIDATED
  FINANCIAL STATEMENTS................   20
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................   25

                                        PAGE
                                        ----
BUSINESS..............................   32
MANAGEMENT............................   43
RELATED PARTY TRANSACTIONS............   50
PRINCIPAL STOCKHOLDERS................   51
DESCRIPTION OF CAPITAL STOCK..........   54
SHARES ELIGIBLE FOR FUTURE SALE.......   56
UNDERWRITING..........................   58
NOTICE TO CANADIAN RESIDENTS..........   61
LEGAL MATTERS.........................   62
EXPERTS...............................   62
ADDITIONAL INFORMATION................   63
INDEX TO CONSOLIDATED FINANCIAL
  STATEMENTS..........................  F-1

                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

     UNTIL                , 2000 (25 DAYS AFTER THE COMMENCEMENT OF THIS
OFFERING), ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before buying shares in this offering. You should read the entire prospectus carefully.

     In this prospectus, unless the context requires a different meaning, all references to "Protocol," "our company," "we," "our" and "us" refer to Protocol Communications, Inc. and its subsidiaries.

                         PROTOCOL COMMUNICATIONS, INC.

     Protocol is a leading provider of electronic customer relationship management (eCRM) services that enable our clients to identify, acquire and retain their customers. We design and implement comprehensive solutions which utilize the Internet and other communication channels to provide integrated end-to-end, high value-added solutions to address all the eCRM needs of our clients. We categorize these solutions broadly into three groups including assisting in the development of sales, marketing and customer contact strategies, implementing customer contact and fulfillment services to meet our clients' sales and marketing needs, and providing continued real-time feedback and analysis. We are increasingly providing our suite of Internet-enabled customer management capabilities, such as click to chat, click to call, automated and live e-mail response management and other similar tools to provide customized solutions to address client needs. We believe our broad range of services allows our clients to expand their customer bases, increase the frequency and quality of customer interactions and enhance opportunities to sell their products or services. Our ability to provide integrated, end-to-end solutions enables our clients to manage their customer relationships through a single service provider and concentrate on developing their core businesses.

     We believe we are uniquely positioned to continue to build upon our leadership position in the rapidly emerging eCRM industry through our extensive network of customer contact facilities, our ability to quickly develop and execute large projects for clients, our integrated end-to-end solution capability and our consultative approach to implementing solutions for our clients. As of March 31, 2000, we had contracts with over 200 clients, including Bigwords.com, Cable & Wireless, IBM, Intuit, Shell Energy Services and ShopTalk.com. We target clients leveraging the Internet as part of their business strategy, including companies in the Fortune 2000 who have or are developing a presence on the Internet while maintaining their traditional businesses as well as select businesses operating exclusively on the Internet. We currently service clients through our network of over 4,300 employees and 19 customer contact centers in the United States and Canada. Our non-proprietary, open architecture technology systems allow us to extend our capabilities and to implement new client solutions in a short timeframe.

                                OUR OPPORTUNITY

     While commerce conducted over the Internet, or e-commerce, has grown significantly, studies have shown that there is generally a low level of satisfaction with the e-commerce experience. As e-commerce evolves, we believe companies will need to focus on acquiring customers more efficiently and converting Website visits into lasting and profitable customer relationships. To do so, and as part of developing successful e-commerce strategies, we believe that companies must establish eCRM capabilities. By outsourcing this mission-critical business function to us, our clients can establish their e-commerce presence with reduced upfront expenses, gain considerable time to market and access to marketing, customer contact and fulfillment services capable of expanding as their businesses grow, all while maintaining a high level of customer service.

     We believe that a substantial market opportunity exists for eCRM service providers who can offer scaleable, end-to-end services which combine technological infrastructure, an in-depth understanding of their clients' businesses, management expertise and training resources to effectively and efficiently serve their clients' long-term needs. We believe we possess many industry-leading attributes which can be leveraged to the benefit of our clients and which are unique in the eCRM market today. These include:

     - our proven track record of quality scaleable client eCRM services;

     - our integrated end-to-end approach; and

     - our consultative approach tailored to the needs of our clients.

                                  OUR STRATEGY

     Our mission is to be the leading provider of eCRM solutions to businesses leveraging the Internet as part of their business strategy. To achieve this objective, we plan to:

     - leverage our ability to provide consultative, integrated end-to-end eCRM solutions;

     - capitalize on our "early mover" advantage in the eCRM market;

     - further penetrate existing client accounts by providing additional high-quality, value-added eCRM services;

     - access new geographic markets and develop new products and services; and

     - pursue strategic acquisitions and partnerships.

                                 COMPANY INFORMATION

     We commenced operations as a Delaware corporation in June 1998. As of June 1, 2000, our headquarters will be located at The Tower at Northwoods, 222 Rosewood Drive, Danvers, Massachusetts 01923, and our telephone number is 617-880-2000. Our primary Internet address is www.protocolusa.com. We can also be reached through www.protocolcanada.com, www.protocoleur.com, www.protocolec.com, www.protocolasia.com and others. The information on our Websites are not part of this prospectus.

                                  THE OFFERING

Common Stock offered..........          shares

Common Stock to be outstanding
after this offering...........          shares

Use of proceeds...............   We intend to use approximately $62 million of
                                 the net proceeds to repay our existing credit facility and approximately $4.2 million to pay accumulated dividends on our Series B convertible preferred stock. We expect to use the remaining net proceeds to finance the continued growth of our business, including possible future acquisitions, and for other general corporate purposes, including payment of contingent obligations of up to $5.6 million relating to certain of our previous acquisitions.

Proposed Nasdaq National
Market symbol.................   PTCL

     Unless otherwise indicated, the information in this prospectus:

     - assumes no exercise of the underwriters' over-allotment option;

     - reflects the        for        stock split of our common stock effected
       on             , 2000;

     - assumes the automatic conversion of all outstanding shares of Series A preferred stock and Series B convertible preferred stock into 10,899,388 shares of common stock upon consummation of this offering;

     - assumes no exercise of options outstanding as of March 31, 2000 to purchase 1,199,500 shares of our common stock at a weighted average exercise price of $6.05 per share; and

     - assumes no issuance of the up to 500,000 shares of common stock that we may be required to issue in 2001 in connection with certain of our previous acquisitions.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following summary historical and unaudited pro forma consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Unaudited Pro Forma Consolidated Financial Statements" and our consolidated financial statements and related notes included elsewhere in this prospectus. The summary unaudited pro forma consolidated financial information does not purport to represent what our results would have been if the events below had occurred at the dates indicated.

     The summary unaudited pro forma consolidated statement of operations data for the year ended December 31, 1999 gives effect to (1) the acquisitions of Cross-Industry Communications and MBS Communications in February 1999, of Blue Line Promotions in April 1999 and of 3223574 Canada Inc., which we refer to in this prospectus as Media Express in May 1999 (the "1999 Acquired Companies"), and of Canicom, Carroll Ventures and Saligent in March 2000 (the "2000 Acquired Companies"), and (2) pro forma adjustments to the historical consolidated financial statements as if the acquisitions of the 1999 Acquired Companies and the 2000 Acquired Companies had occurred on January 1, 1999. The unaudited pro
forma as adjusted statement of operations reflects the issuance of      shares
of common stock in this offering, assuming an initial public offering price of
$       , and the application of the estimated net proceeds to repay the existing credit facility, to pay accumulated dividends on the Series B convertible preferred stock and increase cash.

     The summary unaudited pro forma consolidated balance sheet data as of December 31, 1999 gives effect to the acquisitions of the 2000 Acquired Companies as if they had occurred on December 31, 1999. The summary unaudited pro forma as adjusted consolidated balance sheet data as of December 31, 1999 gives effect to the automatic conversion of all outstanding shares of Series A preferred stock and Series B convertible preferred stock into 10,899,388 shares of common stock upon the consummation of this offering and the sale of shares of our common stock in this offering, after deducting the underwriting discount and estimated offering expenses, and our anticipated application of the net proceeds of the offering, including $62 million to repay our existing credit facility and approximately $4.2 million to pay accumulated dividends on our Series B convertible preferred stock.

                                                   PERIOD FROM         YEAR ENDED DECEMBER 31, 1999
                                                  JUNE 5, 1998      -----------------------------------
                                                 (INCEPTION) TO                              PRO FORMA
                                                DECEMBER 31, 1998    ACTUAL     PRO FORMA   AS ADJUSTED
                                                -----------------   ---------   ---------   -----------
                                                    (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue.......................................     $   14,138       $  80,689   $ 112,424
Cost of services..............................          8,222          42,428      58,318
                                                   ----------       ---------   ---------    ---------
     Gross profit.............................          5,916          38,261      54,106
Operating expenses:
Selling, general and administrative...........          4,078          24,317      36,799
Depreciation and amortization.................          3,500          16,251      21,481
Stock-based compensation expense..............          1,110           1,742       1,742
                                                   ----------       ---------   ---------    ---------
     Operating loss...........................         (2,772)         (4,049)     (5,916)
                                                   ----------       ---------   ---------
     Net loss.................................     $   (2,750)      $ (12,682)  $ (16,962)
                                                   ==========       =========   =========
Net loss attributable to common
  stockholders................................     $   (2,949)      $ (52,163)  $ (56,433)
                                                   ==========       =========   =========    =========
Basic and diluted net loss per share..........     $    (1.26)      $  (14.74)  $  (15.09)
                                                   ==========       =========   =========    =========
Weighted average shares of common stock
  outstanding used in computing basic and
  diluted net loss per share..................      2,345,952       3,539,781   3,739,781
                                                   ==========       =========   =========
OTHER DATA:
Adjusted EBITDA(1)............................     $    1,838       $  13,944   $  17,307

                                                                     DECEMBER 31, 1999
                                                           -------------------------------------
                                                                                    PRO FORMA AS
                                                            ACTUAL     PRO FORMA      ADJUSTED
                                                           --------    ---------    ------------
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents................................  $  9,444    $  9,592
Working capital..........................................     8,736      11,436
Total assets.............................................    94,836     116,125
Long-term debt, including current portion................    65,752      80,856
Series A preferred stock and Series B
  convertible preferred stock............................    73,944      73,944
Total stockholders' equity (deficit).....................   (61,822)    (60,308)

---------------
(1) Adjusted EBITDA represents earnings before interest and financial charges, income taxes, depreciation and amortization and stock-based compensation expense which is a non-cash item. We have included information concerning adjusted EBITDA, which is not a measure of financial performance under generally accepted accounting principles, because we believe that it is used by certain investors as one measure of financial performance. Adjusted EBITDA should not be construed as an alternative to operating income, as determined in accordance with generally accepted accounting principles, or as a measure of liquidity. Adjusted EBITDA as measured by us may not be comparable to similarly titled measures reported by other companies.

                                  RISK FACTORS

     You should carefully consider the risks described below and other information in this prospectus before deciding to invest in shares of our common stock. The risks and uncertainties described below are the principal known risks facing our company but not the only ones we face. If we do not successfully address the risks described below, our business and operating results could be materially and adversely affected. In that case, the trading price of our common stock may decline and you may lose all or part of your investment. We cannot assure you that we will successfully address these risks.

RISKS RELATED TO OUR BUSINESS

WE HAVE EXPERIENCED SIGNIFICANT GROWTH IN OUR BUSINESS IN RECENT PERIODS AND ANY INABILITY TO MANAGE THIS GROWTH AND ANY ADDITIONAL GROWTH COULD HARM OUR BUSINESS.

     We have rapidly and significantly increased the scale of our operations and anticipate that further significant expansion will be required to address anticipated growth in our client base and market opportunities. This expansion has placed, and is expected to continue to place, a strain on our managerial, operational and financial resources. To the extent that our business continues to grow rapidly, we will need to continue to improve our managerial, operational and financial controls and information systems and procedures and will need to continue to expand, train and manage our overall workforce. If we are unable to manage additional growth effectively, our business could be adversely affected.

BECAUSE WE HAVE A LIMITED OPERATING HISTORY AND A LIMITED HISTORY OF COMBINED OPERATIONS, IT IS DIFFICULT TO EVALUATE OUR BUSINESS AND PROSPECTS.

     We commenced operations in June 1998 and have a limited operating history. We have acquired 15 businesses since our inception. We completed the most recent acquisitions of three companies in March 2000. Accordingly, you have limited information with which to evaluate our business and prospects. As a result, forecasts of our future revenues, expenses and operating results may not be as accurate as they would be if we had a longer history of operations and of combined operations.

WE HAVE A HISTORY OF OPERATING LOSSES AND WE CANNOT ASSURE YOU THAT WE WILL ACHIEVE OPERATING PROFITS.

     We had operating losses of $(2.8) million for the period from June 5, 1998 (inception) to December 31, 1998, and $(4.0) million for the year ended December 31, 1999. Included in the operating loss for such periods are amortization of intangible assets, depreciation, and non-cash stock-based compensation expense of $4.6 million and $18.0 million, respectively. We expect to incur significant expenses over the next several years relating to the expansion of our sales force and our efforts to grow our client base and revenue. We expect to continue to incur operating losses in the foreseeable future primarily due to our growth strategy.

IF WE ARE NOT ABLE TO RAPIDLY INCREASE THE SCALE OF OUR OPERATIONS, WE MAY NOT BE ABLE TO ACCOMMODATE SIGNIFICANT GROWTH IN THE NUMBER OF OUR CLIENTS.

     Our success depends on our ability to provide many different clients with a range of services. In order to maintain and increase our market share, we will need to increase the scale of our operations in a timely manner to service a larger number of clients and the increasing volume of activity generated by those clients. In order to accomplish this increase in scale, we will need to increase the number of our skilled employees and to expand the physical infrastructure to support them. If we fail to do so, we may not be able to efficiently service an increasingly large number of customer interactions within a short period of time. If we are not able to maintain an appropriate level of service, we may develop a negative reputation and lose current or prospective clients and our business could be adversely affected.

WE MAY FAIL TO MEET MARKET EXPECTATIONS BECAUSE OF FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS, WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE.

     Our operating results may fluctuate in the future as a result of a variety of factors, many of which are outside our control. Due to these fluctuations, it is possible that in some future quarters our operating results will fall below the expectations of securities analysts and investors, which could cause the price of our common stock to decline. Factors that may adversely affect our quarterly operating results include:

     - the amount and timing of sales and marketing costs and capital expenditures relating to the expansion of the scale of our operations;

     - the magnitude and timing of marketing programs or acquisitions;

     - delays in executing client contracts or implementing services for our clients;

     - technical difficulties or service interruptions; and

     - the seasonality of some of our clients' businesses.

     In addition, our expense levels are based, in part, on our expectations with regard to future revenues. If we are unable to predict our future revenues accurately, we could experience difficulty adjusting our spending in a timely manner to compensate for unexpected revenue shortfalls. Accordingly, any significant shortfall relative to our expectations could cause declines in our quarterly operating results. We believe that our quarterly revenues, expenses and operating results could vary significantly in the future, and that period-to-period comparisons should not be relied upon as indicators of future performance.

ACQUISITIONS COULD RESULT IN DILUTION, UNFAVORABLE ACCOUNTING CHARGES AND DIFFICULTIES IN SUCCESSFULLY MANAGING OUR BUSINESS.

     We have a history of acquisitions and, as part of our business strategy, we will continue to pursue acquisitions of companies that would complement our existing business. In March 2000, we acquired three businesses and we are in the process of completing their integration. Although we may not be able to find suitable acquisition opportunities on favorable terms, future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities or amortization expenses related to goodwill and other intangible assets, any of which could harm our operating results. Furthermore, future acquisitions may entail numerous risks and uncertainties, including:

     - difficulties in the assimilation of operations, personnel and the information systems of the acquired companies;

     - diversion of management's attention from other business concerns; and

     - potential loss of key employees and clients of acquired organizations.

     We may not be able to successfully integrate any businesses, services or personnel that might be acquired in the future, and our failure to do so could limit our future growth.

     We may have to make contingent payments in connection with our recent acquisitions or future acquisitions based upon whether the acquired company achieves future financial targets. Currently, we have total contingent payment obligations of up to approximately $24.1 million in cash and up to approximately 500,000 shares of common stock in connection with certain of our previous acquisitions. To the extent these payments are made in cash, our liquidity may be adversely impacted. To the extent these payments are made by issuing shares of our common stock, you may experience dilution.

IF WE ARE NOT ABLE TO HIRE, TRAIN AND RETAIN SKILLED SALES PERSONNEL AND OTHER QUALIFIED EMPLOYEES, WE MAY NOT BE ABLE TO SUSTAIN THE GROWTH OF OUR BUSINESS.

     We currently employ a highly skilled sales force and plan to expand this sales force as we increase the scale of our operations. Competition for qualified sales personnel is intense, and we may not be able to hire a sufficient number of sales people with the skills we need. If we are unable to significantly expand our sales force, we may not increase our market share or revenue, which could limit our future growth.

     As a customer relationship management services company, our future profitability and growth also depends in part on our ability to hire, train and retain qualified employees to service our clients' customers. The customer relationship management services industry is labor-intensive and has experienced personnel turnover in the past. If we cannot hire, train and retain a sufficient number of qualified employees, we may not be able to provide top level customer relationship management services as requested by our clients, our expenses could increase and the growth of our business could be adversely affected.

WE RELY ON THE SERVICES OF OUR KEY EXECUTIVE PERSONNEL WHOSE KNOWLEDGE OF OUR BUSINESS WOULD BE DIFFICULT TO REPLACE.

     Our future success depends to a significant degree on the skills, experience and efforts of our senior management, whose knowledge of our business would be difficult to replace. If our key employees left or were seriously injured and unable to work and we were unable to find qualified replacements in a timely manner, our operations could be adversely affected.

WE MAY NOT BE ABLE TO REDEPLOY OUR RESOURCES EFFICIENTLY IN THE EVENT NUMEROUS CLIENT CONTRACTS WERE TERMINATED ON SHORT NOTICE.

     A substantial number of our client agreements, including contracts with some of our larger clients, are terminable upon short notice. Our agreements with our clients generally provide for an initial term of 12 months and continue thereafter unless terminated by either party upon 30 days' notice. These clients may choose to discontinue our services at any time after the initial term and for any reason. Termination of our services by several clients could require us to redeploy resources such as our customer contact employees to the accounts of existing or new clients. If redeployment or reduction of resources could not be achieved in an efficient and timely manner, our business could be adversely affected.

CONTROLLING AND MANAGING OUR CLIENTS' INFORMATION MAY EXPOSE US TO ADDITIONAL BUSINESS RISKS.

     As part of our eCRM services, we manage a broad range of our clients' confidential customer and operational information such as credit card numbers and customer profile information. If our clients' information is or is perceived to be misused, damaged, lost or subject to a security breach, our reputation may be damaged and we may be exposed to a risk of loss or litigation and possible liability. Our security measures may not be sufficient to prevent security breaches and we may incur additional costs in connection with maintaining the integrity of our clients' information in the future.

WE MAY NOT SUCCESSFULLY COMPETE IN OUR INDUSTRY.

     Although we have not experienced intense competition in the market for our services to date, the intensity of competition may increase in the future as existing competitors enhance and expand their service offerings, as new participants enter the market and as companies develop in-house customer service initiatives. Our failure to maintain and enhance our competitive position would limit our ability to maintain or increase our market share, which could adversely affect our business. Increased competition also may result in price reductions, reduced gross margins and loss of market share.

     Our most significant competition is from the in-house customer service initiatives that many of our potential clients have established or plan to establish. It may be difficult for us to displace some of these internally developed operations, many of which have greater financial resources and stronger relationships with the management of our clients than we do. In addition, many third party providers offer one or more of the same services we do, and we face competition from many different sources depending upon the type and range of services needed by a potential client. Our competitors include companies that offer a single service, such as call centers, database management and marketing campaign management companies, as well as companies that offer multiple services. In addition, a number of these providers may establish cooperative relationships among themselves.

     Some of these competitors have longer operating histories than we do. In addition, some of these competitors have greater brand recognition and greater financial, technical, marketing and other resources than we do. As a result, certain of our competitors may be in a stronger position to respond quickly to potential acquisitions and other market opportunities, new or emerging technologies, and changes in client requirements. Competitors with greater financial resources may be able to offer lower prices, additional services or other incentives that we cannot match or do not offer.

INTERNATIONAL EXPANSION OF OUR OPERATIONS COULD ADVERSELY AFFECT OUR BUSINESS.

     To date our operations have been focused on North America. However, we may expand the scope of our operations to service international clients and the international efforts of our domestic clients. International expansion would require significant management attention and financial resources. We could also face additional regulatory requirements, tax liabilities and other risks as we expand internationally. If we were unable to expand our international operations successfully, our business could be adversely affected.

RISKS RELATED TO TECHNOLOGY

OUR MARKET IS SUBJECT TO RAPID TECHNOLOGICAL CHANGE AND TO COMPETE WE MUST CONTINUALLY ENHANCE OUR COMPUTER AND TECHNOLOGY SYSTEMS TO COMPLY WITH EVOLVING STANDARDS.

     To remain competitive, we must continue to enhance and improve the range, responsiveness, reliability and features of our services and underlying computer systems. Our industry is characterized by rapid technological advances, changes in customer preferences, frequent new products and services embodying new technologies and the emergence of new industry standards and practices that could render the technology we use and our systems obsolete. Our success will depend, in part, on our ability to license leading technologies to enhance our existing services and to develop new services. We must continue to address the increasingly sophisticated and varied needs of our clients and respond to technological advances and emerging industry standards on a cost-effective and timely basis. If we are unable to license technology to adapt to changing market conditions, client requirements or emerging industry standards, our business could be adversely affected.

IF THIRD-PARTY SOFTWARE THAT WE USE TO PROVIDE OUR SERVICES SHOULD CEASE TO BE AVAILABLE, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

     We have no significant proprietary technology or development capabilities and are dependent upon third-party software to provide many of our services. If we are unable to continue to obtain key third-party software, delivery of our services could be delayed until we can license equivalent software and integrate it, which could adversely affect our business. In addition, if any of the vendors of our software should cease to provide support for software we use, we may need to find alternative software or support providers, which may not be available on similar or suitable terms.

OUR BUSINESS AND COMPETITIVENESS COULD BE ADVERSELY AFFECTED BY SYSTEMS OR EQUIPMENT FAILURES.

     Our business is significantly dependent on services provided by various local and long distance telephone companies, as well as Internet service providers. A significant increase in the cost of telecommunications service that were not recoverable through an increase in the price of our service, or any significant interruption in telephone or Internet services, could adversely affect our business.

     Our operations are also dependent upon our ability to protect our customer contact centers and our computer and software systems against damage and failures. Damage or failures could result from fire, power loss, equipment malfunctions, systems failures, natural disasters and other causes. If our business or the operations of our clients were interrupted or delayed either from accidents or the intentional acts of others, we may lose revenues and incur significant unanticipated expenses which our insurance may not cover. In addition, in the event of widespread damage or failures at our facilities, our redundancy plans and insurance coverage may not be sufficient.

RISKS RELATED TO OUR INDUSTRY

IF DEMAND FOR OUTSOURCED ECRM SERVICES DOES NOT GROW AS WE EXPECT, THE GROWTH OF OUR BUSINESS MAY BE ADVERSELY AFFECTED.

     The growth of our business depends on the acceptance by companies of outsourced eCRM services. If the market for outsourced eCRM services fails to grow, or grows more slowly than we anticipate, our business could be adversely affected. Most businesses have little or no experience using the Internet for personalized customer service and marketing. We cannot reliably predict the amount of spending on the types of Internet-based customer relationship management services that we offer. In addition, companies that have invested substantial resources to manage customer relationships in-house may be reluctant or slow to accept outsourced solutions that may replace, limit or compete with their existing systems. Companies may resist outsourcing eCRM services for various reasons, including:

     - risks or perceived risks of allowing third-party service providers access to their proprietary information;

     - a desire to retain control over some or all points of contact with their customers;

     - concerns relating to warehousing inventory with a third party; and

     - concerns over the level and quality of services that may be provided by a third party.

     Further, companies that decide to outsource their customer relationship management services may choose to use multiple providers rather than a single integrated provider. Many of our clients are currently not utilizing the full range of our electronic customer relationship management service offerings. If our existing clients do not expand the types of services we provide for them, or if future clients do not purchase our fully integrated solutions, the growth of our business could be adversely affected.

IF ELECTRONIC COMMERCE DOES NOT DEVELOP AS WE ANTICIPATE, THE GROWTH OF OUR BUSINESS MAY BE ADVERSELY AFFECTED.

     The demand for our electronic customer relationship management services will depend on market acceptance of electronic commerce. The growth projections for Internet-related activities included in this prospectus are only estimates by industry analysts and may not prove to be accurate. A number of factors could prevent this acceptance, including the following:

     - buyers may be unwilling to shift from traditional vendors to Internet vendors;

     - the necessary network infrastructure for substantial growth in usage of the Internet may not adequately develop;

     - there may be delays in the development of technologies that facilitate the use of the Internet and electronic commerce;

     - increased government regulation or taxation may adversely affect the viability of electronic commerce;

     - there may be delays in the development of new conventions to handle increased levels of Internet activity;

     - increases in the cost of telecommunications services could make access to the Internet more expensive for consumers, adversely affecting the viability of business-to-consumer electronic commerce; and

     - insufficient availability of telecommunications services or changes in telecommunications services could result in slower response times, adversely affecting the viability of electronic commerce.

     Because our current and prospective clients include companies conducting or seeking to conduct business over the Internet, if usage of the Internet does not continue to grow, or grows at a rate significantly lower than currently projected, our growth could be adversely affected.

BREACHES OF SECURITY ON THE INTERNET MAY SLOW THE GROWTH OF ELECTRONIC COMMERCE AND COULD LIMIT OUR GROWTH.

     A significant barrier to market acceptance of Internet commerce and communication is the concern regarding the secure exchange of valuable and confidential information over public networks. Anyone able to circumvent security measures could misappropriate proprietary, confidential customer information or cause interruptions in our clients' operations. Our clients may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches, reducing their demand for our services. In addition, a well-publicized breach of security could deter consumers and businesses from using the Internet to conduct transactions that involve transmitting confidential information.

WE MAY BE VULNERABLE TO COMPUTER VIRUSES AND OTHER DISRUPTIONS CAUSED BY UNAUTHORIZED OR ILLEGAL ACCESS TO OUR SYSTEMS THAT COULD NEGATIVELY AFFECT THE QUALITY OF OUR SERVICES AND EXPOSE US TO ADDITIONAL COSTS IN THE FUTURE.

     Our systems may be vulnerable to computer viruses and other disruptions caused by unauthorized or illegal access to our systems, which we may be required to allocate additional resources to protect against or correct. In addition, eliminating computer viruses and alleviating other disruptive problems may require interruptions, delays or changes in our delivery of services to our clients' customers. On-line service providers have in the past experienced, and in the future may experience, interruptions of service as a result of the accidental or intentional actions of Internet users and current and former employees. The measures we take to prevent these problems may not be sufficient to prevent these disruptions in the future.

CHANGES IN GOVERNMENT REGULATION COULD ADVERSELY AFFECT OUR BUSINESS.

     Although there currently are few laws or regulations directly governing access to or commerce on the Internet, due to the increasing popularity and use of the Internet, any number of state, federal or foreign laws and regulations may be adopted regarding matters such as privacy, pricing and taxation. Other matters potentially subject to new laws and regulations include acceptable content and distribution and quality of products and services.

     Any new legislation could inhibit growth in use of the Internet and decrease the acceptance of the Internet as a communications and commercial medium, which could in turn decrease the demand for our services or otherwise have a material adverse affect on our future operating performance.

     Because a portion of our current business involves company-initiated customer contacts, we are required to comply with the Federal Communications Commission's rules under the Federal Telephone Consumer Protection Act of 1991 and the Federal Trade Commission's regulations under the Federal Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994, both of which govern telephone solicitation. In the event that we decide to expand our outbound telemarketing services, such rules and regulations would apply to a larger percentage of our business. Additionally, we could be responsible for our failure, or the failure of our clients, to comply with regulations applicable to our clients.

     We collect and analyze data from various applications, including Internet applications, which enable us to capture and use information about our clients' customers. Government regulation that limits our clients' use of this information could reduce the demand for our services. A number of jurisdictions have adopted, or are considering adopting, laws that restrict the use of customer information from Internet applications. In the United States, the Children's Online Privacy Protection Act was enacted in October 1998. The Federal Trade Commission has enacted rules implementing this legislation imposing disclosure obligations on Internet sites collecting personally identifiable data from children under the age of 13. In addition, the Federal Trade Commission is investigating privacy practices of businesses that collect information on the Internet. These and other privacy-related initiatives could reduce demand for some of the features of our eCRM services.

RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE MAY BE HIGHLY VOLATILE AFTER THIS OFFERING.

     Prior to the offering, there has been no public market for our common stock and there can be no assurance that an active trading market will develop or be sustained after the offering. The initial public offering price for our common stock was determined by negotiations between us and the representatives of the underwriters, and may not be representative of the price that will prevail in the open market. Factors that may cause the market price of the common stock to fluctuate significantly after the offering include:

     - variations in our results of operations;

     - future sales of common stock;

     - our announcement or that of our competitors and others of technological innovations or new products or services;

     - conditions or trends in the Internet and online commerce industries;

     - changes in the economic performance and/or market valuations of other electronic commerce enabling and online retail companies;

     - announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

     - additions or departures of key personnel;

     - market analysts' estimates of our performance; and

     - general market conditions.

     The public markets have experienced volatility that has particularly affected the market prices of securities of many Internet-related companies for reasons that have often been unrelated to operating results. This volatility may adversely affect the market price of our common stock and our visibility and credibility in the markets.

     In the past, following periods of market volatility in the price of a company's securities, security holders have instituted class action litigation. Many companies in the technology sector have been subject to this type of litigation. If the market value of our stock experiences adverse fluctuations, and we become involved in this type of litigation, regardless of the outcome, we could incur substantial legal costs and our management's attention could be diverted, causing our business to suffer.

AFTER THIS OFFERING, OUR PRINCIPAL STOCKHOLDERS AND MANAGEMENT WILL STILL BE ABLE TO EXERCISE A CONTROLLING INFLUENCE OVER OUR BUSINESS AND AFFAIRS.

     Immediately after the offering, our two principal stockholders, Willis Stein & Partners and BCI Partners, and our management collectively will
beneficially own      % of our common stock, or      %, if the underwriters'
over-allotment option is exercised in full, assuming no exercise of options outstanding as of the date of the offering. As a result, if these stockholders act or vote together, they will be able to exercise significant control over all matters requiring approval by our stockholders, including the election of directors and approval of mergers and other significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control that might otherwise benefit our stockholders.

FUTURE SALES OF OUR COMMON STOCK MAY HURT OUR MARKET PRICE.

     A substantial number of shares of our common stock will be available for resale within a short period of time after the offering, including 10,899,388 outstanding shares of common stock into which shares of our Series A preferred stock and Series B convertible preferred stock will convert automatically upon the consummation of this offering. Holders of 13,568,805 shares of our common stock have the right to require us to register their shares with the Securities and Exchange Commission. We also intend to register all shares of our common stock that we may issue upon exercise of options granted under our option plans. Once we register these shares, they can be freely sold in the public market. We also have contingent obligations to issue up to 500,000 shares of our common stock in connection with certain of our previous acquisitions. If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity securities in the future at times and prices that we deem appropriate.

WE MAY SPEND A SIGNIFICANT PORTION OF THE NET PROCEEDS OF THIS OFFERING IN WAYS WITH WHICH YOU MAY NOT AGREE.

     A significant portion of the net proceeds of this offering are not allocated for specific uses. Our management will have broad discretion to spend the net proceeds from this offering in ways with which you may not agree. The failure of our management to apply these funds effectively could result in unfavorable returns. This could have a material and adverse effect on our business, results of operations and financial condition, and could cause the price of our common stock to decline.

WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE AND IT MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS.

     The development of our business may require significant additional capital in the future to, among other things, fund our operations, expand the range of services we offer and finance future acquisitions and investments. A portion of the net proceeds of this offering will be used to repay our existing credit facility. Upon repayment, we anticipate such credit facility will be terminated and no replacement facility will be in place at the time this offering is completed. There is no assurance that additional financing will be available on terms favorable to us, or at all. The effect of any such financing on our financial condition or operating results is also uncertain.

     Our ability to obtain additional financing will be subject to a number of factors, including market conditions, our operating performance and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financings unattractive to us. If we are unable to raise additional capital, our growth could be impeded.

YOU WILL EXPERIENCE IMMEDIATE AND SIGNIFICANT DILUTION OF BOOK VALUE PER SHARE.

     The initial public offering price of our common stock is substantially higher than the net tangible book value per share of the outstanding common stock immediately after this offering. If you purchase our common stock in this
offering, you will incur immediate dilution of approximately $          in the
net tangible book value per share of common stock from the price you pay for our common stock in this offering. See "Dilution."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about our industry and us. These statements may be found in the sections of this prospectus entitled, "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," and in this prospectus generally. These statements may be identified by the use of words such as "expect," "estimate," "anticipate," "believe," "intend," "plan", "will" and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, as more fully described in the "Risk Factors" section and elsewhere in this prospectus. We undertake no obligation to update any forward-looking statements after the date of this prospectus.

     This prospectus includes estimates made by independent parties related to market size and growth. Those estimates involve a number of assumptions and limitations. We cannot assure you that those estimates of market size are accurate or that those projections of market growth will be achieved.

                                USE OF PROCEEDS

     We estimate that the net proceeds we will receive from the sale of shares of common stock in this offering will be approximately
$          million at an assumed initial public offering price of $     per
share, or approximately $          million if the underwriters exercise their
over-allotment option in full, after deducting the underwriting discounts and estimated expenses of this offering.

     We expect to use approximately $62 million of the net proceeds of this offering to repay our existing credit facility and approximately $4.2 million to pay accumulated dividends on our Series B convertible preferred stock. On November 30, 1999, Protocol Services, formerly Protocol Communications, and Media Express, each wholly-owned subsidiaries of Protocol, entered into a credit agreement with a group of financial institutions to refinance existing loans and provide funds for acquisitions and for general corporate purposes. The credit agreement provides for maximum borrowings, under separate facilities, of up to $124 million in the aggregate, of which $62 million was outstanding as of March 31, 2000. Amounts borrowed under this facility bear interest at a floating rate based on either the Eurodollar rate or the Prime rate and averaged approximately 10% at December 31, 1999. The maturity dates of the various term loans and the termination date of the revolving credit facility included in the credit agreement range from November 30, 2004 to November 30, 2006.

     We expect to use the remaining net proceeds to finance the continued growth of our business and for general corporate purposes, including payment of contingent obligations of up to $5.6 million relating to certain of our previous acquisitions. We may also use a portion of the net proceeds to acquire additional businesses. However, although we are often in discussions concerning possible acquisitions, we do not currently have any binding commitments to make any acquisitions.

     We have not yet determined the amount of net proceeds, if any, to be used specifically for each of the foregoing purposes, other than the repayment of indebtedness and accumulated dividends as described above. Accordingly, management will have significant flexibility in applying the net proceeds of the offering remaining after repayment of the debt and payment of the dividends. Pending their use as described above, we intend to invest the net proceeds of this offering in interest-bearing instruments.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock, and we do not anticipate paying cash dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business.

     Any future determination to pay cash dividends on our common stock will be at the discretion of the board of directors and will depend upon our financial condition, operating results, capital requirements and such other factors as the board of directors deems relevant.

                                 CAPITALIZATION

     The following table sets forth our cash and cash equivalents and capitalization as of December 31, 1999:

     - on an actual basis;

     - on a pro forma basis to give effect to the three acquisitions in March 2000 as if they had occurred on December 31, 1999; and

     - on a pro forma as adjusted basis to give effect to:

          - the automatic conversion of the Series A preferred stock and the Series B convertible preferred stock into 10,899,388 shares of common stock upon consummation of this offering;

          - the sale of           shares of common stock offered by us in this
            offering, after deducting the underwriting discounts and estimated offering expenses payable by us;

          - the repayment of our existing credit facility; and

          - the payment of accumulated dividends on our Series B convertible preferred stock.

     The table excludes:

     - 630,436 shares of common stock issuable upon the exercise of stock options outstanding as of December 31, 1999 under our stock and option plans with a weighted average exercise price of $4.67 per share;

     - shares of common stock issuable upon the exercise of stock options granted under our 2000 option plan upon completion of this offering at an exercise price equal to the initial public offering price; and

     - the issuance of up to 500,000 shares of common stock which may be issued in 2001, in connection with outstanding contingent obligations relating to certain of our acquisitions.

     Please read this table together with the sections of this prospectus entitled "Selected Historical Consolidated Financial Data", "Unaudited Pro Forma Consolidated Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

                                                                    AS OF DECEMBER 31, 1999
                                                              ------------------------------------
                                                                                        PRO FORMA
                                                               ACTUAL     PRO FORMA    AS ADJUSTED
                                                              --------    ---------    -----------
                                                               (IN THOUSANDS, EXCEPT SHARE DATA)
Cash and cash equivalents...................................  $  9,444    $  9,592
                                                              ========    ========
Long-term debt, including current portion...................  $ 65,752    $ 80,856
                                                              --------    --------
Capital lease obligations, including current portion........     1,770       1,924
                                                              --------    --------
Preferred Stock, $.001 par value per share, 22,150,000
  shares authorized; 10,899,388 shares issued and
  outstanding on an actual basis; 10,899,388 shares issued
  and outstanding on a pro forma basis; and no shares issued
  and outstanding on a pro forma as adjusted basis..........    73,944      73,944
                                                              --------    --------
Stockholders' equity (deficit):
Common stock, $.001 par value per share, 40,000,000 shares
  authorized; 3,895,250 shares issued and 2,469,417
  outstanding on an actual basis; 4,095,250 shares issued
  and outstanding on a pro forma basis; and 2,669,417 shares
  issued and outstanding on a pro forma as adjusted basis...         4           4
Additional paid-in capital..................................        --       1,514
Stockholders' notes receivable..............................      (263)       (263)
Deferred compensation.......................................      (198)       (198)
Accumulated other comprehensive loss........................        (8)         (8)
Accumulated deficit.........................................   (50,557)    (50,557)
Treasury stock..............................................   (10,800)    (10,800)
                                                              --------    --------
         Total stockholders' equity (deficit)...............   (61,822)    (60,308)
                                                              --------    --------
         Total capitalization...............................  $ 79,644    $ 96,416
                                                              ========    ========

                                    DILUTION

     Our pro forma net tangible book value (deficit) as of December 31, 1999 was $(121,939), or $(32.61) per share. Pro forma net tangible book value (deficit) per share, after giving effect to all of our acquisitions to date, represents the total amount of our tangible assets, which equals total assets less intangible assets, reduced by the total amount of our liabilities and Series A preferred stock or Series B convertible preferred stock, divided by the number of shares of common stock outstanding as of December 31, 1999. After giving effect to the automatic conversion of all outstanding shares of Series A preferred stock and Series B convertible preferred stock into 10,899,388 shares of common stock upon the consummation of this offering and the sale of shares of our common stock in this offering, after deducting the underwriting discounts and estimated offering expenses, and the application of the estimated net proceeds therefrom, including repayment of our existing credit facility and payment of accumulated dividends on our Series B convertible preferred stock, our pro forma as adjusted net tangible book value as of December 31, 1999 would
have been $          , or $     per share. This represents an immediate increase
in pro forma as adjusted net tangible book value of $     per share to existing
stockholders and an immediate dilution in pro forma as adjusted net tangible
book value of $     per share to new investors.

     Dilution per share represents the difference between the price per share to be paid by new investors and the net tangible book value per share immediately after this offering. The following table illustrates this per share dilution:

                                                                    AS OF
                                                              DECEMBER 31, 1999
                                                              ------------------
Assumed initial public offering price per share.............             $
Pro forma net tangible book value per share as of December
  31, 1999..................................................  $
Increase per share attributable to new investors............
                                                              ------
Pro forma net tangible book value per share after this
  offering..................................................
                                                                         ------
Dilution per share to new investors.........................             $
                                                                         ======

     The following table sets forth, as of December 31, 1999, the differences between the total consideration paid and the average price per share paid by existing investors and by new investors purchasing shares in this offering:

                                 SHARES PURCHASED     TOTAL CONSIDERATION      AVERAGE
                                 -----------------    --------------------      PRICE
                                 NUMBER    PERCENT     AMOUNT     PERCENT     PER SHARE
                                 ------    -------    --------    --------    ---------
Existing stockholders..........                  %                      %      $
New investors..................                  %                      %      $
                                 ------     -----     -------      -----
          Total................             100.0%                 100.0%
                                 ======     =====     =======      =====

     The foregoing table does not reflect:

     - 630,436 shares of common stock issuable upon exercise of options outstanding as of December 31, 1999 under our stock and option plans at a weighted average exercise price of $4.67 per share;

     - shares of common stock issuable upon the exercise of stock options to be granted under our 2000 option plan upon completion of this offering at an exercise price equal to the initial offering price; and

     - the issuance of up to 500,000 shares of common stock which may be issued in 2001 in connection with outstanding contingent obligations relating to certain of our previous acquisitions.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following selected historical consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and related notes thereto included elsewhere in this prospectus.

     The selected historical consolidated financial data presented below as of December 31, 1998 and 1999, and for the period from inception (June 5, 1998) to December 31, 1998 and for the year ended December 31, 1999 are derived from the consolidated financial statements of Protocol Communications, Inc., which consolidated financial statements have been audited by KPMG LLP, independent certified public accountants.

                                                                 PERIOD FROM
                                                                 JUNE 5, 1998        YEAR ENDED
                                                                (INCEPTION) TO      DECEMBER 31,
                                                              DECEMBER 31, 1998         1999
                                                              ------------------    -------------
                                                              (IN THOUSANDS, EXCEPT SHARE AND PER
                                                                          SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue.....................................................      $   14,138         $   80,689
Cost of services............................................           8,222             42,428
                                                                  ----------         ----------
       Gross profit.........................................           5,916             38,261
Operating expenses:
     Selling, general and administrative....................           4,078             24,317
     Depreciation and amortization..........................           3,500             16,251
     Stock-based compensation expense.......................           1,110              1,742
                                                                  ----------         ----------
       Operating loss.......................................          (2,772)            (4,049)
                                                                  ----------         ----------
Other (income) expense:
  Interest expense..........................................             798              7,105
  Interest income...........................................             (10)              (108)
  Other expense (income)....................................              44                 30
                                                                  ----------         ----------
       Total other expense..................................             832              7,027
                                                                  ----------         ----------
Loss before income taxes....................................          (3,604)           (11,076)
Income tax expense (benefit)................................            (854)             1,606
                                                                  ----------         ----------
       Net loss.............................................          (2,750)           (12,682)
Accretion to Series A and B preferred stock redemption
  values....................................................            (199)              (408)
Excess consideration over redemption value paid to Series A
  preferred stockholders....................................              --            (38,398)
Series B preferred stock dividends..........................              --               (675)
                                                                  ----------         ----------
Net loss attributable to common stockholders................      $   (2,949)        $  (52,163)
                                                                  ==========         ==========
Basic and diluted net loss per share........................      $    (1.26)        $   (14.74)
                                                                  ==========         ==========
Weighted average shares of common stock outstanding used in
  computing basic and diluted net loss per share............       2,345,952          3,539,781
                                                                  ==========         ==========
OTHER DATA:
Adjusted EBITDA(1)..........................................      $    1,838         $   13,944

                                                              AS OF DECEMBER 31,
                                                              -------------------
                                                               1998        1999
                                                              -------    --------
                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $   528    $  9,444
Working capital (deficit)...................................     (223)      8,736
Total assets................................................   45,328      94,836
Long-term debt, including current portion...................   29,808      65,752
Total long-term liabilities.................................   30,082      63,267
Total Series A preferred stock and Series B convertible
  preferred stock...........................................    8,965      73,944
Stockholders' deficit.......................................   (1,712)    (61,822)

---------------
(1) Adjusted EBITDA represents earnings before interest and financial charges, income taxes, depreciation and amortization and stock based compensation expense which is a non-cash item. We have included information concerning adjusted EBITDA, which is not a measure of financial performance under generally accepted accounting principles, because we believe that it is used by certain investors as one measure of financial performance. Adjusted EBITDA should not be construed as an alternative to operating income, as determined in accordance with generally accepted accounting principles, or as a measure of liquidity. Adjusted EBITDA as measured by us may not be comparable to similarly titled measures reported by other companies.

                              UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL STATEMENTS

                             BASIS OF PRESENTATION

     The following unaudited pro forma consolidated statement of operations gives effect to the acquisition by Protocol of Cross-Industry Communications and MBS Communications in February 1999, of Blue Line Promotions in April 1999 and of Media Express in May 1999 (the "1999 Acquired Companies") and of Canicom, Carroll Ventures, and Saligent in March 2000 (the "2000 Acquired Companies") as if each acquisition had occurred on January 1, 1999. The unaudited pro forma consolidated balance sheet gives effect to the acquisitions of the 2000 Acquired Companies as if each acquisition had occurred on December 31, 1999. These statements are based on the historical consolidated financial statements of the Company and the unaudited financial statements of the acquired companies, and the estimates and assumptions set forth below and in the notes to the unaudited pro forma consolidated financial statements.

     The effect of the acquisitions of the 2000 Acquired Companies has been presented using the purchase method of accounting, and, accordingly, the purchase price was allocated to the assets and liabilities assumed based upon management's best preliminary estimate of fair value with any excess purchase price being allocated to goodwill or other identifiable intangible assets. The preliminary allocation of the purchase price will be subject to further adjustments, which are not anticipated to be material, as we finalize the allocations of the purchase price in accordance with generally accepted accounting principles. The pro forma adjustments related to the purchase price allocations of the 2000 Acquired Companies represent management's best estimate of the effects of the acquisitions.

     The pro forma adjustments are based upon estimates, currently available information and certain assumptions that management deems appropriate. The unaudited pro forma consolidated financial data presented herein are not necessarily indicative of the results we would have obtained had such events occurred on January 1, 1999, as assumed, or of our future results. The unaudited pro forma consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included elsewhere in this prospectus.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                                   FOR THE YEAR ENDED DECEMBER 31, 1999
                                         ---------------------------------------------------------
                                              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                                                                      PRO FORMA
                                                          1999           2000        ACQUISITION
                                           ACTUAL     ACQUISITIONS   ACQUISITIONS    ADJUSTMENTS
                                         ----------   ------------   ------------   --------------
Revenue................................  $   80,689    $    7,977    $    23,758       $    --
Cost of services.......................      42,428         4,335         11,555            --
                                         ----------    ----------    -----------       -------
        Gross profit...................      38,261         3,642         12,203            --

Operating expenses:
  Selling, general and
    administrative.....................      24,317         1,913         10,228           341(a)
  Depreciation and amortization........      16,251           283            483         4,464(b)
  Stock-based compensation expense.....       1,742            --             --            --
                                         ----------    ----------    -----------       -------
        Operating income (loss)........      (4,049)        1,446          1,492        (4,805)

Other expense..........................       7,027           147            480         1,521(c)
Income tax expense (benefit)...........       1,606           799             --          (534)(d)
                                         ----------    ----------    -----------       -------
        Net income (loss)..............  $  (12,682)   $      500    $     1,012       $(5,792)
                                         ==========    ==========    ===========       =======
Net loss attributable to common
  stockholders.........................  $  (52,163)
                                         ==========
Basic and diluted net loss per share...  $   (14.74)
                                         ==========
Weighted average shares used in
  computing basic and diluted net loss
  per share............................   3,539,781
                                         ==========

                                            FOR THE YEAR ENDED DECEMBER 31, 1999
                                         -------------------------------------------
                                         (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                                          PRO FORMA
                                                           OFFERING       PRO FORMA
                                         PRO FORMA      ADJUSTMENTS(F)   AS ADJUSTED
                                         ----------     --------------   -----------
Revenue................................  $ 112,424
Cost of services.......................     58,318
                                         ----------     --------------    --------
        Gross profit...................     54,106
Operating expenses:
  Selling, general and
    administrative.....................     36,799
  Depreciation and amortization........     21,481
  Stock-based compensation expense.....      1,742
                                         ----------     --------------    --------
        Operating income (loss)........     (5,916)
Other expense..........................      9,175
Income tax expense (benefit)...........      1,871
                                         ----------     --------------    --------
        Net income (loss)..............  $ (16,962)
                                         ==========     ==============    ========
Net loss attributable to common
  stockholders.........................  $ (56,443)                       $
                                         ==========                       ========
Basic and diluted net loss per share...  $  (15.09)(e)                    $
                                         ==========                       ========
Weighted average shares used in
  computing basic and diluted net loss
  per share............................  3,739,781(e)
                                         ==========                       ========

See accompanying notes to unaudited pro forma consolidated financial statements.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1999
                                 (IN THOUSANDS)

                                                             ASSETS
                                                                            PRO FORMA                  PRO FORMA
                                                              2000         ACQUISITION                  OFFERING       PRO FORMA
                                               ACTUAL    ACQUISITIONS(G)   ADJUSTMENTS   PRO FORMA   ADJUSTMENTS(I)   AS ADJUSTED
                                              --------   ---------------   -----------   ---------   --------------   -----------
Current assets:
  Cash and cash equivalents.................  $  9,444       $   148         $    --     $  9,592
  Accounts receivable, net..................    17,120         7,067              --       24,187
  Amounts due from officers.................       181            --              --          181
  Prepaids and other current assets.........     1,438            40              --        1,478
                                              --------       -------         -------     --------         ---          --------
        Total current assets................    28,183         7,255              --       35,438

Property and equipment, net.................    12,795         2,566              --       15,361
Goodwill and other intangible assets, net...    50,464            --          11,167(g)    61,631
Deferred issuance costs, net................     3,171            --              --        3,171
Other assets................................       223           771            (470)(g)      524
                                              --------       -------         -------     --------         ---          --------
        Total assets........................  $ 94,836       $10,592         $10,697     $116,125
                                              ========       =======         =======     ========         ===          ========

                                         LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Current portion of long-term debt.........  $  5,182       $    --         $    --     $  5,182
  Current portion of capital lease
    obligations.............................       879            78              --          957
  Accounts payable..........................     3,354         3,373            (597)(g)    6,130
  Accrued liabilities.......................     9,747           624            (627)(g)    9,744
  Customer deposits.........................        --           981              --          981
  Deferred revenue..........................       280           315              --          595
  Income taxes payable......................         5            --              --            5
  Other liabilities.........................        --           408              --          408
                                              --------       -------         -------     --------         ---          --------
        Total current liabilities...........    19,447         5,779          (1,224)      24,002
Long-term debt, less current portion........    60,570         2,665          12,439(g)    75,674
Deferred tax liabilities....................     1,563            --              --        1,563
Capital lease obligations, less current
  portion...................................       891            76              --          967
Other liabilities...........................       243            40              --          283
                                              --------       -------         -------     --------         ---          --------
        Total liabilities...................    82,714         8,560          11,215      102,489
                                              --------       -------         -------     --------         ---          --------
Series B convertible preferred stock........    73,658            --              --       73,658
Series A preferred stock....................       286            --              --          286
                                              --------       -------         -------     --------         ---          --------
        Total preferred stock                   73,944            --              --       73,944
                                              --------       -------         -------     --------         ---          --------
Stockholders' equity (deficit):
Common stock................................         4           866            (866)(h)        4
Additional paid-in capital..................        --            29             (29)(h)    1,514
                                                                               1,514(g)
Stockholders' notes receivable..............      (263)           --              --         (263)
Deferred compensation.......................      (198)           --              --         (198)
Accumulated other comprehensive income......        (8)           --              --           (8)
Accumulated earnings (deficit)..............   (50,557)        1,137          (1,137)(h)  (50,557)
Treasury stock..............................   (10,800)           --              --      (10,800)
                                              --------       -------         -------     --------
        Total stockholders' equity
          (deficit).........................   (61,822)        2,032            (518)     (60,308)
                                              --------       -------         -------     --------         ---          --------
        Total liabilities and stockholders'
          equity (deficit)..................  $ 94,836       $10,592         $10,697     $116,125
                                              ========       =======         =======     ========         ===          ========

See accompanying notes to unaudited pro forma consolidated financial statements.

              NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL
                                   STATEMENTS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS ADJUSTMENTS

(a) During 1999, certain employees of the acquired companies did not draw salaries or had salaries at levels that were significantly different than the employment contracts entered into with the Company. The pro forma adjustment to selling, general and administrative expense reflects an increase in compensation expense to reflect the compensation and benefits for those employees that are specified in employment contracts entered into at the date of acquisition.

(b) The pro forma adjustment to depreciation and amortization reflects an increase in amortization expense to reflect the amortization of intangible assets associated with the purchase of the 1999 Acquired Companies for the period from January 1, 1999 to the date of each acquisition and for the 2000 Acquired Companies for the entire year ended December 31, 1999.

(c) The pro forma adjustment to other expense reflects an increase in interest expense due to the increase in long-term debt incurred by the Company to finance the purchase of the 2000 Acquired Companies. The actual interest rate on the debt associated with the acquisitions was 10%. A change of 1/8 percent in the interest rate would result in a change in interest expense and net loss of $16.

(d) The pro forma adjustment to income expense reflects the increase in foreign income tax expense related to the acquisition of Media Express, a Canadian corporation, in May 1999 for the period from January 1, 1999 through April 30, 1999.

(e) Pro forma loss per share reflects the actual weighted average shares of common stock outstanding adjusted to include an increase of 200,000 shares to reflect the shares of common stock issued in connection with the purchase of the 2000 Acquired Companies.

(f) The pro forma offering adjustments reflect the issuance of           shares
    of common stock in this offering, assuming an initial public offering price
    of $          , and the application of the estimated net proceeds to repay the existing credit facility, to pay accumulated dividends on the Series B convertible preferred stock and increase cash. The pro forma adjustment reflects the reduction of historical interest expense associated with the credit facility but does not effect any interest income generated by the proceeds in excess of the repayment of the credit facility and accumulate dividends.

PRO FORMA CONSOLIDATED BALANCE SHEET ADJUSTMENTS

(g) The 2000 acquisition adjustments and pro forma acquisition adjustments reflect the acquisitions of Canicom, Carroll Ventures and Saligent for consideration valued at approximately $14,106. The 2000 Acquisitions will be accounted for as purchases. The purchase price is comprised of the following:

                                                                   TOTAL
                                                                  -------
    Purchase Consideration:
      Cash......................................................  $11,842
      Issuance of common stock..................................    1,514
                                                                  -------
              Total purchase consideration......................   13,356
    Direct costs of acquisitions................................      750
                                                                  -------
              Total purchase price..............................  $14,106
                                                                  =======

     The anticipated purchase price allocation and related effects of such allocation on the unaudited pro forma consolidated balance sheet are as follows:

                                                                   TOTAL
                                                                  -------
    Tangible assets and liabilities:
      Cash and cash equivalents.................................  $   148
      Accounts receivable, net..................................    7,067
      Prepaids and other current assets.........................       40
      Property and equipment, net...............................    2,566
      Other assets..............................................      771
      Accounts payable..........................................   (3,373)

  Accrued liabilities..............................................................................       (624)
  Customer deposits................................................................................       (981)
  Deferred revenue.................................................................................       (315)
  Other liabilities................................................................................       (408)
  Long-term debt...................................................................................     (2,665)
  Capital lease obligations........................................................................       (154)
  Other liabilities................................................................................        (40)
                                                                                                     ---------
     Net tangible assets...........................................................................      2,032
     Adjustments to net tangible assets............................................................        907
                                                                                                     ---------
     Adjusted net tangible assets..................................................................      2,939
                                                                                                     ---------
Intangible assets:
  Noncompete agreements............................................................................        865
  Customer base....................................................................................      2,592
  Workforce in place...............................................................................      1,296
  Goodwill.........................................................................................      6,414
                                                                                                     ---------
          Total intangible assets..................................................................     11,167
                                                                                                     ---------
          Total purchase price allocation..........................................................  $  14,106
                                                                                                     =========

     Intangible assets are expected to include noncompete agreements, customer base, workforce in place and goodwill, which will be amortized over their useful lives. The useful lives that are currently being used by Protocol relate to intangible assets for similar acquisitions by Protocol are two years for noncompete agreements, three years for customer base, 12 months for workforce in place and 10 years for goodwill. Protocol is in the process of completing full valuations of the tangible and intangible assets. In management's opinion, the preliminary estimates regarding the allocation of the purchase price and amortization periods are not expected to differ materially from the final allocation.

     The adjustments to net tangible assets and liabilities reflects the impact of certain provisions of the asset purchase agreements of the 2000 Acquired Companies that excluded certain acquired assets and liabilities, which results in a reduction of other assets of $470 and accrued liabilities of $1,377.

     In connection with the purchases of the 2000 Acquired Companies, Protocol paid off approximately $2,170 and $597 of the acquired companies' long-term debt and accounts payable, respectively, through its credit facility. The net effect resulted in an increase in long-term debt and a decrease in accounts payable of $597.

(h) The pro forma adjustment to stockholders' equity reflects the elimination of the historical equity balances of the 2000 Acquired Companies and the issuance of 200,000 shares of Protocol's common stock with a value of $1,514.

(i) The pro forma adjustment gives effect to the automatic conversion of all outstanding shares of Series A preferred stock and Series B convertible preferred stock into 10,899,388 shares of common stock upon the consummation
    of this offering and the sale of                shares of common stock at an
    assumed initial offering price of $               , and the application of
    the estimated net proceeds to repay the existing credit facility of
    $               and to pay accumulated dividends of $               on the
    Series B convertible preferred stock.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes thereto which appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below and elsewhere in this prospectus, particularly in "Risk Factors."

OVERVIEW

     We are a leading provider of electronic customer relationship management
(eCRM) services that enable our clients to identify, acquire and retain their customers. We design and implement sales, marketing, fulfillment and other customer relationship programs which utilize the Internet and other communication channels. Our broad range of services enables our clients to expand their customer bases, increase the frequency and quality of customer interactions and enhance opportunities to sell their products or services. We are able to integrate our services, allowing our clients to manage their customer relationships through a single service provider and concentrate on developing their core businesses.

     We began operations in June 1998 through the acquisition and integration of three businesses. During 1998, we acquired and integrated an additional five businesses. In 1999, we acquired and integrated four businesses, and through March 2000, we have acquired and are in the process of integrating an additional three businesses. These acquisitions expanded our service offerings and our capacity. The acquisitions are summarized below:

DATE                                          BUSINESS ACQUIRED
----                                          -----------------
June 1998                - Operators Standing By and Sweet, Schatz and Lewis
                         - Protocol Communications Services
                         - U.S. Telefactors
July 1998                - Answerphone of Florida
November 1998            - Anserphone of New Orleans, Anserve and Anserphone Systems
                         - Strategic Alternatives
                         - Quick Response
December 1998            - The Scribers
February 1999            - MBS Communications
                         - Cross-Industry Communications
April 1999               - Blue Line Promotions
May 1999                 - Media Express
March 2000               - Saligent
                         - Carroll Ventures
                         - Canicom

     The aggregate purchase price paid in connection with these acquisitions was approximately $82.3 million, including cash of $74.6 million, 1,973,500 shares of common stock at fair market value, and $2.8 million in notes to sellers. In addition we are obligated to make certain contingent cash and stock payments in connection with certain of these acquisitions. All of our acquisitions have been accounted for using the purchase accounting method. These acquisitions created approximately $77.7 million of goodwill and intangible assets.

     We derive revenue from strategic marketing, customer contact, fulfillment and market research services provided to contracted clients. Our customer contracts generally provide for an initial term of 12 months and continue thereafter unless terminated by either party on 30 days' notice. The pricing of these services varies per client based on a variety of factors, including the value of the services to the client, the complexity of the services provided, the breadth of the services provided, and the amount of customization required. In general services are billed on a per transaction, time or per employee basis, and market research is generally billed on a project basis. We also derive revenue from services provided to initiate a project, such as training and set-up. These services are generally billed up-front on a time or per project basis. Revenue is recognized at the time service is performed. Clients are normally invoiced on a weekly or monthly basis. Revenue for services billed in advance are deferred until the service is performed and are included in deferred revenue in the accompanying consolidated balance sheets. On a pro forma basis for the year ended December 31, 1999, taking into account all of our acquisitions to date, our largest customer accounted for 4% of total revenue, our 10 largest customers accounted for 26% of revenue and our 50 largest customers accounted for 50% of our revenue.

     Our cost of services consists primarily of wages and benefits for personnel directly involved in providing services to clients, principally our customer contact representatives. Also included are communications costs, consisting primarily of telephone and Internet access costs and the cost of fulfillment supplies such as packaging. Our clients are typically billed directly by the third-party provider for communications costs including telephone and Internet access fees. Under this scenario we do not include these costs in either our revenue, in the form of increased pricing, or our cost of services.

     Our selling, general and administrative expenses consist primarily of expenses related to: facilities; information technology development and services and professional services; salaries, commissions, benefits and related expenses for sales, marketing, finance, customer support, training and information technology personnel; and marketing costs.

     Depreciation for capital assets is computed using the straight-line method over the useful life of the assets, generally three to seven years. Intangible assets associated with acquisitions are amortized on a straight-line basis over the periods expected to be benefited, generally one to 10 years.

     Stock-based compensation, a non-cash expense, consists of the difference, on the date of grant, between the fair value of our stock and the amount a recipient must pay to acquire the stock.

     Income tax expense (benefit) is recorded under the asset and liability method. Deferred tax assets, liabilities and provisions are measured using enacted tax rates in accordance with local requirements.

RESULTS OF OPERATIONS

     The following table sets forth our results of operations expressed as a percentage of revenue for the period presented. Note that our discussion relates to our operations for approximately seven months in 1998 and 12 months in 1999, which makes period-to-period comparisons in absolute dollars less meaningful.

                                                         PERIOD FROM JUNE 5,
                                                          1998 (INCEPTION)       YEAR ENDED
                                                          TO DEC. 31, 1998      DEC. 31, 1999
                                                         -------------------    -------------
Revenue................................................         100.0%              100.0%
Cost of services.......................................          58.2                52.6
                                                                -----               -----
  Gross profit.........................................          41.8                47.4
Operating expenses:
  Selling, general and administrative..................          28.8                30.1
  Depreciation and amortization........................          24.8                20.1
  Stock-based compensation expense.....................           7.9                 2.2
                                                                -----               -----
  Operating loss.......................................         (19.6)               (5.0)
                                                                -----               -----
Interest expense, net..................................           8.8                 8.7
Other expense..........................................           0.3                  --
                                                                -----               -----
  Loss before income taxes.............................         (25.5)              (13.7)
Income tax provision (benefit).........................          (6.0)                2.0
                                                                -----               -----
  Net loss.............................................         (19.5)%             (15.7)%
                                                                =====               =====

YEAR ENDED DECEMBER 31, 1999 COMPARED TO THE PERIOD FROM JUNE 5, 1998 (INCEPTION) TO DECEMBER 31, 1998

Revenue

     Revenue for the year ended December 31, 1999 increased by $66.6 million, or 471%, to $80.7 million from $14.1 million for the period from June 5, 1998 (inception) to December 31, 1998. The increase was primarily the result of the contribution of a full year's revenue in 1999 of the acquisitions made during 1998 and the contribution of approximately $24 million due to the four acquisitions made in 1999. The acquisitions made in 1998 contributed approximately $57 million to 1999 revenue compared to approximately $48 million in annualized revenue for 1998. This represents year over year growth of approximately $9.0 million or 19%. This growth was a result of average price increases, increased number of services provided to new and existing clients, the addition of new clients and growth within the business of existing clients requiring greater use of our services.

Cost of Services

     Cost of services for the year ended December 31, 1999 increased by $34.2 million, or 416%, to $42.4 million from $8.2 million for the period from June 5, 1998 (inception) to December 31, 1998. This was primarily the result of an increase in the number of employees who performed client services from approximately 1,300 at the end of 1998 to approximately 3,000 at the end of 1999, as well as moderate increases in communications costs related to increased volumes. A significant number of these employees were added as a result of the acquisitions made during this period.

     Gross profit increased as a percentage of revenue from 41.8% for the period from June 5, 1998 (inception) to December 31, 1998 to 47.4% for the year ended December 31, 1999 due primarily to overall price increases which resulted from a shift to higher value-added services including the addition of Internet-related services. Direct labor decreased as a percentage of revenue from 53.8% for the period from June 5, 1998 (inception) to December 31, 1998 to 44.2% for the year ended December 31, 1999. Somewhat offsetting these factors was an increase in communications costs as a percentage of sales from 3.3% for the period from June 5, 1998 (inception) to December 31, 1998 to 6.5% for the year ended December 31, 1999. This was the result of an increase in services where communication costs are included in the pricing of our contracts. This in turn was partially offset by an overall decrease in communications costs resulting from new contracts with our communications carriers.

Selling, General and Administrative Expenses

     Selling, general and administrative expenses for the year ended December 31, 1999 increased by $20.2 million, or 493%, to $24.3 million from $4.1 million for the period from June 5, 1998 (inception) to December 31, 1998. This was primarily due to an increase in the number of non-customer contact employees, from approximately 280 at the end of 1998 to approximately 580 at the end of 1999. Most of these employees were added as a result of the acquisitions made during this period.

     As a percentage of revenue, selling, general and administrative expenses increased to 30.1% for the year ended December 31, 1999 from 28.8% for the period from June 5, 1998 (inception) to December 31, 1998. The increase was due primarily to an increased number of employees in site operations, such as client services and training, and was partially offset by efficiencies in the executive and finance departments.

Depreciation and Amortization

     Depreciation expense for the year ended December 31, 1999 increased by $2.6 million, or 487%, to approximately $3.1 million from approximately $0.5 million for the period from June 5, 1998 (inception) to December 31, 1998. This increase reflects a full year of depreciation in 1999 compared to approximately seven months of depreciation for 1998 which added approximately $0.8 million in depreciation expense. In addition, capital expenditures of approximately $5.0 million during the year ended

December 31, 1999 increased depreciation expense by approximately $1.1 million. Capital expenditures of approximately $4.0 million related to the acquisitions made in 1999 added approximately $0.7 million to depreciation expense.

     Amortization expense for the year ended December 31, 1999 increased by $10.2 million, or 343%, to approximately $13.2 million from approximately $3.0 million for the period from June 5, 1998 (inception) to December 31, 1998. This increase reflects a full year of amortization in 1999 compared to seven months of amortization for 1998 which added approximately $4.5 million in amortization expense. In addition, acquisitions in 1999 and related payments added approximately $27.0 million of goodwill and intangible assets during the year ended December 31, 1999, approximately $5.6 million of which was amortized in 1999.

Stock-Based Compensation

     Stock-based compensation, a non-cash expense, for the year ended December 31, 1999 increased by $0.6 million, or 57%, to $1.7 million from approximately $1.1 million for the period from June 5, 1998 (inception). This was due to options and grants issued during 1999 at less than fair market value.

Interest Expense, Net

     Interest expense net of interest income for the year ended December 31, 1999 increased by $6.2 million, or 788%, to $7.0 million from $0.8 million for the period from June 5, 1998 (inception) to December 31, 1998. The increase reflects a full year of interest in 1999 compared to approximately seven months of interest in 1998 and an increase in long-term debt and capital lease obligations from approximately $32.2 million at December 31, 1998 to $67.5 million at December 31, 1999. This increased debt is primarily related to financing for acquisitions made during this period.

Income Tax Provision

     For the period from inception (June 5, 1998) to December 31, 1998, we recorded a tax benefit of $0.9 million on a loss before income taxes of $3.6 million. We recorded an income tax benefit based on its operating projections at the time. For the year ended December 31, 1999, we recorded income tax expense of $1.6 million on a loss before income taxes of $11.1 million. The income tax expense is the result of taxable income in foreign and state jurisdictions and the impact of an increase in the valuation allowance against our deferred tax assets. We increased our valuation allowance after considering all available objective evidence, both historical and prospective, with the criteria and guidance established under SFAS No. 109.

     At December 31, 1999, we had net operating loss carryforwards for federal and state income tax purposes of approximately $1.5 million and $6.9 million, respectively, which are available to offset future taxable income, if any. The federal net operating loss carryforwards expire in 2019. State net operating loss carryforwards expire on various dates beginning in 2004. Pursuant to the Tax Reform Act of 1986, annual utilization of our net operating loss carryforwards and other tax attributes may be limited if a cumulative change in ownership of more than 50% occurs within a three year period. We have not determined whether there has been such a cumulative change in ownership or the impact on the utilization of the loss carryforwards if such change has occurred.

SELECTED QUARTERLY RESULTS OF OPERATIONS

     The tables below set forth statements of operations data for the period from June 5, 1998 (inception) to September 30, 1998, and for each of the five consecutive quarters ending December 31, 1999. This information was derived from our unaudited consolidated financial statements. The unaudited information for each quarter has been prepared on substantially the same basis as the audited statements included in other parts of this prospectus and includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the results of such periods. You should read this information in conjunction with our consolidated financial statements and the related notes elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of the operating results of any future period and therefore, conclusions should not be drawn about our future results. Our quarterly operating results may fluctuate as a result of a variety of factors. Please see "Risk Factors - We may fail to meet market expectations because of fluctuations in our quarterly operating results, which could cause our stock price to decline" on page 7 of this prospectus for a detailed description of the factors that may affect our operating results.

                                        PERIOD FROM
                                       JUNE 5, 1998                            QUARTER ENDED
                                      (INCEPTION) TO     ---------------------------------------------------------
                                         SEPT. 30,       DEC. 31,    MAR. 31,    JUNE 30,    SEPT. 30,    DEC. 31,
                                           1998            1998        1999        1999        1999         1999
                                      ---------------    --------    --------    --------    ---------    --------
                                                                      (UNAUDITED)
                                                 (IN THOUSANDS, EXCEPT AS PERCENTAGE OF TOTAL REVENUES)
STATEMENT OF OPERATIONS DATA
Revenue.............................      $ 5,580        $ 8,558     $14,351     $18,747      $21,528     $26,063
Cost of services....................        3,427          4,795       8,205       9,792       10,762      13,669
                                          -------        -------     -------     -------      -------     -------
    Gross profit....................        2,153          3,763       6,146       8,955       10,766      12,394
Operating expenses:
  Selling, general and
    administrative..................        1,744          2,334       4,670       5,826        6,805       7,016
  Depreciation and amortization.....        1,434          2,066       2,988       4,611        4,312       4,340
  Stock-based compensation
    expense.........................          975            135       1,146         271           41         284
                                          -------        -------     -------     -------      -------     -------
    Operating income (loss).........       (2,000)          (772)     (2,658)     (1,753)        (392)        754
Other income (expense), net.........          (28)           (16)          6          22           --         (58)
Interest income (expense), net......         (357)          (431)       (773)     (1,092)      (1,312)     (3,820)
                                          -------        -------     -------     -------      -------     -------
Loss before income taxes............       (2,385)        (1,219)     (3,425)     (2,823)      (1,704)     (3,124)
Income tax provision (benefit)......         (565)          (289)       (193)        352          945         502
                                          -------        -------     -------     -------      -------     -------
    Net loss........................      $(1,820)       $  (930)    $(3,232)    $(3,175)     $(2,649)    $(3,626)
                                          =======        =======     =======     =======      =======     =======

                                        PERIOD FROM
                                       JUNE 5, 1998
                                      (INCEPTION) TO
                                         SEPT. 30,       DEC. 31,    MAR. 31,    JUNE 30,    SEPT. 30,    DEC. 31,
                                           1998            1998        1999        1999        1999         1999
                                      ---------------    --------    --------    --------    ---------    --------
AS A PERCENTAGE OF TOTAL REVENUES
Revenue.............................       100.0%         100.0%      100.0%      100.0%       100.0%      100.0%
Cost of services....................        61.4           56.0        57.2        52.2         50.0        52.4
                                           -----          -----       -----       -----        -----       -----
    Gross profit....................        38.6           44.0        42.8        47.8         50.0        47.6
Operating expenses:
  Selling, general and
    administrative..................        31.3           27.3        32.5        31.1         31.6        26.9
  Depreciation and amortization.....        25.7           24.1        20.8        24.6         20.0        16.7
  Stock-based compensation
    expense.........................        17.5            1.6         8.0         1.4          0.2         1.1
                                           -----          -----       -----       -----        -----       -----
    Operating income (loss).........       (35.9)          (9.0)      (18.5)       (9.3)        (1.8)        2.9
Other income (expense), net.........        (0.5)          (0.2)         --         0.1           --         (.2)
Interest income (expense), net......        (6.4)          (5.0)       (5.4)       (5.8)        (6.1)      (14.7)
                                           -----          -----       -----       -----        -----       -----
Loss before income taxes............       (42.8)         (14.2)      (23.9)      (15.0)        (7.9)      (12.0)
Income tax provision (benefit)......       (10.1)          (3.4)       (1.3)        1.9          4.4         1.9
                                           -----          -----       -----       -----        -----       -----
    Net loss........................       (32.7)%        (10.8)%     (22.6)%     (16.9)%      (12.3)%     (13.9)%
                                           =====          =====       =====       =====        =====       =====

LIQUIDITY AND CAPITAL RESOURCES

     We have funded our operations and met our capital expenditure requirements primarily through cash flows from operations, funds from the private placement of equity securities, borrowings from a credit facility maintained with a group of lending institutions and capital leases. As of December 31, 1999, we had cash and cash equivalents of approximately $9.4 million and working capital of approximately $8.7 million. Through December 31, 1999, we raised approximately $22.6 million, net of related costs, through two private equity transactions.

     At December 31, 1999, our outstanding debt consisted primarily of $63.0 million under the credit facility. Amounts borrowed under this facility bear interest at a floating rate based on either the Eurodollar rate or the prime rate, approximately 10.1% as of December 31, 1999. Additionally, as of December 31, 1999, we had approximately $4.5 million of other debt outstanding, consisting of notes payable to sellers related to acquisitions and capital lease obligations. At December 31, 1999, we were obligated to pay approximately $7.1 million related to certain acquisitions, based on their performance in 1999. We will use a portion of the proceeds from this offering to repay the outstanding indebtedness under our credit facility. It is anticipated that the facility will be terminated after we repay the indebtedness and no replacement facility will be in place at the time this offering is completed.

     In June 1998, we issued 6,113,929 shares, a warrant to purchase 348,677 shares of Series A preferred stock and a warrant to purchase 100,000 shares of common stock for $7.9 million, net of related costs. We used the proceeds from this sale for acquisitions and to fund operations. In November 1999, we issued 119,963 shares of our Series AB mandatorily redeemable preferred stock for $947,708. All shares were subsequently redeemed in December 1999 for $947,708 with no reissuance. Also in November 1999, all outstanding warrants were converted into 100,000 shares of Class A common stock and 348,677 shares of Series A preferred stock. In December 1999, under the terms of a recapitalization agreement, we issued 10,693,634 shares of our Series B convertible preferred stock for $81.0 million. As part of the recapitalization, 1,335,333 shares of Class A common stock, 90,500 shares of Class B common stock and 6,256,852 shares of Series A preferred stock for $57.5 million, using proceeds from the issuance of Series B convertible preferred stock.

     Net cash used in operating activities was approximately $1.0 million for the period from June 5, 1998 (inception) to December 31, 1998 and $3.0 million for the year ended December 31, 1999. This was primarily the result of net losses of approximately $2.8 million for the period ended December 31, 1998 and $12.7 million for the year ended December 31, 1999.

     Net cash used in investing activities was approximately $32.8 million for the period from June 5, 1998 (inception) to December 31, 1998 and $37.3 million for the year ended December 31, 1999, primarily in conjunction with the acquisitions noted above. Capital expenditures were $0.7 million for the period ended December 31, 1998 and $5.0 million for the year ended December 31, 1999.

     Net cash provided by financing activities for the period from June 5, 1998 (inception) to December 31, 1998 was $34.4 million, consisting primarily of $27.0 million net of related costs from borrowings under the credit facility and $7.9 million net of related costs from a private equity financing, net of $0.5 million in payments on other debt. For the year ended December 31, 1999, net cash provided by financing activities was approximately $49.2 million, which consisted primarily of $30.6 million from net borrowings under the credit facility, $14.7 million net of related costs from a private equity financing and $7.0 million from accrued obligations related to acquisitions, net of $3.2 million in payments on other debt.

     At December 31, 1999, we were obligated to pay approximately $7.1 million and 150,000 shares of our common stock in connection with certain acquisitions made in 1999 based on their performance in 1999. In addition, we may be required to pay an aggregate of up to $5.6 million in cash based on post closing audits and performance for the acquisitions made in 2000 and up to an additional $18.5 million in cash and up to 500,000 shares of our common stock based on the future performance of certain acquisitions made in 1999 and 2000. Of these amounts, up to $5.6 million is payable in the first half of 2000 and up to $18.5 million payable in the second half of 2001.

     We believe our current cash and cash equivalents in addition to the net proceeds from this offering will be sufficient to support our operations, capital expenditures and various repayment obligations under lease agreements for the next 12 months. We will use a portion of the proceeds of this offering to repay the outstanding indebtedness under the credit facility, at which time we anticipate the facility will be terminated, to pay contingent obligations related to certain of our past acquisitions and to pay outstanding dividends. We intend to make significant investments related to the expansion of our sales activities and in the area of business-to-business marketing which could have a negative impact on our liquidity. We may be required to raise additional funds if funds generated from these sources are insufficient to satisfy our liquidity requirements. There can be no assurance that such additional financing would be available on acceptable terms, if at all. In addition, although there are presently no binding commitments or agreements with respect to any acquisitions, in the future we may consummate such transactions, which may require us to raise additional funds. Any material acquisition could have a negative effect on liquidity depending upon the amount, timing and nature of the consideration paid.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, collectively referred to as derivatives, and for hedging activities. SFAS 133 requires the recognition of all derivatives as either assets or liabilities in the statement of financial position and the measurement of those instruments at fair value. We are required to adopt this standard in the first quarter of fiscal year 2001 pursuant to SFAS No. 137, which was issued in June 1999 and which delays the adoption of SFAS 133 until that time. We expect that the adoption of SFAS 133 will not have a material impact on our financial position or results of operations.

     In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants ("AcSEC"), issued Statement of Position 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 requires the capitalization of certain internal costs related to the implementation of computer software obtained for internal use. We adopted SOP 98-1 in the first quarter of 1999. Costs incurred in the preliminary project stage are expensed as incurred while costs incurred during the development stage are capitalized. Capitalized computer software costs are amortized over their estimated useful life of three years. As of December 31, 1999, capitalized software costs were approximately $941,000. Depreciation of capitalized software costs for the year ended December 31, 1999 was approximately $157,000.

     In April 1998, the AcSEC issued Statement of Position 98-5, Reporting Costs of Start-Up Activities ("SOP 98-5"). Under SOP 98-5, the cost of start-up activities should be expensed as incurred. Start-up activities are broadly defined as those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation or organizing a new entity. This standard, which we adopted in the first quarter of 1999, did not have any material impact on our financial position or results of operations.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

     Our exposure to market risk from changes in interest rates relates primarily to increases or decreases in the amount of interest income we can earn on our investments and on increases or decreases in the amount of interest expense we must pay with respect to any outstanding debt instruments. We had total debt under the credit facility of $63 million at December 31, 1999. We will use a portion of the proceeds of this offering to repay this outstanding indebtedness, at which time we anticipate the facility will be terminated. The risk associated with fluctuating interest expense is limited to those debt instruments and credit facilities that are tied to market rates. We do not plan to use derivative financial instruments in our investment portfolio. We plan to ensure the safety and preservation of our invested funds by limiting default risk, market risk and reinvestment risk. We plan to mitigate default risk by investing in high-credit securities.

                                    BUSINESS

     Protocol is a leading provider of electronic customer relationship management (eCRM) services that enable our clients to identify, acquire and retain their customers. We design and implement sales, marketing, fulfillment and other customer relationship programs which utilize the Internet and other communication channels to provide integrated end-to-end, high value-added solutions designed to address all the eCRM needs of our clients.

     We provide comprehensive solutions to address all of our clients' customer relationship management needs. We categorize these solutions broadly into the three groups described below. We are increasingly providing our suite of Internet-enabled customer management capabilities such as click to chat, click to call, automated and live e-mail response management, and other similar tools to provide customized services to address these client needs in response to changing customer preferences. We believe our broad range of services allows our clients to expand their customer bases, increase the frequency and quality of customer interactions and enhance opportunities to sell their products or services. Our ability to provide integrated, end-to-end solutions enables our clients to manage their customer relationships through a single service provider and concentrate on developing their core businesses.

CLIENT NEEDS                      SELECT SERVICES PROVIDED TO OUR CLIENTS
------------                      ---------------------------------------
Marketing and           - Review of targeted customer profile and marketing goals
Development of          - Development of tailored marketing strategies to
Customer Care           acquire/retain customers
Strategies/Solutions    - Consultative, strategic retreat sessions with clients

Customer Contact        - Customer inquiry response and lead generation for
  and e-Fulfillment     potential customers
                        - Cross-selling, up-selling and next-selling through direct customer contact
                        - Customer service and help desk
                        - Order processing services
                        - Inventory management and returns processing
                        - Customized pick, pack and ship fulfillment services

Real-Time Feedback      - Aggregation and analysis of customer contact data,
  and Analysis          including customer profiling, list processing and database hosting
                        - Consultation regarding enhancement of existing marketing programs

     We believe we are uniquely positioned to continue to build upon our leadership position in the rapidly emerging eCRM industry through our extensive network of customer contact facilities, our ability to quickly develop and execute large projects, our integrated end-to-end solution capability and our consultative approach to implementing solutions for our clients. As of March 31, 2000, we had contracts with over 200 clients, including Bigwords.com, Cable & Wireless, IBM, Intuit, Shell Energy Services and ShopTalk.com. We target clients leveraging the Internet as part of their business strategy, including companies in the Fortune 2000 who have or are developing a presence on the Internet while maintaining their traditional businesses as well as select businesses operating exclusively on the Internet. We currently service clients through our network of over 4,300 employees and 19 customer contact centers in the United States and Canada. Our non-proprietary, open architecture technology systems allow us to extend our capabilities and to implement new client solutions in a short timeframe.

INDUSTRY OVERVIEW

The E-Commerce Industry

     According to an eMarketer report of December 1999, approximately 850,000 businesses currently offer goods, services and information over the Web. Competition among online businesses is intense with new companies launching commercial Websites every day. eMarketer estimates that the number of actively maintained business Websites will grow to 2.3 million worldwide by the year 2002. In addition, IDC predicts that worldwide business-to-business and business-to-consumer commerce conducted over the Internet, will increase from approximately $50 billion in 1998 to approximately $1.3 trillion in 2003.

     While commerce conducted over the Internet, or e-commerce, has grown significantly, studies have shown that there is generally a low level of satisfaction with the e-commerce experience. According to Forrester Research, approximately 66% of Web shopping carts are abandoned before purchases are completed, and of those attempted, more than 25% fail. The Boston Consulting Group has reported that 43% of Internet shoppers failed to complete an attempted purchase during the last 12 months. Nearly one-half of all customer service e-mails go unanswered. Moreover, in the fourth quarter of 1999, high order volume combined with insufficient customer service support and product fulfillment capabilities resulted in a number of e-commerce companies being unable to meet delivery deadlines, provide responsive customer services or maintain satisfactory inventory levels. We believe that multiple customer service needs are not being fully met in the current e-commerce environment.

The eCRM Opportunity

     We believe that many e-commerce companies have focused their Internet-related investments to create online storefronts and to advertise to consumers with the objective of creating brand awareness and achieving market leadership. As e-commerce evolves, we believe our clients and prospective clients must focus on acquiring customers more efficiently and converting Website visits into lasting and profitable customer relationships. To do so, and as part of developing successful e-commerce strategies, we believe that companies must establish eCRM capabilities designed to:

     - deliver prompt, effective, easy to use, quality customer service;

     - develop and execute effective, targeted marketing analysis and programs;

     - efficiently and courteously respond to customer inquiries in real-time by e-mail, online chat, fax or phone;

     - develop facilities and an operational infrastructure that can satisfy rapidly increasing volume requirements, particularly Web-based requirements;

     - accept and process customer orders and inquiries in real-time, 24 hours a day, seven days a week in a secure, easy to use environment;

     - execute billing and payment functions such as secure credit card processing, sales and other tax calculations, date verification and fraud detection in real-time;

     - pick, pack and ship customer orders promptly and accurately; and

     - process product returns and customer refunds.

     Faced with the growing cost and operational complexities of developing comprehensive eCRM services, many companies are seeking to outsource these mission critical business functions. According to Forrester Research, U.S. corporate spending on outsourced e-commerce implementation is expected to increase from $10.6 billion in 1999 to $64 billion in 2003. By outsourcing this mission critical business function to us, our clients can establish their e-commerce presence with reduced upfront expenses, gain considerable time to market and access marketing, customer contact and fulfillment services capable of expanding as their businesses grow, all while providing the required high level of customer service.

     The outsourcing of these eCRM services must be transparent to the customers to enable the client to maintain brand recognition and customer loyalty. Typically, outsourced customer service providers have focused on a single function, such as information technology, call center management, credit card processing, warehousing or package delivery. We believe this narrow focus creates several customer service challenges for companies looking to outsource more than one of these functions, including the need to manage multiple outsource service providers, share sensitive information with multiple service providers and integrate information developed through these providers into their internal systems. Outsourcing these services to multiple vendors also increases the risk of delivering a less transparent, less customer service oriented solution, potentially jeopardizing brand recognition and customer loyalty.

     We believe that a substantial market opportunity exists for eCRM service providers who can offer scaleable, end-to-end services which combine technological infrastructure, in-depth understanding of their clients' businesses, management expertise, and training resources to effectively and efficiently serve their clients' long-term needs. These needs are best served by providing the level of customer service needed to increase customer loyalty and increase revenues.

OUR SOLUTION

     Our objective is to help our clients increase their revenues and enhance customer loyalty by serving as their outsourced provider of customer relationship management solutions. Because customer satisfaction plays such a critical role in the success of any business, we believe that the creation and implementation of a successful customer relationship strategy provides our clients with a competitive advantage. We have assembled the intellectual capital, service offerings, technologies and management to address all components of our clients' relationships with their customers. We believe we possess many industry-leading attributes that can be leveraged to the benefit of our clients and which are unique in the eCRM market today.

Proven track record of quality scaleable eCRM services

     We were an early entrant into the emerging eCRM services market and believe that we are currently the largest provider of end-to-end eCRM solutions in North America. We currently employ over 4,300 people, operate 19 customer contact centers and have over 200 clients across a wide variety of industries. We currently handle an average of 4.8 million customer contacts a month. As a result of our established network of customer contact centers and our considerable industry experience relative to smaller competitors, we believe that clients can rely upon us to successfully and rapidly design and implement solutions. Our non-proprietary, open architecture technology systems allow us to extend our capabilities and deliver our solutions to meet the urgent time constraints and growing volume requirements faced by our clients. For example, we were able to develop and implement a major e-mail response system for an online retailer within three weeks which handled over 450,000 e-mails during a two month period.

Integrated end-to-end approach

     We provide comprehensive eCRM solutions enabling our clients to manage their customer relationships through a single service provider. We have built an end-to-end suite of services that provides our clients with seamless, high-quality support for their customers. For example, we may contact a potential customer for a client to introduce a product or service to a prospective market. This initial contact may lead to customer inquiries that we are able to answer across multiple channels including e-mail, VoIP and other more traditional channels. We can assist a customer in placing an order and provide the necessary back-end order processing and inventory management. Finally, we can pick, pack and ship this customized order from our fulfillment centers. We believe this seamless, transparent customer service experience results in easier outsourcing for our clients and in better e-commerce experiences for their customers.

Consultative approach tailored to the needs of our clients

     We believe that Protocol utilizes a unique consultative approach to the provision of eCRM services. We work with each client individually to develop a tailored marketing strategy. Once a strategy has been developed, the client's needs are mapped against our suite of service offerings and available tools. We then implement and monitor this strategy, providing feedback and analysis for further refinement. For example, we host strategic sessions with the marketing teams of many of our clients throughout our engagements to provide feedback and work together to develop enhancements to their marketing programs.

OUR STRATEGY

     Our mission is to be the leading provider of eCRM solutions to businesses leveraging the Internet as part of their business strategy. To achieve this objective, we plan to:

Leverage our ability to provide consultative, integrated end-to-end eCRM solutions

     We believe that each of our clients typically needs and wants fully-integrated, Internet-based customer relationship management solutions which can address all aspects of the customer relationship continuum, from identifying potential new customers to servicing those customers following a sale. We have built an experienced direct sales team skilled in selling comprehensive solutions in a consultative environment. Our approach is focused on understanding the needs of our clients and working with them to develop comprehensive solutions that optimize the value of their customers. We believe that our broad range of service offerings together with our consultative approach differentiates us from our competitors. We intend to continue to leverage this advantage to attract new clients.

     In addition, in many cases a client may initially opt for less than the full suite of our services when they begin a relationship with us. We believe that by promoting our complete suite of services we will extend our relationships with many of our existing clients. We have been highly successful in expanding an initial contract for one or two services into an enhanced arrangement as clients experience our superior execution and take advantage of our strategic feedback and analysis. For example, a client may retain us to manage their e-mail response system and later expand this service to include live customer services or fulfillment. We will continue to focus on this type of expansion as an important driver of growth.

Capitalize on our "early mover" advantage in the market for eCRM services

     We believe that in advance of other traditional customer service businesses, we recognized the critical role of customer service to Internet commerce providers and migrated our core businesses into the e-commerce market through the implementation and installation of advanced hardware and software platforms at each of our major customer contact centers and data centers. As an "early mover" in the eCRM market, we have achieved scale, introduced a comprehensive range of services, and developed a proven, satisfied client base. We believe we are well positioned to continue to be among those setting the standards of performance in our industry. We intend to leverage our large, diverse group of customers and our broad range of services to continue to grow and diversify our revenue base. We expect to continue to use our "early mover" status as a significant advantage in identifying new business opportunities and competing against new market entrants which often provide limited services or focus on a particular niche market.

Further penetrate existing client accounts by providing additional high-quality, value-added eCRM services

     We believe that building long-term relationships with our clients is an important part of our business. Today, many of our clients have multiple departments and divisions under the umbrella of a parent company, each of which may individually need our services. This offers us the opportunity to provide the same or similar services to multiple divisions or departments of existing clients and thereby increase our revenues. For example, after successful implementation of our eCRM solutions for Sears Craftsman brand, we were hired to provide similar services first for Sears Kenmore and subsequently for Sears DieHard brand. We believe there is a large opportunity for similar growth across our current client base.

Access new geographic markets and develop new products and services

     We have designed our business model and Internet-based technology infrastructure to be scalable to allow our operations to grow as opportunities arise, and our clients' needs increase. We believe there are numerous expansion opportunities in geographic markets in North America and in Europe, as well as product development opportunities across the e-commerce spectrum. Potential areas for service expansion include offering a broader range of transaction processing, Website development and hosting services, and additional data mining and warehousing tools. We intend to selectively expand into these additional markets and services to take advantage of incremental growth opportunities.

Pursue strategic acquisitions and partnerships

     As part of our growth strategy, we will continue to pursue acquisitions of companies that offer strategic competencies or technologies, geographic diversity, additional capacity or attractive management talent. For example, we recently acquired a high-quality, value-added e-fulfillment business that increased our fulfillment capacity while adding strong management personnel. We employ a team of acquisition professionals who continue to search for appropriate candidates across multiple service offerings. We have identified a substantial group of potential acquisition candidates which we may pursue in the future.

     In addition, we intend to pursue partnerships with certain providers of one or more related e-commerce services outside the suite of services that we offer. These partners may include sophisticated, commercial Web design companies, which create the vehicles for entry into the Internet-based marketing arena, and which we believe may provide a source of potential new customers for our eCRM services.

OUR ECRM SOLUTIONS

     We provide comprehensive solutions that assist our clients in successfully managing the entire spectrum of their customer relationships. The table below presents a sampling of the services we provide or that we have been contracted to provide to some of our clients and select tools we employ to implement these services (listed alphabetically):

                                SELECT PROTOCOL SERVICES                            SELECT PROTOCOL TOOLS
                         ---------------------------------------   --------------------------------------------------------
                                       RETENTION &
                                      MAXIMIZATION     MARKETING                 CLICK TO
                         IDENTIFY/   (CUSTOMER CARE,       &                      CHAT;                             WEB
                          ACQUIRE       UP-SELL &      DATABASE               CLICK TO CALL;                     NAVIGATION
CLIENT                    (SALES)      CROSS-SELL)     SERVICES    E-MAIL        WEB CHAT        COLLABORATION    SUPPORT
------                   ---------   ---------------   ---------   ------   ------------------   -------------   ----------
American Telecast......        X              X              X
Intuit.................        X              X                         X
Productivity Point
  International........        X              X              X          X                                X              X
Quoteship.com..........        X              X                         X              X                 X
Shell..................        X              X                         X
ShopTalk.com...........        X              X              X          X              X                 X

                         SELECT PROTOCOL TOOLS
                         ----------------------

CLIENT                   E-FULFILLMENT   OTHER
------                   -------------   ------
American Telecast......                       X
Intuit.................                       X
Productivity Point
  International........                       X
Quoteship.com..........                       X
Shell..................                       X
ShopTalk.com...........          X            X

SERVICES WE PROVIDE TO OUR CLIENTS

Assisting Clients to Target New Customers

     Strategic Market Planning. Working closely with our clients, we provide strategic market planning services to design comprehensive marketing programs that most effectively accomplish the clients' goals. For example, this service might include recommendations on how to most effectively design a campaign to reach new customers by conducting research to understand the elements that drive buying behavior and which utilizes many of our service offerings. We continue to play an increasingly larger role in providing strategic planning input to assist our clients in meeting their marketing challenges. We believe that our ability to implement effective marketing solutions differentiates us from our competitors and is a key factor in our success.

     Pre-Sales Customer Support. Pre-sales customer support includes dissemination of product and company information, lead generation and lead qualification. These activities assist a client in effectively marketing a product or service or identifying likely customers. Although use of the Internet is increasing in this area, the role of the customer contact representative remains critical in providing this service. Our professional representatives are able to establish a rapport with the prospective customer, speak knowledgeably about a product or service being offered and correctly manage a variety of responses in both the business-to-business and business-to-consumer environments. In one case, we provided pre-sales support to a fitness company, which at the time of our initial contract had a customer contact to completed sale ratio of 8%. After we implemented our marketing strategy, the customer contact to sales ratio increased to 25% and the client has been able to raise the price per unit of its product from approximately $400 to approximately $1,200 over several years during the course of our engagement.

Assisting Clients to Acquire Customers

     Customer Sales. A customer sale is the essence of customer acquisition. Our services involve selling products or services to our clients' customers, as well as adding sales to informational inquiries or assisting a potential customer to complete a purchase from a Website. This may include helping our clients' customers navigate our clients' Websites to place orders and also processing orders from the Website or through toll-free phone numbers listed in our clients' catalogs. We offer automated and live services that provide the transactional processing of sales orders such as credit card processing and order processing and management. The need for our customer sales services is driven in part by the increasing number of direct sales of higher technology products, an increased focus on business-to-business sales and the increased use of the Internet as a commercial medium. In addition, it is driven by the difficulty that users have experienced completing transactions over the Internet.

     E-fulfillment. Our e-fulfillment services include all the steps necessary to execute a customer order. We offer our clients inventory management, fulfillment and distribution services, including processing, picking, warehousing, labeling, e-mail notifications and arranging for the timely and cost-effective delivery of customer orders to the correct destination. We have the capability to provide both product and literature fulfillment and to accept incoming orders from either an entirely Web-based or multi-channel environment. By offering fulfillment services, we facilitate sales from the initial point of contact through the delivery of a product ordered.

Serving Clients with Ongoing Customer Contact Services

     Sales-Related Customer Care. After our client has established a relationship with a customer, we provide a variety of services to enable the client to realize the fullest value from that relationship. Post-sales customer care services include online or telephonic customer service, help desk services, processing of returned items and general information dissemination. Our services are built on the premise that building lifetime customer relationships and taking advantage of cross-sale, up-sale and next-sale opportunities offers a high incremental return on the customer care investment for our clients. For example, we provide a manufacturer of consumer electronics products with technical help desk and general post-sale customer service through live contact, e-mail and Web collaboration to help its customers resolve technical questions relating to products they have purchased. In addition, we offer these help desk and similar services to potential customers of our clients to provide them with a better experience which we believe ultimately results in an increased probability of later sales.

Assisting Clients in Retaining their Customers

     Market Surveys. We develop and implement market surveys to evaluate the results of our clients' strategic marketing and sales campaigns. We also provide surveys to judge the satisfaction of current customers and to assess the needs of potential new customers. For example, Protocol has been performing market surveys for a leading high technology company whose business focus includes the manufacture of computers, software development and networking services. The surveys provide the client with information on its products as well as key competitive products. With the information gained, our client has the opportunity to improve their product line and to initiate contact with customers who express less than complete satisfaction.

     Data Mining and Warehousing. Data mining and warehousing services include the statistical analysis of the extensive data aggregated through our other customer relationship management services. Data mining services can uncover patterns and relationships hidden in existing databases of customers or prospective customers which in turn help to determine the characteristics of customers who are most likely to purchase a product, upgrade their purchases or leave for a competitor. This information enables our clients to take appropriate action with respect to these customers to maximize customer satisfaction. By providing this research to our clients, we can assist them in significantly reducing marketing expenses, increasing sales and building customer satisfaction. For example, we helped a leading specialty foods retailer by analyzing trend information generated through automated and live interaction services. Based on the analysis, we designed a marketing program to up-sell and cross-sell on a specific product mix which resulted in increased customer satisfaction and greater margin on the product offerings.

Analysis and Feedback

     We believe a distinguishing feature of our solutions is our ability to provide ongoing analysis and feedback to improve our services and help our clients to improve their marketing programs. Once a strategy has been executed, our technology infrastructure allows us to capture real-time data from our client's customers regarding customer satisfaction, customer inquiries, customer profiles and related data. Once collected, this data is analyzed and measured against the goals established by the client to determine the success of the clients' customer service strategy. We continually refine our services to ensure that we are effective in meeting the objectives set by our clients. We believe that this approach of providing real time feedback regarding our clients' customer satisfaction and our consultative analysis of this data is unique in our industry and represents one of our more important value-added services.

     In addition to the ongoing feedback and regular interaction between our account service representatives and our clients, we have periodic strategic retreats with many of our clients. During a retreat we review not only the current programs, but also strategize about the other marketing challenges that our clients may be facing. On past retreats, we have worked with our clients to develop customized solutions to meet our client's marketing challenges. For example, we recommended that a learning center client offer its technology certification classes at night for students who because of their jobs could not attend classes held during the day. These evening classes, which became the most popular classes offered by this client, increased the client's revenues while allowing it to maximize the use of existing resources such as classrooms and computers.

TOOLS WE UTILIZE TO PROVIDE OUR SERVICES

     We provide the services described above through the following suite of tools (presented alphabetically):

     Click to Call. Click to Call is the process of generating an outbound call from a customer contact center based on a user request, or click, at a Website. The specific technical process may vary by site, but, in general, the user and the customer contact representative converse over an ordinary telephone line after the request for a call is generated at a Website.

     Click to Chat. Click to Chat involves the real-time exchange of information via text over the Internet. We expect click to chat to be one of the more effective tools for eCRM customer support. Typically, a customer would click on the "chat" button located on our client's Website. One of our representatives would then engage the customer in an online text based discussion in a real-time environment. Click to chat services can range from one-to-one interaction to interaction among a community or group of visitors to a client's Website.

     Collaboration. Collaboration is a process in which a Website user and a customer contact representative work together sharing multimedia information in the form of Web pages, text, audio and video, while at the same time they communicate with click to chat, click to call, or VoIP. Protocol considers collaboration to be the most powerful demonstration of eCRM customer support because it permits actual electronic one-to-one marketing, with the delivery of a specific message to an individual user.

     Direct Mail and Printing. We have the capability to produce, print, personalize and distribute marketing and informational documents such as postcards, brochures and newsletters for our clients. This may range from preparing and mailing several million pieces for a direct mail campaign to specialty projects for a smaller, more targeted marketing program.

     E-mail Management. We provide both e-mail response management and e-mail campaign management. E-mail response management is the process of receiving a message from a customer and responding electronically to that message with the correct information. E-mail campaign management is the creation and distribution of electronic messages in a coordinated marketing program, based on prior permission from the recipient. E-mail management can be accomplished either automatically or with some level of human intervention.

     FAQs (Frequently Asked Questions). FAQs is a system that allows information derived through the customer service process to be integrated into a self-service information store, accessed either through a client's Website or automatic voice response or fax-back system maintained by Protocol for the client.

     Internet order processing. Our online order processing capabilities include sophisticated shopping cart and order management technology, as well as the ability to collect secure order data and online real-time authorization of credit card transactions.

     IVR (Interactive Voice Response). Interactive voice response is a technology that provides a limited level of automated customer service over existing telephone lines. The system generally facilitates self-service access to information for incoming calls but can also be used as an up-sell and cross-sell tool. In many cases, a caller can automatically retrieve the desired information or place an order without having to speak to a customer contact representative.

     Lead Generation Software. We license sophisticated lead generation and tracking software to provide our clients with the ability to track and quantify specific results of their marketing programs. The process involves tracking multiple contacts with a client's customers and the creation and maintenance of a database of information resulting from those contacts.

     Live Contact Services. We maintain a staff of skilled customer contact representatives, many of whom are multi-lingual, to provide human interaction in the performance of our services. Our customer contact representatives receive extensive training in the products, programs and companies they represent and in how to create rapport and deal appropriately with a variety of customer situations. We employ automatic call distribution technology to direct each incoming customer contact to the representative best able to handle it based on capability and availability.

     Message Boards and News Groups. Messages boards and news groups are Internet formats in which a central administrator creates topics for online discussion. A series of responses are accumulated over time, by topic, and then sorted in such a way that a viewer can follow the topic through what appears to be a common discussion although that discussion is not in real time. For example, we offer technical support boards where users can see how others have solved similar problems. These services have been traditionally performed using telephone-based help desks. The Internet offers an additional and in some ways more powerful opportunity to leverage customer contacts for our clients and creates a personalized community for the users.

     Portals. Portals are information destinations for users of a client's Website that summarize key data about the user's interaction with our client. For example, after a customer purchases a product, the home page that appears on the customer's computer screen is reconfigured, based on the product purchased by the customer, with customer support information that addresses the typical questions a purchaser of that product might have.

     VoIP (Voice over Internet Protocol). VoIP enables real-time, interactive customer service, order processing, cross-selling and up-selling while browsing a client's Website. We have implemented the VoIP technology currently available to enable end-users and customer contact representatives to talk and work in a real-time collaborative environment. As a practical matter, the technology has yet to advance to a stage deemed commercially acceptable to most of our clients. We believe VoIP technology will be widely available and utilized within the next two years.

     Website Services. Website services include Website design, Website hosting, e-commerce programming and e-commerce integration to assist our clients as they extend their commercial activities onto the Internet. In Website design, we work with a client to create a presence on the Internet that effectively communicates their message. We can also work with them to maximize the Website for e-commerce activities and provide programming services to integrate the Website with their existing computer systems. Protocol also hosts Websites, housing them on secure computers with high bandwidth access and redundant capabilities.

CUSTOMERS

     Because we believe that effective customer relationship management is critical to every business, we have focused our efforts on providing services to clients leveraging the Internet as part of their business strategy without regard to a client's industry, including Fortune 2000 clients who have or who are developing a presence on the Internet and select businesses operating exclusively on the Internet.

     We are not dependent on any single client for a significant percentage of our revenue. In 1999, on a pro forma basis, taking into account all of our acquisitions to date, our largest client represented only 4% of our revenues and our top 10 clients represented 26% of our revenues. In addition, in 1999, our top 50 clients represented approximately 50% of our revenues, on a pro forma basis. The following list represents our largest clients in 1999, on a pro forma basis (in alphabetical order):

- American Telecast                   - Intuit
- Bigwords.com                        - Meloche Monnex, a TD
- Casio                                 Canada Trust company
- Critical Path                       - My Twinn
- CyberGate                           - ServicEdge
- Dr. Leonard's Healthcare Corp.      - Storage Tek
- Eagle Publishing                    - The Sportsman's
- Fannie Mae                          Guide
- Garden City Group                   - Total Research Corp.
- IBM                                 - Volt Communications
- Illinois Department of Corrections

SALES AND MARKETING

     We sell our services primarily through our direct sales team. Each of our account managers works with prospective clients to develop a comprehensive solution of integrated services for managing their customer relationships. We believe that this consultative selling approach is a distinguishing factor in our success and a significant competitive advantage. Our account managers are measured against quarterly quotas and receive a base salary supplemented by commission based on revenues recognized over a 12-month period. We currently employ 15 national account managers and 21 divisional account managers in the United States and Canada. Our divisional account managers focus on regional accounts, while our national account managers work with major accounts on a nationwide basis. We expect to increase the number of our national account managers significantly in the next year.

     To date, we have not conducted extensive public relations, promotion or branding activities. We expect that these activities will increase substantially in the future as we move to aggressively build and market the Protocol brand as a mark of excellence in the eCRM market. In addition to traditional methods such as trade shows and print advertising, we intend to use the capabilities of the Internet to create awareness and demand for our services through our Website, Web advertising and other electronic communications.

TECHNOLOGY INFRASTRUCTURE

     Internet-based applications serve as the technical foundation for all core applications across Protocol. This technology infrastructure allows us to harness the power of the Internet for our clients and their customers. We believe our open architecture approach to technology contributes to our ability to quickly scale our business activities to respond to our growing customer demand. Protocol's core technology strategy is built around the following approach:

     - leverage the Internet as the core network backbone;

     - use standard applications as components in a networked environment; and

     - simplify deployment and increase scalability by taking advantage of thin-client based workstations.

     We utilize non-proprietary products that permit the rapid implementation of solutions tailored to specific client situations. We are committed to continually examining our technology base to implement the best technologies available. Currently within our suite of eCRM applications, we have selected the following vendors:

     - e-mail management powered by Kana;

     - message boards and news groups powered by Microsoft and Allaire;

     - frame relay network powered by MCI;

     - VoIP powered by Lipstream technology by Kana;

     - Web collaboration and Web chat powered by Webline; and

     - switch capability powered by Lucent and Aspect.

     In addition, we have begun to deploy Silknet for multi-channel database integration and Cisco Systems' Geotel for multi-channel contact center integration. Each workstation within our customer contact centers is Internet-enabled and capable of multi-channel communication. In addition, our e-fulfillment centers are fully Internet-enabled. The Cincinnati location incorporates a data center maximized for high availability and has been recognized as a Microsoft Certified Solutions Provider.

EMPLOYEES

     As of March 31, 2000, Protocol employed approximately 4,300 people. This included 3,721 customer contact representatives and supervisors at our customer contact centers, of which 2,137 were full-time employees and 1,584 were part-time employees. There were approximately 580 additional employees, including 146 executive, financial and administrative personnel, 102 account services representatives who are responsible for day-to-day management of client programs, 98 employees in the information technology area and 37 people in the sales and marketing organization. We plan to continue to expand our employee base as we expand our business with a particular focus on increasing the number of national account managers and customer contact representatives. None of our employees is subject to a collective bargaining agreement and we consider our relations with our employees to be good.

COMPETITION

     We believe that the full service eCRM market is nascent and evolving. We expect competition to develop in our market. At present, we face occasional competition from new market entrants for some of the services we provide. However, we believe that there are few, if any, other providers of the broad range of integrated services we provide.

     Our primary competition is the in-house customer service departments of our potential clients. Competitors offering only one or two of the services offered by us may compete with us in a narrow range of cases, particularly cases in which a client is reluctant to turn entire control of its customer management services to a third party. In these limited cases, we may see competition from several types of service providers including more narrowly focused eCRM providers and, less frequently, more traditional customer service providers including call centers, traditional fulfillment companies, outsourcing divisions of direct marketing companies and order processing companies. Some of our competitors have longer operating histories than we do. In addition, some of our competitors may have greater brand recognition and greater financial, technical, marketing and other resources than we do.

     We believe that we compete on the basis of customer satisfaction, speed of implementation, scope of service, industry experience, past contractual performance and quality of services. We believe that we compete favorably with respect to each of these factors, as well as with regard to general considerations such as reputation and pricing.

FACILITIES

     We operate our customer relationship management activities through 19 customer contact centers in the United States and Canada, each of which is fully Web-enabled and capable of multi-channel communications. As of June 1, 2000, our headquarters will be located in Danvers, Massachusetts. In addition, we have a number of small sales and administrative offices throughout the country. The leases for all of our principal facilities have terms ranging from one to 10 years and generally contain renewal provisions. We believe that our facilities are suitable and adequate for our current operations, but that additional facilities will be required for future growth. We further believe that suitable space will be available as needed to expand our business on commercially reasonable terms. Set forth below is the location and size of our principal facilities as of March 31, 2000.

                                                                 AGGREGATE
LOCATION                                                        SQUARE FEET
--------                                                        -----------
Atlanta, GA.................................................        3,000
Aurora, IL..................................................       11,200
Boston, MA..................................................       16,819
Chesire, CT.................................................       10,217
Cincinnati, OH..............................................      220,000
Cocoa, FL...................................................       10,148
Colorado Springs, CO........................................       26,100
Denver, CO(1)...............................................       52,571
Hamilton, Ontario, CANADA...................................       11,000
Lansing, MI.................................................       11,889
Leavenworth, KS.............................................       15,838
Leominister, MA.............................................        8,100
Montreal, Quebec, CANADA....................................        6,780
New Orleans, LA.............................................       12,927
Nokomis, FL.................................................        4,720
Salt Lake City, UT..........................................       71,000
Sarasota, FL(2).............................................       19,131
Worcester, MA...............................................       19,000

---------------
(1) Operated under a facilities management agreement.

(2) We maintain two facilities in Sarasota, Florida.

LEGAL PROCEEDINGS

     From time to time, we are involved in legal actions arising in the normal course of our business. We do not believe that any pending legal action would, if adversely determined, have a material adverse effect on our business or operating results.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information with respect to our executive officers and directors as of March 31, 2000.

NAME                                   AGE                           POSITION
----                                   ---    ------------------------------------------------------
Stephen G. McLean....................  44     Director, President and Chief Executive Officer
Raymond P. Wilson....................  45     Chief Financial Officer
Kevin N. Blayne......................  34     Chief Marketing Officer
Deborah Zonies.......................  40     Vice President, Business Affairs and General Counsel
Robert J. Conrads(1).................  53     Director
Robert C. Froetscher(1)..............  42     Director
J. Barton Goodwin(2).................  53     Director
Avy H. Stein(2)......................  45     Director
Peter O. Wilde, Jr.(1)(2)............  31     Director

---------------
(1) Member of the compensation committee.

(2) Member of the audit committee.

     Stephen G. McLean, a co-founder of Protocol, has been a director and has served as President and Chief Executive Officer of Protocol since June 1998. Mr. McLean was Chief Executive Officer of Teleservices International Group Inc. from January 1996 to June 1998. He was a business consultant to Indigo from December 1995 to December 1997. Prior to that time, he was Vice President of Worldwide Marketing of Indigo N.V., having previously served as Vice President of Business Operations of Indigo America. Mr. McLean graduated from Suffolk University and holds a J.D. from Suffolk University Law School and an M.B.A. from Northeastern University.

     Raymond P. Wilson, a co-founder of Protocol, has served as its Chief Financial Officer since June 1998. Mr. Wilson was the Chief Financial Officer of TeleServices International Group Inc. from January 1997 to June 1998, and served in a variety of executive positions since 1985 at Scitex America Corp., most recently as Vice President of Marketing from 1994 to December 1996. Mr. Wilson graduated from Merrimack College and holds an M.B.A. from Bentley College.

     Kevin N. Blayne, a co-founder of Protocol, has served as Vice President, Sales and Marketing of Protocol since June 1998 and was named the Chief Marketing Officer of Protocol in February 2000. Prior to forming Protocol, Mr. Blayne was the Vice President and General Manager of Visitors Services International from November 1996 to June 1998 and was the Director of Marketing for Indigo America from January 1995 to November 1996. Mr. Blayne graduated from the University of Maine.

     Deborah Zonies has served as Vice President, Business Affairs and General Counsel of Protocol since March 2000. Ms. Zonies acted as a consultant to Protocol in connection with several acquisitions from December 1998 until March 2000. From September 1995 to September 1998, Ms. Zonies served first as Vice President, Business Affairs and then as President and Chief Executive Officer of Digital Art Exchange, Inc. Ms. Zonies graduated from Smith College and holds a J.D. from the University of Notre Dame Law School.

     Robert J. Conrads, a co-founder of Protocol, has been a director of Protocol since June 1998. Mr. Conrads has been the President and Managing Partner of Voyager Capital Group LLC since January 1997. From January 1994 to January 1997, Mr. Conrads was the President and Chief Executive Officer of Indigo America and the Chief Financial Officer of Indigo N.V. Mr. Conrads graduated from the Georgia Institute of Technology and holds an M.S. from the Georgia Institute of Technology and an M.B.A. from Harvard Business School.

     Robert C. Froetscher has been a director of Protocol since December 1999. Mr. Froetscher has served as Managing Director of Willis Stein & Partners since August 1998. Mr. Froetscher was the Senior Vice President and General Manager of APAC Teleservices from July 1996 to July 1997 and the Vice President, Sales and Service for Ameritech Corporation's Consumer Division from July 1994 to July 1996. Mr. Froetscher graduated from the Rose-Hulman Institute of Technology and holds an M.B.A. from Northwestern University.

     J. Barton Goodwin has been a director of Protocol since December 1999. Mr. Goodwin is a General Partner of BCI Growth IV, L.P. and BCI Growth V, L.P. and a managing member of BCI Investors, L.L.C., having joined BCI in 1986. Mr. Goodwin graduated from Washington & Lee University and holds an M.B.A. from Columbia Business School. Mr. Goodwin is a director of Baker, Fentress & Co. and Factual Data Corp.

     Avy H. Stein has been a director of Protocol since December 1999. Mr. Stein is a Managing Director of Willis Stein & Partners, which he co-founded in December 1994. Prior to forming Willis Stein & Partners, Mr. Stein served as Managing Director for Continental Illinois Venture Corp. from September 1989 to December 1994. Mr. Stein graduated from the University of Illinois and holds a J.D. from Harvard Law School, and is a certified public accountant. Mr. Stein is a director of CTN Media Group, Inc., Racing Champions Corporation and Tremont Corporation.

     Peter O. Wilde, Jr. has been a director of Protocol since December 1999. Mr. Wilde is a General Partner of BCI Growth IV, L.P. and BCI Growth V, L.P. and a managing member of BCI Investors, L.L.C., having joined BCI in August 1992. Mr. Wilde graduated from Colorado College and holds an M.B.A. from Harvard Business School. Mr. Wilde is a director of AmStar Entertainment, Screen Media Ventures, Alta Colleges, Community Education Corporation and TrainingNet.

KEY EMPLOYEES

     Robert Bossert, 39, has served as our Chief Technology Officer since March 1999. Mr. Bossert was the Senior Vice President-Technology Development and Management of Modem Media Poppe Tyson, where he had worked since June 1996 before leaving to join Protocol. Mr. Bossert also served as Director-Future Media for Prodigy Services Company from October 1987 to August 1996.

     Robert C. Gust, 43, a co-founder of Protocol, has served as our Senior Vice President, Business Development since May 1998. From April 1997 to May 1998, Mr. Gust was a business consultant to Teleservices International Group Inc. Mr. Gust was the Vice President, Sales of Indigo America from June 1993 to April 1997.

     Jerry D. Lewis, 50, has served as our Executive Vice President and General Manager, Eastern Division of Protocol since January 2000, and served as our Executive Vice President and General Manager, Southern Division from June 1998 to January 2000. Mr. Lewis was the Chief Executive Officer and President of Operators Standing By, Inc. from January 1979 to June 1998 when the business was acquired by Protocol.

     David VanDerveer, 41, has served as our Executive Vice President and General Manager, Central Division since December 1998. Mr. VanDerveer was the President and Chief Executive Officer of The Scribers, Inc., from June 1996 to December 1998 when the business was acquired by Protocol. He was previously an Executive Vice President of West Interactive Corporation from April 1989 to May 1996.

     Michael W. Welch, 36, has worked as a consultant to Protocol since March 2000 and was hired as our Vice President, Strategic Business Development in April 2000. Prior to working with Protocol, Mr. Welch served as the Customer Care Solutions Manager of Cisco Systems from April 1999. From May 1997 to April 1999, Mr. Welch served as District Market Manager of BellSouth Communication Systems and from March 1995 to April 1997, he served as a Call Center Specialist at Executone Information Systems.

BOARD COMPOSITION

     Our by-laws currently authorize our board of directors to have not less than one member. Our board of directors currently has six members and shortly after completion of this offering will have seven members. Members of the board of directors are elected each year at the annual meeting of stockholders to serve until their successors have been elected and qualified. Directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the shares entitled to vote at an election of directors. There are no family relationships among any of our directors and executive officers.

BOARD COMMITTEES

     We currently have a compensation committee and an audit committee. Our compensation committee consists of Messrs. Conrads, Froetscher and Wilde. The compensation committee makes recommendations to the board of directors regarding various executive incentive compensation and benefit plans and determines salaries for the executive officers. Our audit committee consists of Messrs. Goodwin, Stein and Wilde. The audit committee makes recommendations to the board of directors regarding the selection of independent public accountants; reviews the results and scope of the audit and other services provided by our independent public accountants and reviews and evaluates our control functions.

DIRECTOR COMPENSATION

     Our directors do not currently receive any cash compensation for serving on the board of directors or any committee of the board, although non-employee directors are reimbursed for the expenses they incur in attending meetings of the board or board committees. In January and February of 1999, we issued 28,223 shares of our common stock to Robert J. Conrads, one of our directors. We also granted options to purchase an aggregate of 50,000 shares of our common stock to Mr. Conrads at an average exercise price of $7.57 per share in December 1999.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No interlocking relationship exists between our board of directors and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

     The following table sets forth information for the fiscal year ended December 31, 1999 concerning the compensation we paid to our executive officers.

                           SUMMARY COMPENSATION TABLE

                                      ANNUAL COMPENSATION       LONG TERM COMPENSATION
                                   --------------------------   ----------------------
NAME AND                                                         NUMBER OF SECURITIES    ALL OTHER ANNUAL
PRINCIPAL POSITION                 YEAR    SALARY     BONUS       UNDERLYING OPTIONS       COMPENSATION
------------------                 ----   --------   --------   ----------------------   ----------------
Stephen G. McLean,
  President and Chief Executive
  Officer........................  1999   $228,473   $280,000          118,000               $ 97,637(1)
Raymond P. Wilson,
  Chief Financial Officer........  1999    175,857    140,000           74,000                 60,871(2)
Kevin N. Blayne,
  Chief Marketing Officer........  1999    162,077    170,000           74,000                 60,871(3)
Deborah Zonies,
  Vice President, Business
  Affairs and General Counsel....  1999    150,000(4)       --          10,000                     --

---------------
(1) Represents a grant by Protocol of 97,637 shares of common stock on January 1, 1999 valued at $1.00 per share.

(2) Represents a grant by Protocol of 60,871 shares of common stock on January 1, 1999 valued at $1.00 per share.

(3) Represents a grant by Protocol of 60,871 shares of common stock on January 1, 1999 valued at $1.00 per share.

(4) Deborah Zonies became the Vice President, Business Affairs and General Counsel of Protocol on March 1, 2000. She acted as a consultant to Protocol from December 1998 to that date. All compensation amounts regarding Ms. Zonies disclosed in this table were paid in connection with her consulting agreement which is no longer in effect.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows each grant of stock options during the fiscal year ended December 31, 1999 to the individuals listed on the previous table. The exercise price of each option is equal to the fair market value of our common stock as valued by the board of directors on the date of grant. The exercise price may be paid in cash, in shares of common stock at fair market value on the date of exercise or a combination of cash and shares. The potential realizable value is calculated based on the 10-year term of the option and the market value at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by:

     - multiplying the number of shares of common stock subject to a given
       option by the assumed initial public offering price of $     per share;

     - assuming that the total stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table until the expiration of the options; and

     - subtracting from that result the total option exercise price.

     The options included in the following table for each of Stephen G. McLean, Raymond P. Wilson and Kevin N. Blayne were granted under our 2000 option plan. These options will be exercisable upon consummation of this offering. The options included in the following table for Deborah Zonies were granted under our 1999 option plan. These options vest 33% on each of January 1, 2000, 2001 and 2003.

All of the options have 10-year terms, subject to earlier termination if the optionee's service with us should cease.

     Percentages shown under "Percent of Total Options Granted in Fiscal 1999" are based on a total of 363,436 options granted under our stock option plans during 1999.

                                                                                          POTENTIAL REALIZABLE
                                                   INDIVIDUAL GRANTS                        VALUE AT ASSUMED
                                 ------------------------------------------------------      ANNUAL RATES OF
                                 NUMBER OF                                                     STOCK PRICE
                                 SECURITIES                                                 APPRECIATION FOR
                                 UNDERLYING   PERCENT OF TOTAL   EXERCISE                      OPTION TERM
                                  OPTIONS     OPTIONS GRANTED    PRICE PER   EXPIRATION   ---------------------
NAME                              GRANTED      IN FISCAL 1999      SHARE        DATE         5%          10%
----                             ----------   ----------------   ---------   ----------   ---------   ---------
Stephen G. McLean..............   118,000           32.5%          $7.57      12/1/09
Raymond P. Wilson..............    74,000           20.4            7.57      12/1/09
Kevin N. Blayne................    74,000           20.4            7.57      12/1/09
Deborah Zonies.................    10,000            2.8            1.00       1/1/09

YEAR-END OPTION VALUES

     No options granted by Protocol were exercised by the executive officers during the fiscal year ended December 31, 1999. The following table provides certain information concerning options granted by Protocol as of December 31, 1999, with respect to each of our executive officers.

                                                 NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                                             OPTIONS AT DECEMBER 31, 1999        AT DECEMBER 31, 1999
                                             ----------------------------    ----------------------------
                                             EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                             -----------    -------------    -----------    -------------
Stephen G. McLean..........................       0            118,000
Raymond P. Wilson..........................       0             74,000
Kevin N. Blayne............................       0             74,000
Deborah Zonies.............................       0             10,000

RESTRICTED STOCK GRANTS

     In 1998, we established a restricted stock and option plan to grant to certain employees, non-employee directors and outside consultants shares of restricted common stock and options to purchase shares of common stock. We granted a total of 1,539,500 shares of restricted stock to officers, directors and employees under this plan in 1998. All vesting of outstanding shares of restricted stock granted under the 1998 plan accelerated, and all forfeiture provisions lapsed in December 1999, upon consummation of the recapitalization.

OPTION PLANS

     In addition to our 1998 plan, we currently have two broad-based stock option plans, the 1999 option plan and the 2000 option plan, under which we grant to officers, key employees, directors and consultants options to purchase our common stock.

     The compensation committee of our board of directors administers our option plans. Options give a recipient the right to purchase a specified number of shares of common stock from us for a specified time period at a fixed price. Options granted to employees may be either incentive stock options or options not intended to be incentive stock options, called non-qualified options. The compensation committee determines the price per share at which common stock may be purchased upon exercise of an option. However, in the case of grants of incentive stock options, the price per share may not be less than the fair market value of a share of common stock on the date of grant. In the case of any incentive stock option granted to a person who owns stock possessing more than 10% of the total combined voting power of all classes of our capital stock, the option price per share will not be less than 110% of the fair market value of a share of common stock on the date of grant. The option price per share for non-qualified options may be less than the fair market value of a share of common stock on the date of grant.

     Except as provided in an option agreement, the price upon exercise of an option will be paid in full at the time of the exercise in cash, in shares of common stock at fair market value on the date of exercise or a combination of cash and shares. The committee may permit other methods of payment upon the exercise of options, including by delivery of a note by the employee or by restricted stock. Option terms may not be greater than 10 years, or five years in the case of an incentive stock option granted to a holder of 10% or more of the voting power of our capital stock. Option terms are generally determined in the sole discretion of the committee and are set forth in each option agreement. However, the options generally terminate sooner than stated in the option agreements in the event of the termination of the employment of an option holder. Options granted under the 2000 stock option plan vest annually in equal installments over four years beginning on the first anniversary of the date of grant.

     Upon consummation of the offering,        total options will be exercisable
under our option plans at a weighted average exercise price of        .

EXECUTIVE INCENTIVE PROGRAMS

     In order to attract, retain and motivate qualified employees, align employee interest with those of the stockholders and reward employees for enhancing our value, we established two executive cash compensation programs for the year 2000, the base plan 2000 and the acquisition plan 2000. Under each plan, certain management-level employees are eligible to receive annual performance bonuses based upon Protocol's or our most recently acquired businesses' achievement of certain predetermined financial goals. Awards under these plans will be paid at the beginning of 2001 from an incentive pool, which will be equal to a portion of the amount by which our earnings before interest, taxation, depreciation and amortization, or EBITDA, or the combined EBITDA of our most recently acquired businesses exceed established thresholds for the year. From this incentive pool, each participant is entitled to receive a cash incentive award up to an amount determined by the participant's base salary. Effective upon consummation of this offering, performance targets will be based upon achievement of financial targets yet to be determined.

401(k) PLAN

     We sponsor a 401(k) plan intended to qualify under Section 401 of the Internal Revenue Code. Employees who are at least 21 years old may enter the plan after one year of eligible employment. Participants may make pre-tax contributions to the plan of up to 15% of their eligible earnings, subject to a statutorily prescribed annual limit. Each participant is fully vested in his or her contributions and the investment earnings. We may make matching contributions at our discretion to the plan. Any contributions made by us and allocated to a participant vest after the fifth anniversary date of the employment of that participant. Contributions by the participants, or us, to the plan and the income earned on these contributions are generally not taxable to the participants until withdrawn. Our matching contributions, if any, are generally deductible when made. The participants' and our matching contributions are held in trust as required by law. Individual participants may direct the trustee to invest their accounts in up to eight authorized investment alternatives.

EMPLOYMENT AGREEMENTS

     In September 1999, we entered into an employment agreement with Stephen G. McLean, our President and Chief Executive Officer, for a two-year initial term expiring December 1, 2001. After the initial term, the agreement automatically renews for successive one-year periods, terminable at the end of any such period upon 90 days' written notice. Under the agreement, Mr. McLean is entitled to receive an annual base salary of $270,000 and to participate in our executive cash incentive programs and option plans. If we terminate Mr. McLean's employment without cause or if he terminates his employment for good reason, we must continue to pay his base salary that would have otherwise been payable and maintain his current medical and health benefits through the remainder of his then current employment term, plus an additional 12-month period following the current term. In addition, if Mr. McLean's employment is terminated by him for good reason or by us for any reason other than for cause, then Mr. McLean will have the right to require us to repurchase from him all or any portion of his shares of our capital stock or his options to purchase our capital stock at the fair market value of the shares, in the case of a repurchase of shares, or the fair market value of the shares subject to the options less the exercise price of the options, in the case of a repurchase of options.

     In September 1999, we entered into employment agreements with Raymond P. Wilson and Kevin N. Blayne, our Chief Financial Officer and Chief Marketing Officer, respectively, for one-year initial terms expiring December 1, 2000. After the initial terms, these agreements automatically renew for successive one-year periods, terminable at the end of any such period upon 90-days' written notice. Under these agreements, each of Messrs. Wilson and Blayne is entitled to receive an annual base salary of $190,000 and each is entitled to participate in our executive cash incentive programs and option plans. If we terminate either individual's employment without cause or if he terminates his employment for good reason, we must continue to pay his base salary that would have otherwise been payable through the end of the then current term and maintain his current medical and health benefits through the remainder of his then current employment term, plus an additional 12-month period following the current term. In addition, if either Mr. Wilson or Mr. Blayne's employment is terminated by either of them for good reason or by us for any reason other than for cause, then either Mr. Wilson or Mr. Blayne will have the right to require us to repurchase from him all or any portion of his shares of our capital stock or his options to purchase our capital stock at the fair market value of the shares, in the case of a repurchase of shares, or the fair market value of the shares subject to the options less the exercise price of the options, in the case of a repurchase of options.

     We also entered into an at-will employment agreement with Deborah Zonies, our Vice President of Business Affairs and General Counsel in March 2000. Under this agreement, Ms. Zonies is entitled to receive approximately $170,000 per year. Ms. Zonies is also eligible to participate in our executive cash incentive programs. Ms. Zonies received options to purchase 20,000 shares of our common stock as an incentive to continue her relationship with Protocol. If Ms. Zonies' employment is terminated without cause, we must pay her severance pay equal to six months' base salary.

DIRECTORS' AND OFFICERS' INDEMNIFICATION AND LIMITATIONS ON LIABILITY AND INSURANCE

     Protocol is authorized by its Certificate of Incorporation and bylaws to provide indemnification of, and advancement of expenses to, its agents and other persons in excess of the indemnification and advancement otherwise permitted by
Section 145 of the General Corporation Law of Delaware, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to Protocol, its stockholders, and others. Such indemnification and advancements may be effected through, among other ways, bylaw provisions, agreements or votes of stockholders or disinterested directors.

     In addition, our certificate of incorporation and bylaws contain provisions permitted under Delaware law relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving wrongful acts, including:

     - for any breach of the director's duty of loyalty to Protocol or our stockholders;

     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - for any acts under section 174 of the Delaware General Corporation law;
       or

     - for any transaction from which the director derives an improper personal benefit.

     The limitation of a director's liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     We currently have directors' and officers' liability insurance to provide our directors with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

                           RELATED PARTY TRANSACTIONS

RECAPITALIZATION

     On December 1, 1999, we closed a recapitalization in which we sold an aggregate of 10,693,634 shares of our Series B convertible preferred stock to BCI and certain of its affiliates, Willis Stein and certain of its affiliates and ING Capital LLC for an aggregate purchase price of $81.0 million.

     In addition, certain of these stockholders agreed to purchase, at the request of our board of directors, an aggregate of up to 3,960,606 additional shares of Series B convertible preferred stock at a purchase price of approximately $7.57 per share. This obligation will expire upon the consummation of this offering.

     Under the recapitalization agreement, we redeemed a total of 1,335,333 shares of common stock and all of our Class B common stock from our executive officers and other stockholders, including one of our directors, for an aggregate consideration of approximately $10.8 million.

     In connection with the recapitalization, each of Willis Stein and BCI received a financing fee of $567,150. In addition, we paid $946,757 in fees and disbursements for legal and accounting advisors of Willis Stein and BCI.

CONSULTING SERVICES

     In connection with the recapitalization, we entered into a letter agreement on March 15, 1999 with Benedetto, Gartland & Company for investment advisory services. Upon consummation of the recapitalization, we paid fees to Benedetto Gartland in the amount of $4.9 million, and those stockholders who tendered their shares of common stock and Class B Common Stock in connection with the recapitalization paid an additional $1.5 million to Benedetto Gartland. Pursuant to a letter agreement between Benedetto Gartland and Voyager Capital, dated March 9, 1999, Benedetto Gartland agreed to pay Voyager Capital a fee equal to 40% of any fees received by Benedetto Gartland in connection with the recapitalization in exchange for consulting services relating to the recapitalization. Voyager Capital is owned by Robert J. Conrads, a member of our board of directors.

REGISTRATION RIGHTS AGREEMENT

     We are party to a registration rights agreement with our current stockholders. For a detailed description of the registration rights agreement, see "Description of Capital Stock - Registration Rights."

CONSULTING AGREEMENT

     We entered into a consulting agreement with Deborah Zonies, our current Vice President and General Counsel, on December 7, 1998. Under the agreement, Ms. Zonies was retained to assist with Protocol's acquisition program and was paid $12,500 per month for her services. The initial term of the agreement was for three months and was extended by the mutual agreement of Ms. Zonies and Protocol until Ms. Zonies became our Vice President and General Counsel. Ms. Zonies was granted options to purchase an aggregate of 10,000 shares of our common stock on January 1, 1999.

STOCK REPURCHASE AGREEMENT

     We have entered into a stock repurchase agreement with Robert J. Conrads, a member of our board of directors. Under this agreement, if Mr. Conrads is removed from the board of directors for any reason other than by his resignation or his decision not to seek election for an additional term, he will have the right to require us to repurchase all or any portion of his shares of our capital stock or his options to purchase our capital stock at the fair market value of the shares in the case of a repurchase of shares, or the fair market value of the shares subject to the options less the exercise price of the options, in the case of a repurchase of options.

EXECUTIVE LOAN

     We provided a loan for taxes in the amount of $66,637 to Stephen G. McLean, our President and Chief Executive Officer and a member of our board of directors, in July 1998. This loan bears interest at a rate of 7% per year and matures in December 2005.

                             PRINCIPAL STOCKHOLDERS

     The following table contains information with respect to the beneficial ownership of our common stock as of March 31, 2000 and as adjusted to reflect the sale of our common stock in this offering, for:

     - each person who we know beneficially owns more than 5% of our common stock;

     - each of our directors and each of our named executive officers individually; and

     - all of our directors and executive officers as a group.

     Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by any one person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or that are exercisable within 60 days after March 31, 2000 are deemed outstanding. These option shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

     Percentage ownership is based on 13,568,805 shares of common stock
outstanding on March 31, 2000 and        shares of common stock outstanding upon
consummation of this offering, each of which numbers reflects the automatic conversion of all outstanding shares of Series A preferred stock and Series B convertible preferred stock upon consummation of the offering into 10,899,388 shares of common stock.

                                               SHARES OF PROTOCOL COMMON STOCK BENEFICIALLY OWNED
                                       -------------------------------------------------------------------
                                                      NUMBER                             PERCENT
                                       -------------------------------------    --------------------------
                                       SOLE VOTING AND     SHARED VOTING AND     BEFORE         AFTER
                                       INVESTMENT POWER    INVESTMENT POWER     OFFERING       OFFERING
                                       ----------------    -----------------    --------    --------------
PRINCIPAL STOCKHOLDERS:
John R. Willis(1)(2).................                          6,205,502         45.7%
Daniel H. Blumenthal(1)(2)...........                          6,205,502          45.7
Daniel M. Gill(1)(2).................                          6,205,502          45.7
Willis Stein & Partners Management
  II, L.L.C.(1)(3)...................                          6,205,502          45.7
Willis Stein & Partners Management
  II, L.P.(4)........................                          6,205,502          45.7
Willis Stein & Partners II,
  L.P.(5)............................                          5,832,396          43.0
Donald P. Remey(6)(7)................                          4,391,793          32.4
Hoyt J. Goodrich(6)(7)...............                          4,391,793          32.4
Theodore T. Horton, Jr.(6)(7)........                          4,391,793          32.4
Stephen J. Eley(6)(7)................                          4,391,793          32.4
Mark E. Hastings(6)(7)...............                          4,391,793          32.4
Thomas J. Cusick, III(6)(8)..........                          4,391,793          32.4
BCI Growth IV, L.P.(6)(9)............                            867,051           6.4
BCI Growth V, L.P.(6)(9).............                          3,468,205          25.6

                                               SHARES OF PROTOCOL COMMON STOCK BENEFICIALLY OWNED
                                       -------------------------------------------------------------------
                                                      NUMBER                             PERCENT
                                       -------------------------------------    --------------------------
                                       SOLE VOTING AND     SHARED VOTING AND     BEFORE         AFTER
                                       INVESTMENT POWER    INVESTMENT POWER     OFFERING       OFFERING
                                       ----------------    -----------------    --------    --------------
EXECUTIVE OFFICERS AND DIRECTORS:
Stephen G. McLean(10)................        476,563                  --         % 3.5
Raymond P. Wilson(11)................        252,921                  --           1.9
Kevin N. Blayne(12)..................        252,920                  --           1.9
Deborah Zonies(13)...................         28,300                  --             *
Robert J. Conrads(14)................        184,965                  --           1.4
Robert C. Froetscher(1)(15)..........             --           6,205,502          45.7
J. Barton Goodwin(6)(9)..............             --           4,391,793          32.4
Avy H. Stein(1)(2)...................             --           6,205,502          45.7
Peter O. Wilde, Jr.(6)(9)............             --           4,391,793          32.4
All executive officers and directors
  as a group (9 persons).............     11,792,964                              84.7

---------------
  *  Indicates less than 1% beneficial ownership.

 (1) Each of John R. Willis, Avy H. Stein, Daniel H. Blumenthal, Daniel M. Gill, Robert C. Froetscher, Willis Stein & Partners Management II, L.L.C., Willis Stein & Partners Management II, L.P. and Willis Stein & Partners II, L.P. is located at 227 West Monroe Street, Suite 4300, Chicago, IL 60606.

 (2) As a member of Willis Stein & Partners Management II, L.L.C., which is the general partner of Willis Stein & Partners Management II, L.P., which is the general partner of each of Willis Stein & Partners II, L.P. and Willis Stein & Partners Dutch, L.P., this individual may be deemed to have shared voting and investment power with respect to the 5,832,396 shares of Series B convertible preferred stock held by Willis Stein & Partners II, L.P. and the 373,106 shares of Series B convertible preferred stock held by Willis Stein & Partners Dutch, L.P.

 (3) As the general partner of Willis Stein & Partners Management II, L.P., which is the general partner of each of Willis Stein & Partners II, L.P. and Willis Stein & Partners Dutch, L.P., this entity may be deemed to have shared voting and investment power with respect to the 5,832,396 shares of Series B convertible preferred stock held by Willis Stein & Partners II, L.P. and the 373,106 shares of Series B convertible preferred stock held by Willis Stein & Partners Dutch, L.P.

 (4) As the general partner of each of Willis Stein & Partners II, L.P. and Willis Stein & Partners Dutch, L.P., this entity may be deemed to have shared voting and investment power with respect to the 5,832,396 shares of Series B convertible preferred stock held by Willis Stein & Partners II, L.P. and the 373,106 shares of Series B convertible preferred stock held by Willis Stein & Partners Dutch, L.P.

 (5) Represents shares of Series B convertible preferred stock purchased on December 1, 1999 in connection with the recapitalization.

 (6) Each of Donald P. Remey, Hoyt J. Goodrich, J. Barton Goodwin, Theodore T. Horton, Jr., Stephen J. Eley, Peter O. Wilde, Jr., Mark E. Hastings, Thomas
     J. Cusick, III, BCI Growth IV, L.P. and BCI Growth V, L.P. is located at Glenpointe Centre West, Teaneck, NJ 07666.

 (7) As a general partner of each of BCI Growth IV, L.P. and BCI Growth V, L.P. and a managing member of BCI Investors, L.L.C., this individual may be deemed to have shared voting and investment power with respect to the 867,051 shares of Series B convertible preferred stock held by BCI Growth IV, L.P., the 3,468,205 shares of Series B convertible preferred stock held by BCI Growth V, L.P. and the 56,537 shares of Series B convertible preferred stock held by BCI Investors, L.L.C.

 (8) As a general partner of BCI Growth V, L.P., Mr. Cusick may be deemed to have shared voting and investment power with respect to the 3,468,205 shares of Series B convertible preferred stock held by BCI Growth V, L.P.

 (9) Represents shares of Series B convertible preferred stock purchased on December 1, 1999 in connection with the recapitalization.

(10) Includes options to purchase 121,750 shares of our common stock granted to Mr. McLean under our 2000 option plan, which options are exercisable upon consummation of this offering.

(11) Includes options to purchase 77,750 shares of our common stock granted to Mr. Wilson under our 2000 option plan, which options are exercisable upon consummation of this offering.

(12) Includes options to purchase 77,750 shares of our common stock granted to Mr. Blayne under our 2000 option plan, which options are exercisable upon consummation of this offering.

(13) Includes options to purchase 3,300 shares of our common stock granted to Ms. Zonies under our 1999 option plan, which options are exercisable within 60 days after March 31, 2000 and options to purchase 25,000 shares of our common stock granted to Ms. Zonies under our 2000 option plan, which options are exercisable upon consummation of this offering.

(14) Includes options to purchase 53,750 shares of our common stock granted to Mr. Conrads under our 2000 option plan, which options are exercisable upon consummation of this offering, and 19,546 shares of our Series A preferred stock which shares will convert into common stock upon consummation of this offering.

(15) As a limited partner of Willis Stein & Partners Management II, L.P., which is the general partner of each of Willis Stein & Partners II, L.P. and Willis Stein & Partners Dutch, L.P., Mr. Froetscher may be deemed to have shared voting and investment power with respect to the 5,832,396 shares of Series B convertible preferred stock held by Willis Stein & Partners II, L.P. and the 373,106 shares of Series B convertible preferred stock held by Willis Stein & Partners Dutch, L.P.

                          DESCRIPTION OF CAPITAL STOCK

     Set forth below is a summary of the material provisions of our capital stock. This summary does not purport to be complete. For a more detailed description, see our amended and restated certificate of incorporation and by-laws, copies of which we have filed as exhibits to the registration statement of which this prospectus forms a part.

     Pursuant to our Certificate of Incorporation, as amended, we have authority to issue an aggregate of 62,150,000 shares of capital stock, consisting of 40,000,000 shares of common stock, of which 39,900,000 shares are designated as common stock and 100,000 shares are designated as Class B common stock, and 22,150,000 shares of preferred stock, of which 7,000,000 shares are designated Series A preferred stock, 15,000,000 shares are designated as Series B convertible preferred stock and 150,000 shares are designated as Series AB preferred stock. As of March 31, 2000, our issued and outstanding capital stock consisted of 2,469,417 shares of common stock, held by 35 holders of record, 205,754 shares of Series A preferred stock held by 18 holders of record and 10,693,634 shares of Series B convertible preferred stock, held by six holders of record. None of the Series AB preferred stock and the Class B common stock is outstanding. Pursuant to our Certificate of Incorporation, all of the 205,754 outstanding shares of Series A preferred stock and all of the 10,693,634 outstanding shares of Series B convertible preferred stock will automatically convert into an aggregate of 10,899,388 shares of common stock immediately upon the closing of the offering. Thus, no information regarding the currently outstanding shares of Series A preferred stock or Series B convertible preferred stock is set forth below.

COMMON STOCK

     Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to the preferences that may be applicable to any outstanding shares of the preferred stock, holders of our common stock are entitled to receive such dividends as may be declared by the board of directors out of funds legally available for that purpose. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the company, whether voluntary or involuntary, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, including preferences that may be applicable to any outstanding shares of the preferred stock. Holders of our common stock have no preemptive rights and no right to convert their common stock into any other securities. No redemption or sinking fund provisions apply to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon the completion of this offering will be, fully paid and non-assessable.

REGISTRATION RIGHTS

     Pursuant to a registration rights agreement dated December 1, 1999, we have granted registration rights, which are described below, to a number of our stockholders. All expenses incurred in connection with these registrations, other than underwriters' and brokers' discounts and commissions, will be payable by us.

     - Piggy Back Registration Rights. Holders of approximately 13,568,805 of our shares outstanding prior to this offering, including 205,754 shares of our Series A preferred stock and 10,693,634 shares of our Series B convertible preferred stock, each of which will automatically convert into shares of common stock upon consummation of this offering, have the right under certain circumstances to register their shares for sale if we at any time propose to register any of our common stock for sale, not including a registration by us to cover employees' shares on Form S-8 or shares issued in connection with a business combination transaction on Form S-4 or other similar forms. The underwriters will be permitted to reduce pro rata the registrable shares to be included in the registration statement at the underwriters' discretion for marketing reasons so long as no shares for the account of any other person are included in the registration statement.

     - Demand Registration Rights. In addition, at any time, holders of a majority of the Series B Convertible Preferred shares issued to Willis Stein, BCI and certain of their respective affiliates in the recapitalization, or either of BCI Growth V, L.P. or Willis Stein & Partners II, L.P. individually, are entitled to demand, up to two times in the aggregate, that we register their shares. However, if the board of directors feels in its reasonable business judgment that such registration could interfere with bona fide financing plans of Protocol or would require disclosure of information, the premature disclosure of which could, in the board's reasonable business judgment, materially and adversely affect Protocol, then we may postpone any such registration for a reasonable period of time not in excess of 90 days and no more than once in any period of 360 days.

     - S-3 Registration Rights. Also, as soon as we become eligible to register shares on Form S-3, the holders of more than 500,000 of our shares outstanding prior to this offering will be entitled to request that we effect a registration of their shares on a shelf registration statement once in any 180-day period. However, if the board of directors feels in its reasonable business judgment that such registration could interfere with bona fide financing plans of Protocol or would require disclosure of information, the premature disclosure of which could, in the board's reasonable business judgment, materially and adversely affect Protocol, then we may postpone any such registration for a reasonable period of time not in excess of 90 days.

LISTING

     We intend to apply to have our common stock quoted on the Nasdaq National Market under the symbol "PTCL."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock will be American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock.

     Upon completion of this offering, we will have outstanding an aggregate of shares of common stock, assuming no exercise of the underwriters' over-allotment option. Of these shares, (i) all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Acts, and (ii) all of the shares outstanding prior to this offering will be "restricted securities" (as defined in Rule 144 under the Securities Act) which may only be sold in the public market if registered under the Securities Act or in accordance with an exemption from the registration requirements of the Securities Act or an exemption from registration under Rule 144 under the Securities Act, which rules are summarized below. The restricted securities will be available for sale in the public market, subject to the volume limitations and other conditions of Rule 144, immediately upon the expiration of the 180-day lock-up period.

     The following table indicates approximately when the 13,868,805 shares of common stock that are not being sold in this offering, but which will be outstanding at the time this offering is complete, will be eligible for sale into the public market.

         ELIGIBILITY OF RESTRICTED SHARES FOR SALE IN THE PUBLIC MARKET

                                                              SHARES ELIGIBLE
                                                                 FOR SALE
                                                              ---------------
90 days after the date of this prospectus...................
180 days after the date of this prospectus..................

LOCK-UP AGREEMENTS

     All of our executive officers, directors and principal stockholders have signed lock-up agreements under which they agreed not to transfer, dispose of or hedge any shares of common stock or any securities convertible into or exchangeable for shares of common stock for a period of 180 days from the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of Credit Suisse First Boston.

RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - 1% of the number of shares of common stock then outstanding, which will
       equal approximately                shares immediately after this
       offering; and

     - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

     Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 701

     In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchase shares of our common stock from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to resell these shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with certain restrictions, including the holding period, contained in Rule 144.

     The Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of these options (including any exercise after the date of this prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one year minimum holding period requirement.

STOCK OPTIONS

     We intend to file a registration statement on Form S-8 under the Securities Act covering shares of our common stock reserved for issuance under our option plans. The registration statement on Form S-8 will become effective automatically upon filing. As of March 31, 2000, options to purchase 1,199,500 shares of common stock were issued and outstanding, of which options to purchase shares will vest one year after this offering is completed. In
addition, we plan to issue options to purchase                shares of common
stock under such plan upon completion of this offering, of which options to
purchase                shares will vest one year after this offering is
completed.

REGISTRATION RIGHTS

     Upon completion of this offering, the holders of 13,568,805 shares outstanding prior to this offering including 205,754 shares of our Series A preferred stock and 10,693,634 shares of our Series B convertible preferred stock, each of which will automatically convert into shares of common stock upon consummation of this offering, will be entitled to rights to registration of their shares under the Securities Act of 1933, as amended (the "Securities Act"). After registration, these shares will become freely tradable without restrictions under the Securities Act. Any sales of securities by these shareholders could have a material adverse effect on the trading price of our common stock.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated             , 2000, we have agreed to sell to the underwriters
named below, for whom Credit Suisse First Boston Corporation, Donaldson, Lufkin & Jenrette Securities Corporation, First Union Securities, Inc. and The Robinson-Humphrey Company, LLC are acting as representatives, the following respective numbers of shares of common stock:

                                                               NUMBER
UNDERWRITER                                                   OF SHARES
-----------                                                   ---------
Credit Suisse First Boston Corporation......................
Donaldson, Lufkin & Jenrette Securities Corporation ........
First Union Securities, Inc. ...............................
The Robinson-Humphrey Company, LLC..........................
                                                              --------

          Total.............................................
                                                              ========

     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

     We have granted to the underwriters a 30-day option to purchase on a pro
rata basis up to                additional shares at the initial public offering
price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

     The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $     per share. The
underwriters and selling group members may allow a discount of $     per share
on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

     The following table summarizes the compensation and estimated expenses we will pay.

                                                  PER SHARE                             TOTAL
                                       --------------------------------    --------------------------------
                                          WITHOUT             WITH            WITHOUT             WITH
                                       OVER-ALLOTMENT    OVER-ALLOTMENT    OVER-ALLOTMENT    OVER-ALLOTMENT
                                       --------------    --------------    --------------    --------------
Underwriting discounts and
  commissions paid by us.............     $                 $                 $                 $
Expenses payable by us...............     $                 $                 $                 $

     The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

     We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

     Our officers and directors and principal stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

     The underwriters have reserved for sale, at the initial public offering
price, up to          shares of the common stock for employees, directors and
certain other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

     We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

     We intend to apply to list the shares of common stock on The Nasdaq National Market under the symbol "PTCL."

     Prior to the offering, there has been no public market for our common stock. The initial public offering price for the common stock was determined by negotiation between the representatives and us and does not reflect the market price of the common stock following the offering. Among the principal factors considered in determining the initial public offering price were:

     - the information in this prospectus and otherwise available to the representatives;

     - market conditions for initial public offerings;

     - the history of and prospects for the industry in which we will compete;

     - the ability of our management;

     - our prospects for, and timing of, our future earnings;

     - the present state of our development and our current financial condition;

     - the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies; and

     - the general condition of the securities markets at the time of this offering.

     We can offer no assurances that the initial public offering price will correspond to the price at which the common stock will trade in the public market subsequent to the offering or that an active trading market for the common stock will develop and continue after the offering.

     The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934 (the "Exchange Act").

     - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions.

     - In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of the common stock until the time, if any, at which a stabilizing bid is made.

     These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on the Nasdaq Stock Market's National Market or otherwise and, if commenced, may be discontinued at any time.

     A prospectus in electronic format may be made available on the Websites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make Internet distributions on the same basis as other allocations.

     Other than the prospectus in electronic format, the information contained on any underwriter's Website and any information contained on any other Website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as an underwriter and should not be relied upon by investors.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (1) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws, (2) where required by law, that such purchaser is purchasing as principal and not as agent, and (3) such purchaser has reviewed the text above under "Resale Restrictions".

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within 10 days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of the shares of common stock being offered hereby and certain other legal matters in connection with this offering with respect to New York laws and the federal laws of the United States will be passed upon for Protocol by Chadbourne & Parke LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Dewey Ballantine LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements of Protocol Communications, Inc. as of December 31, 1998 and 1999 and for the period from June 5, 1998 (inception) to December 31, 1998 and for the year ended December 31, 1999, have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

     The financial statements of Answerphone of Florida, Inc. (d/b/a IOCOM) as of June 30, 1998 and for the year then ended, have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

     The combined financial statements of Anserphone of New Orleans, Inc. and Anserve, Inc. as of October 31, 1998 and for the year then ended, have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

     The financial statements of Operators Standing By, Inc. as of March 31, 1998 and for the year then ended, have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

     The financial statements of Protocol Communications Services, Inc. as of March 31, 1998 and for the year then ended, have been included herein in reliance upon the report KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

     The financial statements of Quick Response LLC as of September 30, 1998 and for the year ended, have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

     The financial statements of The Scribers, Inc. as of December 31, 1998 and for the year then ended, have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

     The financial statements of Strategic Alternatives, Inc. as of September 30, 1998 and for the year then ended, have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

     The financial statements of Sweet, Schatz & Lewis, Inc. (d/b/a Total Availability Service, Inc.) as of March 31, 1998 and for the year then ended, have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

     The combined financial statements of U.S. Telefactors Corporation and Anivox Corporation as of December 31, 1997 and for the year then ended, have been included herein in reliance upon the report of

KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of 3223574 Canada Inc. as of January 31, 1999 and April 30, 1999 and for the year ended January 31, 1999 and for the three-months ended April 30, 1999, have been included herein in reliance upon the report of Boisjoli, Sabbah, Sabbag, Ziri, Malka, chartered accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (including the exhibits, schedules and amendments thereto) under the Securities Act of 1933, as amended, with respect to the shares of common stock to be sold in the offering. This prospectus does not contain all the information set forth in the Registration Statement. We refer you to the Registration Statement for further information with respect to us and the shares of common stock to be sold in the offering. Statements contained in this prospectus as to the content of any contract, agreement or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of the contract, agreement or other document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by reference to the exhibit.

     You may read and copy all or any portion of the Registration Statement or any other information we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Securities and Exchange Commission filings, including the Registration Statement, are also available to you on the Securities and Exchange Commission's Web site (http://www.sec.gov).

     As a result of the offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance the Exchange Act, we will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Upon approval of the common stock for the quotation on the Nasdaq National Market, any of these reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                         PROTOCOL COMMUNICATIONS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                       PAGE
                                       -----
CONSOLIDATED FINANCIAL STATEMENTS OF
  PROTOCOL COMMUNICATIONS, INC.
  Independent Auditors' Report.......    F-3
  Consolidated Balance Sheets as of
     December 31, 1998 and 1999......    F-4
  Consolidated Statements of
     Operations for the period from
     inception (June 5, 1998) to
     December 31, 1998 and for the
     year ended December 31, 1999....    F-5
  Consolidated Statements of
     Mandatorily Redeemable
     Convertible and Redeemable
     Convertible Preferred Stock and
     Stockholders' Deficit for the
     period from inception (June 5,
     1998) to December 31, 1998 and
     for the year ended December 31,
     1999............................    F-6
  Consolidated Statements of Cash
     Flows for the period from
     inception (June 5, 1998) to
     December 31, 1998 and for the
     year ended December 31, 1999....    F-8
  Notes to Consolidated Financial
     Statements......................    F-9

CONSOLIDATED FINANCIAL STATEMENTS OF
  3223574 CANADA INC.
  Auditors' Report...................   F-28
  Consolidated Balance Sheets as of
     January 31, 1999 and April 30,
     1999............................   F-29
  Consolidated Statements of Income
     for the year ended January 31,
     1999 and for the three-months
     ended April 30, 1999............   F-30
  Consolidated Statements of Retained
     Earnings for the year ended
     January 31, 1999 and for the
     three-months ended April 30,
     1999............................   F-31
  Consolidated Changes in Financial
     Position for the year ended
     January 31, 1999 and for the
     three-months ended April 30,
     1999............................   F-32
  Notes to Consolidated Financial
     Statements......................   F-33
  Schedule A Additional
     Information.....................   F-42
  Schedule B Additional
     Information.....................   F-43

FINANCIAL STATEMENTS OF THE SCRIBERS,
  INC.
  Independent Auditors' Report.......   F-44
  Balance Sheet as of December 31,
     1998............................   F-45

                                       PAGE
                                       -----
  Statement of Operations for the
     year ended December 31, 1998....   F-46
  Statement of Stockholders' Deficit
     for the year ended December 31,
     1998............................   F-47
  Statement of Cash Flows for the
     year ended December 31, 1998....   F-48
  Notes to Financial Statements......   F-49

FINANCIAL STATEMENTS OF ANSERPHONE OF
  NEW ORLEANS, INC., AND ANSERVE,
  INC.
  Independent Auditors' Report.......   F-53
  Combined Balance Sheet as of
     October 31, 1998................   F-54
  Combined Statement of Income for
     the year ended October 31,
     1998............................   F-55
  Combined Statement of Stockholders'
     Equity for the year ended
     October 31, 1998................   F-56
  Combined Statement of Cash Flows
     for the year ended October 31,
     1998............................   F-57
  Notes to Combined Financial
     Statements......................   F-58

FINANCIAL STATEMENTS OF QUICK
  RESPONSE LLC
  Independent Auditors' Report.......   F-61
  Balance Sheet as of September 30,
     1998............................   F-62
  Statement of Operations and
     Members' Equity for the year
     ended September 30, 1998........   F-63
  Statement of Cash Flows for the
     year ended September 30, 1998...   F-64
  Notes to Financial Statements......   F-65
FINANCIAL STATEMENTS OF STRATEGIC
  ALTERNATIVES, INC.
  Independent Auditors' Report.......   F-69
  Balance Sheet as of September 30,
     1998............................   F-70
  Statement of Income for the year
     ended September 30, 1998........   F-71
  Statement of Stockholders' Equity
     for the year ended September 30,
     1998............................   F-72
  Statement of Cash Flows for the
     year ended September 30, 1998...   F-73
  Notes to Financial Statements......   F-74

                                       PAGE
                                       -----
FINANCIAL STATEMENTS OF ANSWERPHONE
  OF FLORIDA, INC. (D/B/A IOCOM)
  Independent Auditors' Report.......   F-77
  Balance Sheet as of June 30,
     1998............................   F-78
  Statement of Operations for the
     year ended June 30, 1998........   F-79
  Statement of Stockholders' Equity
     for the year ended June 30,
     1998............................   F-80
  Statement of Cash Flows for the
     year ended June 30, 1998........   F-81
  Notes to Financial Statements......   F-82

FINANCIAL STATEMENTS OF OPERATORS
  STANDING BY, INC.
  Independent Auditors' Report.......   F-85
  Balance Sheet as of March 31,
     1998............................   F-86
  Statement of Income for the year
     ended March 31, 1998............   F-87
  Statement of Stockholders' Deficit
     for the year ended March 31,
     1998............................   F-88
  Statement of Cash Flows for the
     year ended March 31, 1998.......   F-89
  Notes to Financial Statements......   F-90

FINANCIAL STATEMENTS OF SWEET, SCHATZ
  & LEWIS, INC. (D/B/A TOTAL
  AVAILABILITY SERVICE, INC.)
  Independent Auditors' Report.......   F-93
  Balance Sheet as of March 31,
     1998............................   F-94
  Statement of Income for the year
     ended March 31, 1998............   F-95
  Statement of Stockholders' Deficit
     for the year ended March 31,
     1998............................   F-96
  Statement of Cash Flows for the
     year ended March 31, 1998.......   F-97
  Notes to Financial Statements......   F-98

                                       PAGE
                                       -----

FINANCIAL STATEMENTS OF PROTOCOL
  COMMUNICATIONS SERVICES, INC.
  Independent Auditors' Report.......  F-100
  Balance Sheet as of March 31,
     1998............................  F-101
  Statement of Income and Retained
     Earnings for the year ended
     March 31, 1998..................  F-102
  Statement of Cash Flows for the
     year ended March 31, 1998.......  F-103
  Notes to Financial Statements......  F-104

FINANCIAL STATEMENTS OF U.S.
  TELEFACTORS CORPORATION AND ANIVOX
  CORPORATION
  Independent Auditors' Report.......  F-108
  Combined Balance Sheet as of
     December 31, 1997 and May 31,
     1998 (unaudited)................  F-109
  Combined Statement of Operations
     for the year ended December 31,
     1997 and for the five-months
     ended May 31, 1998
     (unaudited).....................  F-110
  Combined Statement of Stockholders'
     Deficit for the year ended
     December 31, 1997 and for the
     five-months ended May 31, 1998
     (unaudited).....................  F-111
  Combined Statement of Cash Flows
     for the year ended December 31,
     1997 and for the five-months
     ended May 31, 1998
     (unaudited).....................  F-112
  Notes to Combined Financial
     Statements......................  F-113

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Protocol Communications, Inc.:

     We have audited the accompanying consolidated balance sheets of Protocol Communications, Inc. as of December 31, 1998 and 1999, and the related consolidated statements of operations, mandatorily redeemable convertible and redeemable convertible preferred stock and stockholders' deficit and cash flows for the period from inception (June 5, 1998) to December 31, 1998 and for the year ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Protocol Communications, Inc. as of December 31, 1998 and 1999, and the results of their operations and their cash flows for the period from inception (June 5, 1998) to December 31, 1998 and for the year ended December 31, 1999, in conformity with generally accepted accounting principles.

/s/ KPMG LLP

Boston, Massachusetts
April 10, 2000

                         PROTOCOL COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1999
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                               1998       1999
                                                              -------    -------
                                     ASSETS
Current assets:
  Cash and cash equivalents.................................  $   528      9,444
  Accounts receivable, net of allowance for doubtful
    accounts of $468 and $1,211 at December 31, 1998 and
    1999, respectively......................................    6,708     17,120
  Amounts due from officers.................................       --        181
  Prepaids and other current assets.........................      534      1,438
                                                              -------    -------
        Total current assets................................    7,770     28,183
Property and equipment, net.................................    5,399     12,795
Goodwill and other intangible assets, net...................   30,597     50,464
Debt issuance costs, net....................................      681      3,171
Net deferred tax assets.....................................      852         --
Deposits....................................................       29        223
                                                              -------    -------
        Total assets........................................  $45,328     94,836
                                                              =======    =======
                     LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Current portion of long-term debt.........................  $ 1,701      5,182
  Current portion of capital lease obligations..............      621        879
  Accounts payable..........................................    2,900      3,354
  Accrued liabilities.......................................    2,301      9,747
  Deferred revenue..........................................      170        280
  Income taxes payable......................................      300          5
                                                              -------    -------
        Total current liabilities...........................    7,993     19,447
Long-term debt, less current portion........................   28,107     60,570
Deferred tax liabilities....................................       --      1,563
Capital lease obligations, less current portion.............    1,732        891
Other liabilities...........................................      243        243
                                                              -------    -------
        Total liabilities...................................   38,075     82,714
                                                              -------    -------
Series B mandatorily redeemable convertible preferred stock,
  $.001 par value, 15,000,000 shares authorized; 10,693,634
  shares issued and outstanding at December 31, 1999
  (aggregate liquidation preference of $81,675 at December
  31, 1999).................................................       --     73,658
Series AB mandatorily redeemable convertible preferred
  stock, $.001 par value, 150,000 shares authorized; no
  shares were issued or outstanding at December 31, 1999....       --         --
Series A redeemable convertible preferred stock, $.001 par
  value, 7,000,000 shares authorized; 6,113,929 and 205,754
  shares issued and outstanding at December 31, 1998 and
  1999 (aggregate liquidation preference of $323,000 at
  December 31, 1999)........................................    8,965        286
                                                              -------    -------
                                                                8,965     73,944
                                                              -------    -------
Commitments and contingencies
Stockholders' deficit:
  Common stock, Class A, $.001 par, 39,900,000 shares
    authorized; 2,707,000 and 3,804,750 shares issued and
    2,707,000 and 2,378,917 shares outstanding at December
    31, 1998 and 1999, respectively.........................        3          4
  Common stock, Class B, $.001 par, 100,000 shares
    authorized; 90,500 shares issued, and 90,500 and no
    shares outstanding, at December 31, 1998 and 1999,
    respectively............................................       --         --
  Additional paid-in capital................................    1,766         --
  Stockholders' notes receivable............................     (246)      (263)
  Deferred compensation.....................................     (485)      (198)
  Accumulated other comprehensive loss......................       --         (8)
  Accumulated deficit.......................................   (2,750)   (50,557)
  Treasury stock (1,425,833 shares of common stock in 1999,
    at cost)................................................       --    (10,800)
                                                              -------    -------
        Total stockholders' deficit.........................   (1,712)   (61,822)
                                                              -------    -------
        Total liabilities and stockholders' deficit.........  $45,328     94,836
                                                              =======    =======

          See accompanying notes to consolidated financial statements.

                         PROTOCOL COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              FOR THE PERIOD
                                                              FROM INCEPTION       FOR THE
                                                              (JUNE 5, 1998)      YEAR ENDED
                                                              TO DECEMBER 31,    DECEMBER 31,
                                                                   1998              1999
                                                              ---------------    ------------
Revenue.....................................................    $   14,138           80,689
Cost of services............................................         8,222           42,428
                                                                ----------        ---------
     Gross profit...........................................         5,916           38,261
Operating expenses:
  Selling, general and administrative.......................         4,078           24,317
  Depreciation and amortization.............................         3,500           16,251
  Stock-based compensation expense..........................         1,110            1,742
                                                                ----------        ---------
     Operating loss.........................................        (2,772)          (4,049)
                                                                ----------        ---------
Other (income) expense:
  Interest expense..........................................           798            7,105
  Interest income...........................................           (10)            (108)
  Other expense.............................................            44               30
                                                                ----------        ---------
     Total other expense....................................           832            7,027
                                                                ----------        ---------
Loss before income taxes....................................        (3,604)         (11,076)
Income tax expense (benefit)................................          (854)           1,606
                                                                ----------        ---------
     Net loss...............................................        (2,750)         (12,682)
Accretion to Series A and B preferred stock redemption
  values....................................................          (199)            (408)
Excess consideration over redemption value paid to Series A
  preferred stockholders....................................            --          (38,398)
Series B preferred stock dividends..........................            --             (675)
                                                                ----------        ---------
Net loss attributable to common stockholders................    $   (2,949)         (52,163)
                                                                ==========        =========
Basic and diluted net loss per share........................    $    (1.26)          (14.74)
                                                                ==========        =========
Weighted average shares of common stock outstanding used in
  computing basic and diluted net loss per share............     2,345,952        3,539,781
                                                                ==========        =========

          See accompanying notes to consolidated financial statements.

                         PROTOCOL COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

         CONSOLIDATED STATEMENTS OF MANDATORILY REDEEMABLE CONVERTIBLE
      AND REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                              SERIES B                                   SERIES AB
                            MANDATORILY             SERIES A            MANDATORILY              STOCKHOLDERS' DEFICIT
                             REDEEMABLE            REDEEMABLE           REDEEMABLE       -------------------------------------
                            CONVERTIBLE            CONVERTIBLE          CONVERTIBLE           CLASS A             CLASS B
                          PREFERRED STOCK        PREFERRED STOCK      PREFERRED STOCK       COMMON STOCK        COMMON STOCK
                        --------------------   -------------------   -----------------   ------------------   ----------------
                          SHARES     AMOUNT      SHARES     AMOUNT    SHARES    AMOUNT    SHARES     AMOUNT   SHARES    AMOUNT
                        ----------   -------   ----------   ------   --------   ------   ---------   ------   -------   ------
Issuance of Series A
 redeemable
 convertible preferred
 stock, net of
 issuance costs of
 $1,386...............          --   $   --     6,113,929   $8,218         --   $  --           --     $--         --     $--
Issuance of preferred
 stock warrant........          --       --            --     548          --      --           --     --          --     --
Issuance of warrant...          --       --            --      --          --      --           --     --          --     --
Issuance of Class A
 common stock to
 officers and
 directors............          --       --            --      --          --      --    1,539,500      2          --     --
Issuance of Class B
 common stock to
 officers.............          --       --            --      --          --      --           --     --      90,500     --
Issuance of Class A
 common stock in
 connection with
 acquisitions.........          --       --            --      --          --      --    1,167,500      1          --     --
Issuance of Class A
 common stock to
 employee.............          --       --            --      --          --      --           --     --          --     --
Accretion to preferred
 stock redemption
 value................          --       --            --     199          --      --           --     --          --     --
Amortization of
 deferred
 compensation.........          --       --            --      --          --      --           --     --          --     --
Accrued interest on
 stockholders' notes
 receivable...........          --       --            --      --          --      --           --     --          --     --
Net loss..............          --       --            --      --          --      --           --     --          --     --
                        ----------   -------   ----------   ------   --------   -----    ---------     --     -------     --
Comprehensive loss....
Balance at December
 31, 1998.............          --       --     6,113,929   8,965          --      --    2,707,000      3      90,500     --
Issuance of Class A
 common stock in
 connection with
 acquisitions.........          --       --            --      --          --      --      462,250     --          --     --
Issuance of Class A
 common stock to
 officers and
 directors............          --       --            --      --          --      --      535,500      1          --     --


                                                              STOCKHOLDERS' DEFICIT
                        --------------------------------------------------------------------------------------------------
                                                                     ACCUMULATED
                        ADDITIONAL   STOCKHOLDERS'                      OTHER                                    TOTAL
                         PAID-IN         NOTES         DEFERRED     COMPREHENSIVE   ACCUMULATED   TREASURY   STOCKHOLDERS'
                         CAPITAL      RECEIVABLE     COMPENSATION       LOSS          DEFICIT      STOCK        DEFICIT
                        ----------   -------------   ------------   -------------   -----------   --------   -------------
Issuance of Series A
 redeemable
 convertible preferred
 stock, net of
 issuance costs of
 $1,386...............   $    --         $  --             --             --         $     --     $     --     $     --
Issuance of preferred
 stock warrant........        --            --             --             --               --           --           --
Issuance of warrant...        39            --             --             --               --           --           39
Issuance of Class A
 common stock to
 officers and
 directors............       694            --           (556)            --               --           --          140
Issuance of Class B
 common stock to
 officers.............        36          (238)            --             --               --           --         (202)
Issuance of Class A
 common stock in
 connection with
 acquisitions.........     1,186            --             --             --               --           --        1,187
Issuance of Class A
 common stock to
 employee.............        10            --            (10)            --               --           --           --
Accretion to preferred
 stock redemption
 value................      (199)           --             --             --               --           --         (199)
Amortization of
 deferred
 compensation.........        --            --             81             --               --           --           81
Accrued interest on
 stockholders' notes
 receivable...........        --            (8)            --             --               --           --           (8)
Net loss..............        --            --             --             --           (2,750)          --       (2,750)
                         -------         -----          -----            ---         --------     --------     --------
Comprehensive loss....
Balance at December
 31, 1998.............     1,766          (246)          (485)            --           (2,750)          --       (1,712)
Issuance of Class A
 common stock in
 connection with
 acquisitions.........     1,137            --             --             --               --           --        1,137
Issuance of Class A
 common stock to
 officers and
 directors............     1,070            --             --             --               --           --        1,071


                        STOCKHOLDERS' DEFICIT
                        -------------

                        COMPREHENSIVE
                            LOSS
                        -------------
Issuance of Series A
 redeemable
 convertible preferred
 stock, net of
 issuance costs of
 $1,386...............
Issuance of preferred
 stock warrant........
Issuance of warrant...
Issuance of Class A
 common stock to
 officers and
 directors............
Issuance of Class B
 common stock to
 officers.............
Issuance of Class A
 common stock in
 connection with
 acquisitions.........
Issuance of Class A
 common stock to
 employee.............
Accretion to preferred
 stock redemption
 value................
Amortization of
 deferred
 compensation.........
Accrued interest on
 stockholders' notes
 receivable...........
Net loss..............    $ (2,750)
                          --------
Comprehensive loss....    $ (2,750)
                          ========
Balance at December
 31, 1998.............
Issuance of Class A
 common stock in
 connection with
 acquisitions.........
Issuance of Class A
 common stock to
 officers and
 directors............

                         PROTOCOL COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

  CONSOLIDATED STATEMENTS OF MANDATORILY REDEEMABLE CONVERTIBLE AND REDEEMABLE
      CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT -- (CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                              SERIES B                                   SERIES AB
                            MANDATORILY             SERIES A            MANDATORILY              STOCKHOLDERS' DEFICIT
                             REDEEMABLE            REDEEMABLE           REDEEMABLE       -------------------------------------
                            CONVERTIBLE            CONVERTIBLE          CONVERTIBLE           CLASS A             CLASS B
                          PREFERRED STOCK        PREFERRED STOCK      PREFERRED STOCK       COMMON STOCK        COMMON STOCK
                        --------------------   -------------------   -----------------   ------------------   ----------------
                          SHARES     AMOUNT      SHARES     AMOUNT    SHARES    AMOUNT    SHARES     AMOUNT   SHARES    AMOUNT
                        ----------   -------   ----------   ------   --------   ------   ---------   ------   -------   ------
Issuance of Series AB
 mandatorily
 redeemable
 convertible preferred
 stock................          --       --            --      --     119,963     948           --     --          --     --
Issuance of stock
 options..............          --       --            --      --          --      --           --     --          --     --
Exercise of
 warrants.............          --       --       348,677       3          --      --      100,000     --          --     --
Accretion to preferred
 stock redemption
 values...............          --       94            --     313          --      --           --     --          --     --
Recapitalization
 through issuance of
 Series B mandatorily
 redeemable
 convertible preferred
 stock and purchase of
 capital stock, net of
 issuance costs of
 $8,111...............  10,693,634   72,889    (6,256,852)  (8,995)  (119,963)   (948)          --     --          --     --
Accrued dividends on
 Series B mandatorily
 redeemable
 convertible preferred
 stock................          --      675            --      --          --      --           --     --          --     --
Amortization of
 deferred
 compensation.........          --       --            --      --          --      --           --     --          --     --
Accrued interest on
 stockholders' notes
 receivable...........          --       --            --      --          --      --           --     --          --     --
Foreign currency
 translation
 adjustment...........          --       --            --      --          --      --           --     --          --     --
Net loss..............          --       --            --      --          --      --           --     --          --     --
                        ----------   -------   ----------   ------   --------   -----    ---------     --     -------     --
Comprehensive loss....
Balance at December
 31, 1999.............  10,693,634   $73,658      205,754   $ 286          --   $  --    3,804,750     $4      90,500     $--
                        ==========   =======   ==========   ======   ========   =====    =========     ==     =======     ==


                                                              STOCKHOLDERS' DEFICIT
                        --------------------------------------------------------------------------------------------------
                                                                     ACCUMULATED
                        ADDITIONAL   STOCKHOLDERS'                      OTHER                                    TOTAL
                         PAID-IN         NOTES         DEFERRED     COMPREHENSIVE   ACCUMULATED   TREASURY   STOCKHOLDERS'
                         CAPITAL      RECEIVABLE     COMPENSATION       LOSS          DEFICIT      STOCK        DEFICIT
                        ----------   -------------   ------------   -------------   -----------   --------   -------------
Issuance of Series AB
 mandatorily
 redeemable
 convertible preferred
 stock................        --            --             --             --               --           --           --
Issuance of stock
 options..............       382            --           (192)            --               --           --          190
Exercise of
 warrants.............         1            --             --             --               --           --            1
Accretion to preferred
 stock redemption
 values...............      (314)           --             --             --              (94)          --         (408)
Recapitalization
 through issuance of
 Series B mandatorily
 redeemable
 convertible preferred
 stock and purchase of
 capital stock, net of
 issuance costs of
 $8,111...............    (4,042)           --             --             --          (34,356)     (10,800)     (49,198)
Accrued dividends on
 Series B mandatorily
 redeemable
 convertible preferred
 stock................        --            --             --             --             (675)          --         (675)
Amortization of
 deferred
 compensation.........        --            --            479             --               --           --          479
Accrued interest on
 stockholders' notes
 receivable...........        --           (17)            --             --               --           --          (17)
Foreign currency
 translation
 adjustment...........        --            --             --             (8)              --           --           (8)
Net loss..............        --            --             --             --          (12,682)          --      (12,682)
                         -------         -----          -----            ---         --------     --------     --------
Comprehensive loss....
Balance at December
 31, 1999.............   $    --         $(263)         $(198)           $(8)        $(50,557)    $(10,800)    $(61,822)
                         =======         =====          =====            ===         ========     ========     ========


                        STOCKHOLDERS' DEFICIT
                        -------------

                        COMPREHENSIVE
                            LOSS
                        -------------
Issuance of Series AB
 mandatorily
 redeemable
 convertible preferred
 stock................
Issuance of stock
 options..............
Exercise of
 warrants.............
Accretion to preferred
 stock redemption
 values...............
Recapitalization
 through issuance of
 Series B mandatorily
 redeemable
 convertible preferred
 stock and purchase of
 capital stock, net of
 issuance costs of
 $8,111...............
Accrued dividends on
 Series B mandatorily
 redeemable
 convertible preferred
 stock................
Amortization of
 deferred
 compensation.........
Accrued interest on
 stockholders' notes
 receivable...........
Foreign currency
 translation
 adjustment...........          (8)
Net loss..............     (12,682)
                          --------
Comprehensive loss....    $(12,690)
                          ========
Balance at December
 31, 1999.............

          See accompanying notes to consolidated financial statements.

                         PROTOCOL COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              FOR THE PERIOD
                                                              FROM INCEPTION       FOR THE
                                                              (JUNE 5, 1998)      YEAR ENDED
                                                              TO DECEMBER 31,    DECEMBER 31,
                                                                   1998              1999
                                                              ---------------    ------------
Cash flows from operating activities:
 Net loss...................................................     $ (2,750)          (12,682)
 Adjustments to reconcile net loss to net cash used in
   operating activities:
   Depreciation and amortization............................        3,500            16,251
   Stock-based compensation expense.........................        1,110             1,742
   Accrued interest income on stockholders' notes
     receivable.............................................           (8)              (17)
   Issuance of warrant......................................           39                --
   Amortization and write-off of debt issuance costs........           73             1,563
   Accrued interest expense on long-term debt...............           --                67
   Provision for doubtful accounts..........................           17               352
   Deferred income taxes....................................         (974)              (52)
   Change in operating assets and liabilities, net of impact
     of acquisition of businesses:
     Accounts receivable....................................       (2,083)           (6,229)
     Amounts due from officers..............................           --              (181)
     Prepaids and other current assets......................         (298)             (580)
     Deposits...............................................          (29)             (184)
     Accounts payable.......................................        1,068            (1,104)
     Accrued liabilities....................................         (822)           (1,396)
     Deferred revenue.......................................           --               109
     Income taxes payable...................................          149              (632)
                                                                 --------          --------
       Net cash used in operating activities................       (1,008)           (2,973)
                                                                 --------          --------
Cash flows from investing activities:
 Acquisition of businesses, net of cash acquired............      (31,938)          (26,986)
 Additional consideration paid on prior acquisitions........           --            (5,283)
 Purchases of property and equipment, net...................         (650)           (5,002)
 Issuance of stockholders' notes receivable.................         (238)               --
                                                                 --------          --------
       Net cash used in investing activities................      (32,826)          (37,271)
                                                                 --------          --------
Cash flows from financing activities:
 Proceeds from issuance of Series A redeemable convertible
   preferred stock..........................................        9,300                --
 Proceeds from issuance of Series B mandatorily redeemable
   convertible preferred stock..............................           --            81,000
 Proceeds from issuance of Series AB mandatorily redeemable
   convertible preferred stock..............................           --               948
 Redemption of Series AB mandatorily redeemable convertible
   preferred stock..........................................           --              (948)
 Redemption of Series A mandatorily redeemable convertible
   preferred stock..........................................           --           (47,393)
 Purchase of treasury stock.................................           --           (10,800)
 Proceeds from exercise of warrants.........................           --                 4
 Payment of stock issuance costs............................       (1,386)           (8,111)
 Payment of debt issuance costs.............................         (755)           (4,053)
 Proceeds from long-term debt...............................       27,701            96,923
 Payments of long-term debt.................................         (345)          (62,258)
 Payments of capital lease obligations......................         (153)           (3,201)
 Accrued acquisition payments...............................           --             7,049
                                                                 --------          --------
       Net cash provided by financing activities............       34,362            49,160
                                                                 --------          --------
 Net increase in cash and cash equivalents..................     $    528             8,916
 Cash and cash equivalents, beginning of period.............           --               528
                                                                 --------          --------
 Cash and cash equivalents, end of period...................     $    528             9,444
                                                                 ========          ========
Supplemental disclosure of cash flow information:
Cash paid during the period for:
   Interest.................................................     $    491             5,185
                                                                 ========          ========
   Income taxes.............................................     $     --             1,123
                                                                 ========          ========
Noncash investing and financing activities:
 Property and equipment acquired under capital leases.......     $  1,332             1,548
                                                                 ========          ========
 Accretion to Series A and B preferred stock redemption
   values...................................................     $    199               408
                                                                 ========          ========
 Accrued dividends on Series B preferred stock..............     $     --               675
                                                                 ========          ========
Acquisition of businesses:
 Fair value of assets acquired..............................     $ 43,371            34,557
 Liabilities assumed........................................       (9,566)           (6,235)
 Issuance of common stock...................................       (1,187)           (1,137)
                                                                 --------          --------
   Cash paid................................................       32,618            27,185
 Less cash acquired.........................................         (680)             (199)
                                                                 --------          --------
   Net cash paid for acquisition of businesses..............     $ 31,938            26,986
                                                                 ========          ========

          See accompanying notes to consolidated financial statements.

                         PROTOCOL COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) NATURE OF BUSINESS

     Protocol Communications, Inc. (formerly Protocol Holdings, Inc.) (the "Company") was incorporated on May 13, 1998. On June 5, 1998, the Company completed a private placement of redeemable convertible preferred stock and obtained institutional bank debt financing and simultaneously acquired in separate merger transactions, three companies engaged in providing outsourced customer relationship management services. The Company's operations began contemporaneously with the acquisitions on June 5, 1998. The Company acquired five additional companies in 1998 and four companies in 1999. (See note 3).

     The Company is a provider of outsourced electronic customer relationship management ("eCRM") service solutions for clients in a variety of industries throughout North America. These services include strategic market planning, pre- and post-sales customer support, and customer sales.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Basis of Presentation

     The consolidated financial statements include the financial statements of Protocol Communications, Inc. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The results of operations of the business combinations accounted for as purchases have been included in the consolidated financial statements for the period subsequent to the date of acquisition (see note 3).

  (b) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates made by the Company include the useful lives of fixed assets and intangible assets, the recoverability of long-term assets, capitalization of software costs, and the collectibility of accounts receivable and deferred tax assets.

  (c) Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consist of overnight deposits.

  (d) Property and Equipment

     Property and equipment are stated at cost. Property and equipment under capital leases are stated at the present value of minimum lease payments.

     Depreciation on property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Property and equipment held under capital leases and leasehold improvements are amortized straight-line over the shorter of the lease term or estimated useful life of the asset.

  (e) Capitalized Software Development Costs

     In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants ("AcSEC"), issued Statement of Position 98-1, Accounting for the Cost of

                         PROTOCOL COMMUNICATIONS, INC.

Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 requires the capitalization of certain internal costs related to the implementation of computer software obtained for internal use. Effective January 1, 1999, the Company adopted SOP 98-1.

     Costs incurred in the preliminary project stage are expensed as incurred while costs incurred during the development stage are capitalized. Capitalized computer software costs are amortized over their estimated useful life of three years and are included in depreciation and amortization in the accompanying consolidated statements of operations. During 1999, capitalized software costs were approximately $941,000. Amortization of capitalized software costs for the year ended December 31, 1999 was approximately $157,000.

  (f) Goodwill

     Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited. The Company assesses the recoverability of this intangible asset by determining whether the amortization of goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability will be impacted if estimated future operating cash flows are not achieved.

  (g) Debt Issuance Costs

     Costs related to the acquisition of the Company's Credit Agreements are deferred and amortized over the life of the related debt instruments. During 1999, in connection with executing the Amended and Restated Credit Agreements, the Company wrote-off approximately $1,355,000 of debt issuance costs. The amortization and write-off of debt issuance costs are recorded as a component of interest expense in the accompanying consolidated statements of operations.

  (h) Impairment of Long-Lived Assets

     The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No.121, "Accounting for the Impairment of Long-Lived Assets for Long-Lived Assets to Be Disposed of." This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

  (i) Revenue Recognition

     The Company recognizes revenues at the time services are performed. Certain contracts are billed in advance. Amounts billed, but not yet earned, under these contracts are recorded as deferred revenue.

  (j) Income Taxes

     The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating

                         PROTOCOL COMMUNICATIONS, INC.

loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (k) Stock-Based Compensation

     The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principle Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". Under APB No. 25, compensation cost is recognized based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock.

  (l) Comprehensive Income (Loss)

     The Company adopted SFAS No. 130, Reporting Comprehensive Income, which requires that all components of comprehensive income (loss) be reported in the consolidated financial statements in the period in which they are recognized. Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources.

  (m) Segment Reporting

     The Company has adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way that public business enterprises report selected information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 requires the use of the "management approach" in disclosing segment information, based largely on how senior management generally analyzes the business operations. In accordance with the provisions of SFAS No. 131, the Company has determined that it currently operates in only one segment, and as such, no additional disclosures are required.

  (n) Fair Value of Financial Instruments

     The carrying amounts of the Company's financial instruments, including cash and cash equivalents, accounts receivable, other assets, accounts payable and accrued expenses, other liabilities and borrowings are at cost, which approximates fair value because of either their short-term nature of conversion to cash or the corresponding variable interest rate attached to the instruments.

  (o) Foreign Currency Translation

     The accounts of the Company's foreign operations are translated into U.S. dollars using the current rate method. Assets and liabilities are translated at the year-end exchange rate and revenue and expenses are translated at average exchange rates. Gains and losses arising from the translation of the financial statements of foreign operations are deferred in the accumulated other comprehensive loss account included as a separate component of stockholders' equity.

                         PROTOCOL COMMUNICATIONS, INC.

  (p) Earnings Per Share

     Earnings per share are computed on SFAS No. 128, "Earnings per Share". Basic earnings (loss) per share is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share gives effect to all dilutive potential common shares outstanding during the period. Potential common shares consist of the incremental number of common shares issuable upon conversion of mandatorily redeemable convertible and redeemable convertible preferred stock (using the if-converted method) and common shares issuable upon the exercise of stock options (using the treasury stock method). The computation of diluted earnings (loss) per share does not assume conversion, exercise or contingent exercise of securities that would have an antidilutive effect on earnings.

     As the Company has been in a net loss position for all periods presented weighted average common stock equivalents of 6,152,695 and 6,407,499 as of December 31, 1998 and 1999, respectively, were excluded from the diluted net loss per share calculation as they would be antidilutive. As a result, diluted net loss per share is the same as basic net loss per share, and has not been presented separately.

  (q) Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS 133 requires the recognition of all derivatives as either assets or liabilities in the statement of financial position and the measurement of those instruments at fair value. The Company is required to adopt this standard in the first quarter of fiscal year 2001 pursuant to SFAS No. 137 (issued in June 1999), which delays the adoption of SFAS 133 until that time. The Company expects that the adoption of SFAS 133 will not have a material impact on its financial position or its results of operations.

     In April 1998, the AcSEC issued Statement of Position 98-5, Reporting Costs of Start-Up Activities ("SOP 98-5"). Under SOP 98-5, the cost of start-up activities should be expensed as incurred. Start-up activities are broadly defined as those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation or organizing a new entity. This standard, which the Company adopted in the first quarter of 1999, did not have any material impact on its financial position or results of operations.

  (r) Reclassifications

     Certain reclassifications have been made to the 1998 consolidated financial statements to conform to 1999 presentation.

(3) ACQUISITIONS

     During 1998 and 1999, the Company entered into agreements to acquire eight businesses and four businesses, respectively. The Company has accounted for these acquisitions under the purchase method of

                         PROTOCOL COMMUNICATIONS, INC.

accounting. The results of operations of each acquired business are included in the Company's consolidated statements of operations from the date of acquisition. The acquired companies are as follows:

     1998 ACQUISITIONS

                                              ACQUISITION
ACQUIRED BUSINESS                                DATE           LOCATION       TYPE
-----------------                            -------------    -------------    -----
Protocol Communications Services, Inc. ....      June 1998    Massachusetts    Asset
Operators Stand By, Inc. and Sweet, Schatz
  & Lewis, Inc. (d/b/a Total Availability
  Services, Inc.)..........................      June 1998          Florida    Stock
U.S. Telefactors Corporation...............      June 1998         Illinois    Stock
Answerphone of Florida, Inc. (d/b/a
  IOCOM)...................................      July 1998          Florida    Asset
Quick Response LLC.........................  November 1998     Pennsylvania    Asset
Anserphone of New Orleans, Inc.............  November 1998        Louisiana    Asset
Strategic Alternatives, Inc................  November 1998          Florida    Stock
The Scribers, Inc..........................  December 1998         Michigan    Asset

     1999 ACQUISITIONS

                                              ACQUISITION
ACQUIRED BUSINESS                                DATE            LOCATION       TYPE
-----------------                            -------------    --------------    -----
MBS Communications, Inc. ..................  February 1999       Connecticut    Asset
Cross-Industry Communications, Inc. .......  February 1999     Massachusetts    Asset
Blue Line Promotions, Inc. ................     April 1999           Georgia    Asset
Media Express, Inc. .......................       May 1999    Quebec, Canada    Stock

     The Company generally purchases its business acquisitions through the use of a combination of cash, and issuance of promissory notes and Company common stock. The aggregate purchase price paid in connection with the 1998 acquisitions was approximately $37.4 million, which consisted of cash payments of $32.6 million, issuance of promissory notes to sellers of $1.5 million, issuance of common stock with a fair value of $1.2 million, and acquisition related costs of $2.1 million. The aggregate purchase price paid in connection with the 1999 acquisitions was approximately $30.4 million, which consisted of cash payments of $27.2 million, issuance of promissory notes to sellers of $1.2 million, issuance of common stock with a fair value of $1.1 million, and acquisition related costs of $891,000.

     The aggregate purchase price of the 1998 and 1999 acquisitions was allocated as follows:

                                                               1998       1999
                                                              -------    ------
Current and fixed assets....................................  $ 9,607     9,190
Software....................................................      341        --
Customer base...............................................    7,796     5,474
Workforce in place..........................................    3,898     1,675
Noncompete agreements.......................................    2,684     3,700
Assumed liabilities.........................................   (5,791)   (4,132)
Goodwill....................................................   18,854    14,518
                                                              -------    ------
Total purchase consideration................................  $37,389    30,425
                                                              =======    ======

     Several of the purchase agreements include a provision for contingent payments to be paid to the sellers based on the acquired entities reaching certain operating results. During 1999, the Company paid

                         PROTOCOL COMMUNICATIONS, INC.

contingent payments of $5.3 million. The contingent payments have been accounted for as additional goodwill.

     The following unaudited pro forma financial information presents the combined results of operations of the Company and its 1998 and 1999 acquisitions as if the acquisitions had occurred as of January 1, 1998, after giving effect to certain adjustments, including amortization of intangible assets, interest expense, and compensation expense. The pro forma information does not necessarily reflect the results of operations that would have occurred had the Company and the 1998 and 1999 acquisitions constituted a single entity during 1998 and 1999.

                                                               1998        1999
                                                              -------    --------
Revenue.....................................................  $75,841      88,666
Net loss....................................................  $(3,628)    (13,350)
Net loss attributable to common stockholders................  $(3,827)    (52,831)
Net loss per share..........................................  $ (1.30)     (13.52)

(4) PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following at December 31 (in thousands):

                                                   1998      1999     ESTIMATED USEFUL LIFE
                                                  ------    ------    ---------------------
Telephone and computer equipment................  $4,216     9,376       5 to 7 years
Furniture and fixtures..........................     889     1,782       5 to 7 years
Leasehold improvements..........................     617     1,454    Shorter of lease or
                                                                       estimated useful
                                                                             life
Software........................................      64     1,735       3 to 5 years
Other equipment.................................     137     1,815       3 to 5 years
                                                  ------    ------
                                                   5,923    16,162
Less: accumulated depreciation and
  amortization..................................    (524)   (3,367)
                                                  ------    ------
                                                  $5,399    12,795
                                                  ======    ======

     Depreciation and amortization of property and equipment was approximately $524,000 and $3,074,000 for the period of inception (June 5, 1998) to December 31, 1998 and for the year ended December 31, 1999, respectively.

     In April 1999, the Company closed a facility and transferred the existing business to another facility. As a result, the Company expensed approximately $174,000 to depreciation expense associated with the write-off of the fixed assets.

                         PROTOCOL COMMUNICATIONS, INC.

(5) INTANGIBLE ASSETS

     Intangible assets consisted of the following at December 31 (in thousands):

                                                 1998       1999      ESTIMATED USEFUL LIFE
                                                -------    -------    ---------------------
Goodwill......................................  $18,854     38,943        10 years
Customer base.................................    7,796     13,270      1 to 10 years
Workforce in place............................    3,898      5,573      1 to 3 years
Noncompete agreements.........................    2,684      6,384      2 to 3 years
Software......................................      341        341      2 to 5 years
                                                -------    -------
                                                 33,573     64,511
Less: accumulated amortization................   (2,976)   (15,985)
                                                -------    -------
                                                $30,597     48,526
                                                =======    =======

(6) ACCRUED EXPENSES

     Accrued expenses consisted of the following at December 31 (in thousands):

                                                               1998     1999
                                                              ------    -----
Accrued payroll and related costs...........................  $  810    1,583
Accrued interest............................................     178      543
Accrued acquisition costs...................................     898       66
Accrued acquisition payments................................      --    7,049
Accrued other...............................................     415      506
                                                              ------    -----
                                                              $2,301    9,747
                                                              ======    =====

(7) LONG-TERM DEBT

     Long-term debt consisted of the following at December 31 (in thousands):

                                                               1998       1999
                                                              -------    ------
Tranche A Term Loan.........................................  $    --    25,000
Tranche B Term Loan.........................................       --    26,800
US Acquisition Loan.........................................       --    11,200
Acquisition Loan............................................   19,341        --
Term Loan...................................................    8,000        --
Notes payable to sellers....................................    2,467     2,699
Other.......................................................       --        53
                                                              -------    ------
  Total long-term debt......................................   29,808    65,752
Less: current portion.......................................   (1,701)   (5,182)
                                                              -------    ------
  Long-term debt, less current portion......................  $28,107    60,570
                                                              =======    ======

     On June 5, 1998, the Company entered into a Credit Agreement with several lenders. Under the Credit Agreement, the lenders, collectively, agreed to provide the following commitments and loans: an Acquisition Loan of up to $20 million, a Term Loan of $8 million and a Revolving Loan of $2 million.

     The Acquisition Loan is payable quarterly through May 31, 2005. Principal payments are based on a percentage of the outstanding principal balance that ranges from 2.5% in year one to 7.5% in year five.

                         PROTOCOL COMMUNICATIONS, INC.

Interest on the Acquisition Loan is payable quarterly, at a variable rate based upon the borrower's option of selecting either the Eurodollar rate plus 2.75% or the base rate plus 1.50% per annum. The base rate is calculated as the higher of the prime rate or the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate (rates ranging from 7.82% to 8.50% at December 31, 1998).

     The Term Loan is payable quarterly through May 31, 2004. Quarterly principal payments, beginning February 28, 1999, range from $50,000 in year one to $625,000 in year five. Interest on the Term Loan is payable quarterly, at a variable rate based upon the borrower's option of selecting either the Eurodollar rate plus 2.5% or the base rate plus 1.25% per annum. The base rate is calculated as the higher of the prime rate or the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate (7.8125% at December 31, 1998).

     The Revolving Loan is available through May 31, 2004. The unpaid principal balance is due on or before May 31, 2004. Interest on the Revolving Loan is payable quarterly, at a variable rate based upon the borrower's option of selecting either the Eurodollar rate plus 2.5% or the base rate plus 1.25% per annum. The base rate is calculated as the higher of the prime rate or the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate (9.0% at December 31, 1998). In 1998, the Company had borrowings of $210,000, which were subsequently paid off before December 31, 1998.

     On May 21, 1999, the Company entered into a Second Amended and Restated Credit Agreement. Under the Second Amended and Restated Credit Agreement, the lenders, collectively, agreed to increase the Acquisition Loan commitment to $58 million and the Revolving Loan commitment to $4 million. The Term Loan commitment was not changed. Under the Second Amended and Restated Credit Agreement, the interest rates were revised as follows; the interest rate on the Term and Revolving Loans, based upon the borrower's option, was changed to either the Eurodollar rate plus 3.00% or the base rate plus 1.75% per annum. While the interest rate on the Term and Revolving Loans, based upon the borrower's option, was changed either to the Eurodollar rate plus 3.00% or the base rate plus 1.75% per annum.

     On November 30, 1999, the Company entered into a Third Amended and Restated Credit Agreement. Under the Third Amended and Restated Credit Agreement, the lenders, collectively, agreed to convert the Company's existing Acquisition Loan, Term Loan and Revolving Loan into a Tranche A Term Loan of $25 million, a Tranche B Term Loan of $26.8 million, a Canadian Term Loan commitment of $11.2 million, a U.S. Acquisition Loan commitment of $41 million, a Canadian Acquisition Loan commitment of $5 million and a Revolving Loan commitment of $20 million. The borrowings under the U.S. and Canadian Acquisition Loan commitments are limited to $41 million. Under the Third Amended and Restated Credit Agreement, the interest rates were as follows; the interest rates on the Tranche A Term Loan and the Revolving Loan, based upon the borrower's option, was either the Eurodollar rate plus 3.50% or the base rate plus 2.25% per annum (9.63% at December 31, 1999). While the interest rates on the Tranche B Term Loan, the Canadian Term Loan and the Acquisition Loans, based upon the borrower's option, were either the Eurodollar rate plus 4.00% or the base rate plus 2.75% per annum (10.13% at December 31, 1999).

     Under the Credit Agreements, the Company is subject to commitment fees on any unusued commitment of .5% per annum. Commitment fees are reflected in other expense on the accompanying consolidated statements of operations. The amounts borrowed under the Credit Agreements are secured by all assets of the Company. The Credit Agreements provide for certain financial and non-financial covenants.

     Notes payable to sellers were incurred in connection with the business acquisitions. The unsecured notes bear interest at fixed rates between 7.0% and 9.75% and mature at various dates through 2002.

                         PROTOCOL COMMUNICATIONS, INC.

     Annual maturities of long-term debt as of December 31, 1999 are as follows (in thousands):

2000.............................................    $ 5,182
2001.............................................      6,024
2002.............................................      5,870
2003.............................................      6,835
2004.............................................     16,234
Thereafter.......................................     25,607
                                                     -------
          Total..................................    $65,752
                                                     =======

(8) MANDATORILY REDEEMABLE CONVERTIBLE AND REDEEMABLE CONVERTIBLE PREFERRED
STOCK

     At December 31, 1999, the Company is authorized to issue up to 22,150,000 shares of preferred stock, of which 7,000,000 shares are designated as Series A redeemable convertible preferred stock, 150,000 shares are designated as Series AB mandatorily redeemable convertible preferred stock and 15,000,000 shares are designated as Series B mandatorily redeemable convertible preferred stock.

     On June 5, 1998, the Company issued 6,113,929 shares of Series A redeemable convertible preferred stock; 5,571,323 shares were issued at $1.57 per share for gross proceeds of approximately $8.8 million, while an investor received 542,606 shares at no cost. The fair value of the shares issued to the investor of $852,000 was recorded as stock-based compensation expense in 1998.

     The Series A redeemable convertible preferred stock issued to a certain investor contained a put option, whereby the stockholder had the right to sell the shares back to the Company at a predetermined exercise price ranging from $1.25 to $3.75 based upon the holding period of the shares. In January 1999, the stockholder sold the shares to another investor, thereby effectively canceling the put right.

     On November 11, 1999, the Company issued 119,963 shares of Series AB mandatorily redeemable convertible preferred stock at $7.90 per share for gross proceeds of $947,708. Each share of Series AB mandatorily redeemable convertible preferred stock has no rights, preferences or privileges other than the right to receive upon surrender $7.90 in cash. The Series AB mandatorily redeemable convertible preferred stock was issued to provide the Company with bridge financing before the Company's recapitalization, effective December 1, 1999. In connection with the Company's recapitalization and issuance of Series B mandatorily redeemable convertible preferred stock, the Series AB mandatorily redeemable convertible preferred stock was redeemed for $947,708.

     On December 1, 1999, the Company entered into a Recapitalization Agreement, whereby the Company raised $81 million, before issuance costs of approximately $8.1 million, by issuing 10,693,634 shares of Series B mandatorily redeemable convertible preferred stock at $7.575 a share from "New Investors". Simultaneously, the Company redeemed and purchased 7,682,685 shares of capital stock for $58.2 million from "Old Investors". The Company redeemed and purchased 6,256,852, 1,335,333 and 90,500 shares of Series A redeemable convertible preferred stock, Class A common stock and Class B common stock, respectively, for $7.575 a share. The purchase of 1,425,833 shares of Class A and Class B common stock at $10.8 million was recorded as treasury stock. The excess consideration over the redemption value paid to the Series A redeemable convertible preferred stockholders of $38.4 million was initially applied against additional paid-in capital until there was none and the remainder was charged to accumulated deficit.

     In addition, at anytime over the next three years, subject to certain termination events, such as an initial public offering of its common stock or a change in control, as defined, the Company may issue and sell up to an additional 3,960,606 shares of Series B mandatorily redeemable convertible preferred stock at $7.575 to the New Investors to finance the expansion of the business (the "Put Right"). As a result of

                         PROTOCOL COMMUNICATIONS, INC.

this Recapitalization Agreement, assuming the redemption of all shares of capital stock available for redemption and the issuance of the additional preferred shares, the New Investors will own up to approximately 84% of the Company.

     The Series A redeemable convertible preferred stock and Series B mandatorily redeemable convertible preferred stock have certain rights, preferences and restrictions with respect to dividends, conversion, liquidation, voting and redemption as follows:

  Dividends

     The holders of Series B mandatorily redeemable convertible preferred stock are entitled to receive cumulative, compounding dividends in cash at an annual rate of 10% of the Preferred Liquidation Preference Amount. The Preferred Liquidation Preference Amount is $7.5746 per share plus any accrued and unpaid dividends. The dividends are payable upon liquidation, conversion or redemption of the Series B mandatorily redeemable convertible preferred stock. Accrued dividends on the Series B mandatorily redeemable convertible preferred stock at December 31, 1999 were $675,000.

     The holders of Series A redeemable convertible preferred stock are entitled to receive noncumulative cash dividends at the rate of $.157 per annum, when and as declared by the Board of Directors. In no event, so long as any shares of Series A redeemable convertible preferred stock remain outstanding, will any dividend be declared or paid upon any common stock, other than a dividend or distribution payable in shares of common stock. The holders of the Series A redeemable convertible preferred stock can waive this dividend preference upon the affirmative vote or written consent of at least 70% of the Series A redeemable convertible preferred stockholders.

     In February 1999, the Company's Board of Directors declared a cash dividend to the Series A redeemable convertible preferred stockholders of $.157 per share payable 30 days upon the occurrence of any of the following events; the sale of all or substantially all of the Company's assets, a merger, consolidation or transaction that results in a new shareholder acquiring 50% of the Company's voting securities, or an initial public offering of the Company's equity securities. In connection with the Company's recapitalization on December 1, 1999, the Series A redeemable convertible preferred stockholders waived their right to this declared dividend.

  Conversion

     Each share of Series A redeemable convertible preferred stock and Series B mandatorily redeemable convertible preferred stock is convertible into one share of common stock, adjusted for certain dilutive events, at the option of the holder at any time. For both Series A and B, conversion is automatic upon the closing of a public offering of common stock for which the aggregate proceeds are at least $50 million and the per share offering price is at least $18.9365. In addition, any accrued and unpaid dividends on the Series B mandatorily redeemable convertible preferred stock would be paid in cash. As of December 31, 1999, the Series B mandatorily redeemable convertible preferred stock and Series A redeemable convertible preferred stock would convert to 10,693,634 and 205,754 shares of common stock, respectively.

  Redemption

     The Series B mandatorily redeemable convertible preferred stock has a mandatory redemption feature that requires the Company to redeem all outstanding shares on December 31, 2006. The redemption price of each share will be the sum of $7.5746 plus any accrued and unpaid dividends.

     The holders of Series A redeemable convertible preferred stock have the right to require the Company to redeem all the outstanding Series A redeemable convertible preferred stock for cash, any time after December 31, 2006, upon the approval of a majority of the holders of the then outstanding shares,

                         PROTOCOL COMMUNICATIONS, INC.

subject to certain restrictions. The redemption price of each share will be the sum of $1.57 plus all declared and unpaid dividends.

  Liquidation

     In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the Series A redeemable convertible preferred stockholders and Series B mandatorily redeemable convertible preferred stockholders are entitled to a per share distribution in preference to the holders of common stock equal to the original issuance price, as adjusted, plus any accrued and unpaid dividends. The original purchase price per share of Series A redeemable convertible preferred stock and Series B mandatorily redeemable convertible preferred stock was $1.57 and $7.5746, respectively. For purposes of liquidation, the Series B mandatorily redeemable convertible preferred stockholders are entitled to receive payment before the Series A redeemable convertible preferred stockholders.

  Voting

     The holders of Series A redeemable convertible preferred stock and Series B mandatorily redeemable convertible preferred stock are entitled to vote on all matters with the Class A common stockholders as if they were one class of stock. The holders Series A redeemable convertible preferred stock and Series B mandatorily redeemable convertible preferred stockholders are entitled to the number of votes equal to the number of shares of common stock into which each share is then convertible into.

     Under the Stockholders Agreement dated December 1, 1999, the Series A and B stockholders have agreed to vote their shares or give stockholder's consent to, among other items, to allow the election of two directors designated by each of the two majority Series B mandatorily redeemable convertible preferred stockholders.

(9) STOCKHOLDERS' EQUITY

  Capital Stock -- Authorized Shares

     On November 30, 1999, the Company amended its Certificate of Incorporation to, among other things, increase its authorized capital stock to 62,150,000 shares, of which 40,000,000 are for common stock and 22,150,000 are for preferred stock. The increase in authorized shares has been reflected retroactively in the accompanying consolidated financial statements.

     The Company has reserved the following number of shares of common stock for the conversion of mandatorily redeemable and redeemable convertible preferred stock, and the issuance of warrants and stock options:

Series A redeemable convertible preferred stock.............   7,000,000
Series AB mandatorily redeemable convertible preferred
  stock.....................................................     150,000
Series B mandatorily redeemable convertible preferred
  stock.....................................................  15,000,000
Stock options...............................................   2,989,500
                                                              ----------
                                                              25,139,500
                                                              ==========

  Common Stock

     The Company has designated two classes of common stock, Class A and Class
B. The rights and privileges of each share of Class A common stock and Class B common stock are identical, except that the holder of Class B common stock is not entitled to vote on matters subject to shareholder voting. In addition, each share of Class B common stock will automatically convert into a share of Class A common stock upon (i) an initial public offering of the Company's common stock in which the aggregate proceeds are at least $50 million and the price per share is at least $18.9365, (ii) the consolidation or merger of the

                         PROTOCOL COMMUNICATIONS, INC.

Company with or into any other corporation, (iii) the sale of substantially all of the assets of the Company to any person other than a holder(s) of Series B mandatorily redeemable convertible preferred stock, (iv) the sale of more than 50% of the capital stock of the Company to any person other than a holder(s) of Series B mandatorily redeemable convertible preferred stock, or (v) the initial closing of the transactions contemplated by the Recapitalization Agreement (see note 8).

     Each holder of Class A common stock is entitled to one vote for each share of stock held. The holders of Class A common stock will vote together with all other classes and series of stock of the Company as a single class on all actions to be taken by the Company's stockholders.

     During 1998 and 1999, the Company issued 1,539,500 shares and 535,500 shares of Class A common stock, respectively, to directors and officers for no cash consideration. The shares of Class A common stock were subject to certain recision clauses that required the employees to remain employed with the Company for a period of up to four years. In connection with the recapitalization on December 1, 1999, the Class A common stock became fully vested. During 1998, the Company issued 90,500 shares of Class B common stock to directors and officers for no consideration. In connection with these issuances, the Company recognized a compensation charge for the fair value of the common stock on the date of issuance. The Company is recognizing the compensation expense over the vesting period of the underlying stock agreement. At December 31, 1998 and 1999, the Company had deferred compensation of $485,000 and $198,000, respectively. If the Company had allocated this expense to each operating expense category, the entire amount would be included in selling, general and administrative expenses in 1998 and 1999.

  Stockholders' Notes Receivable

     In connection with the issuance of common stock to officers in June 1998, the Company received promissory notes that total $238,000. The unsecured notes bear interest at 7% per annum. Accrued interest income on the notes was approximately $8,000 and $25,000 as of December 31, 1998 and 1999, respectively. Both principal and accrued interest is payable on December 15, 2005. Payment of the notes outstanding balance will be made solely by deduction of up to 25% of the net payment of any bonus payable to the officers under their employment agreements.

  Stock Option Plans

     1998 Stock Option Plan

     In 1998, the Company adopted the 1998 Stock Plan, which provides both for direct awards or sale of shares of common stock and for the grant of options to purchase shares of common stock. The 1998 Stock Plan permits the granting of incentive stock options, as defined under Section 422 of the Internal Revenue Code, and non-qualified options. Only employees of the Company are eligible for the grant of incentive stock options, while employees, outside directors and consultants are eligible for the grant of options or the direct award or sale of shares. The number of stock options reserved for issuance under the 1998 Stock Plan is 1,689,500 shares. The 1998 Stock Plan is administered by the compensation committee under the authority of the Board of Directors. The 1998 Stock Plan automatically terminates ten years from the date of adoption.

     Under the terms of the plan, the purchase price of awards or sales must not be less than 85% of the fair market value of the common stock on date of the grant. Any right to acquire shares of common stock under the plan automatically expires if not exercised within 30 days after the date of the grant. Shares awarded or sold under the plan are subject to special forfeiture conditions, rights of first refusal and other transfer restrictions as determined by the Board of Directors. The Company has the right to repurchase the shares from anyone who is not an officer of the Company, an outside director or a consultant at the

                         PROTOCOL COMMUNICATIONS, INC.

original purchase price upon termination of services. The right to repurchase shares lapses at a rate of 20% each year over a five-year.

     Under the terms of the plan, the exercise price of incentive stock options granted must not be less than 100% (110% in certain cases) of the fair market value of the common stock at the date of the grant. Under the terms of the plan, the exercise price of non-qualified stock options granted must not be less than 85% of the fair market value per share of common stock on the date of such grant.

     Generally, options expire on the date specified by the compensation committee but not later than ten years from the date of grant. Under the 1998 Option Plan, stock options generally vest over a five-year period or as designated by the compensation committee. At December 31, 1999, there were 1,652,000 options available for grant under the 1998 Option Plan.

     1999 Stock Option Plan

     In 1999, the Company adopted the 1999 Stock Option Plan, which provides for the granting of options to purchase shares of the Company's common stock to designated employees, directors and consultants. The 1999 Stock Option Plan permits the granting of incentive stock options, as defined under Section 422 of the Internal Revenue Code, and non-qualified options. The number of stock options reserved for issuance under the 1999 Stock Option Plan is 300,000 shares. Common stock covered by any unexercised portions of terminated or surrendered by the participant may again be subject to new grants under the plan. The 1999 Stock Option Plan is administered by the compensation committee under the authority of the Board of Directors.

     Under the terms of the plan, the compensation committee will determine the conditions on exercise with respect to options granted in each option agreement. The exercise price of each option granted under the plan is determined by the compensation committee, however, with respects to incentive stock options, the exercise price must be at fair market value of the common stock (110% in certain cases) at the date of the grant. Generally, options expire on the date specified by the compensation committee but not later than ten years from the date of grant. At December 31, 1999, there were 70,500 options available for grant under the 1999 Option Plan.

     2000 Stock Option Plan

     Effective December 1, 1999, the Company adopted the 2000 Option Stock Plan. The 2000 Stock Option Plan provides for the granting of options to purchase shares of the Company's common stock to designated employees, directors and consultants. The 2000 Stock Plan permits the granting of incentive stock options, as defined under Section 422 of the Internal Revenue Code, and non-qualified options. The number of stock options reserved for issuance under the 2000 Stock Plan is 1,000,000 shares. The 2000 Stock Plan is administered by the compensation committee under the authority of the Board of Directors. The 2000 Stock Plan automatically terminates 10 years from the date of adoption.

     Under the terms of the plan, the exercise price of the stock option is determined by the compensation committee; provided, however, that the exercise price of incentive stock options granted must not be less than 100% (110% in certain cases) of the fair market value of the common stock at the date of the grant.

     Generally, options expire on the date specified by the compensation committee but not later than ten years from the date of grant (five years in certain cases). Under the 2000 Stock Option Plan, stock grants vest in equal increments over four years. Each vested option outstanding may be exercised in whole or in part at any time. All unvested options will vest automatically upon a change in control or qualified public offering, as defined. At December 31, 1999, there were 636,564 options available for grant under the 2000 Stock Option Plan.

                         PROTOCOL COMMUNICATIONS, INC.

     A summary of stock option activity under the Company's stock option plans since inception is summarized as follows:

                                                 FOR THE PERIOD
                                                 FROM INCEPTION
                                               (JUNE 5, 1998) TO     FOR THE YEAR ENDED
                                               DECEMBER 31, 1998      DECEMBER 31, 1999
                                               ------------------    -------------------
                                                         WEIGHTED               WEIGHTED
                                                         AVERAGE                AVERAGE
                                                         EXERCISE               EXERCISE
                                               SHARES     PRICE      SHARES      PRICE
                                               ------    --------    -------    --------
Outstanding at beginning of period...........      --      $ --       72,000     $ .40
Granted......................................  72,000       .40      598,436      4.90
Exercised....................................      --        --           --        --
Cancelled....................................      --        --      (40,000)      .48
                                               ------      ----      -------     -----
Outstanding at end of period.................  72,000      $.40      630,436     $4.67
                                               ======      ====      =======     =====
Options exercisable at end of period.........      --                 82,000
                                               ======                =======
Weighted average fair value of options
  granted during the period..................              $.25                  $3.42
                                                           ====                  =====

      OPTIONS OUTSTANDING AT         OPTIONS EXERCISABLE AT
        DECEMBER 31, 1999              DECEMBER 31, 1999
----------------------------------   ----------------------
                         WEIGHTED
RANGE                     AVERAGE                  WEIGHTED
OF          NUMBER OF    REMAINING                 AVERAGE
EXERCISE   OUTSTANDING   LIFE (IN      NUMBER      EXERCISE
PRICES       SHARES       YEARS)     EXERCISABLE    PRICE
--------   -----------   ---------   -----------   --------
 $ .40       126,500       8.95        76,500       $ .40
  1.00       140,500       9.07         5,500        1.00
  7.57       363,436       9.92            --          --
             -------                   ------
             630,436                   82,000
             =======                   ======

     Had the Company determined compensation cost based on the fair value at the grant date for its stock option grants under SFAS No. 123, utilizing the Black-Scholes Valuation Model, its net loss would have been changed to the pro forma amounts indicated below:

                                                           FOR THE PERIOD
                                                           FROM INCEPTION      FOR THE YEAR
                                                          (JUNE 5, 1998) TO       ENDED
                                                            DECEMBER 31,       DECEMBER 31,
                                                                1998               1999
                                                          -----------------    ------------
Net loss:
  As reported...........................................       $(2,750)          $(12,682)
  Pro forma.............................................        (2,753)           (12,923)
Net loss attributable to common stockholders:
  As reported...........................................        (2,949)           (52,163)
  Pro forma.............................................        (2,952)           (52,404)
Basic and diluted net loss per share:
  As reported...........................................         (1.26)            (14.74)
  Pro forma.............................................         (1.26)            (14.80)

                         PROTOCOL COMMUNICATIONS, INC.

     The pro forma amounts were determined using the Black-Scholes Valuation Model with the following key assumptions:

                                                               1998       1999
                                                              -------    -------
Expected lives in years.....................................  5 years    5 years
Risk free interest rates....................................     4.45%      5.08%
Dividend yield..............................................       --         --
Volatility..................................................       75%        75%

  Warrants

     In connection with its formation in June 1998, the Company issued a warrant to a Series A redeemable convertible preferred stockholder. The warrant entitles the holder to purchase 100,000 shares of the Company's Class A common stock at an exercise price of $.40. The Company valued the warrant at $39,000. The warrant expires in June 2004. On November 30, 1999, the warrant was exercised and 100,000 shares of Class A common stock were issued.

     In addition, a Series A redeemable convertible preferred stockholder purchased a preferred stock warrant for a total consideration of $548,000 to purchase 348,677 shares of Series A redeemable convertible preferred stock at $1.57 per share, at an exercise price of $.01. On November 30, 1999, the warrant was exercised and 348,677 shares of Series A redeemable convertible preferred stock were issued.

(10) INCOME TAXES

     Total federal and state income tax expense (benefit) for the period from inception (June 5, 1998) to December 31, 1998 and for the year ended December 31, 1999 consists of the following (in thousands):

                                                           CURRENT    DEFERRED    TOTAL
                                                           -------    --------    ------
Period from inception (June 5, 1998) to December 31,
  1998:
  Federal................................................  $   --       (809)       (809)
  State..................................................     120       (165)        (45)
                                                           ------       ----      ------
                                                           $  120       (974)       (854)
                                                           ======       ====      ======
Year ended December 31, 1999:
  Federal................................................  $  (82)       931         849
  State..................................................     452        220         672
  Foreign................................................     780       (695)         85
                                                           ------       ----      ------
                                                           $1,150        456       1,606
                                                           ======       ====      ======

     The following table reconciles the Federal statutory income tax rate to the Company's effective income tax rate:

                                                           FOR THE PERIOD
                                                           FROM INCEPTION     FOR THE YEAR
                                                           (JUNE 5, 1998)         ENDED
                                                           TO DECEMBER 31,    DECEMBER 31,
                                                                1998              1999
                                                           ---------------    -------------
Federal statutory income tax rate........................       (34.0%)           (34.0%)
State taxes, net of Federal benefit......................        (1.0)              4.0
Goodwill amortization....................................         7.8               7.9
Compensation expense.....................................         1.4               3.2
Change in valuation allowance............................         1.7              31.3
Other, net...............................................          .4               2.1
                                                                -----             -----
Effective income tax rate................................       (23.7%)            14.5%
                                                                =====             =====

                         PROTOCOL COMMUNICATIONS, INC.

     Deferred income tax assets and liabilities result from temporary differences in the recognition of income and expense for tax and financial reporting purposes. The sources and tax effects of these temporary differences are presented below (in thousands):

                                                                DECEMBER 31,
                                                              ----------------
                                                               1998      1999
                                                              ------    ------
Deferred tax assets:
  Operating loss and other credit carryforwards.............  $  307       433
  Intangible assets.........................................     636     3,767
  Start-up costs............................................     357       386
  Allowance for doubtful accounts...........................      65       503
  Deferred compensation.....................................      --        52
  Other.....................................................      18        16
                                                              ------    ------
     Total gross deferred tax assets........................   1,383     5,157
Less: valuation allowance...................................    (218)   (4,563)
                                                              ------    ------
       Net deferred tax assets..............................   1,165       594
                                                              ------    ------
Deferred tax liabilities:
  Foreign intangible assets.................................      --     1,478
  Depreciation expense......................................      --       541
  Deferred compensation.....................................     217        --
  Accrual to cash adjustment................................      92        54
  Other.....................................................       4        84
                                                              ------    ------
     Total deferred tax liabilities.........................     313     2,157
                                                              ------    ------
     Net deferred tax assets (liabilities)..................  $  852    (1,563)
                                                              ======    ======

     The valuation allowance for deferred tax assets was $218,000 and $4,563,000 as of December 31, 1998 and 1999, respectively. The net change in the total valuation allowance for the period from inception (June 5, 1998) to December 31, 1998 and the year ended December 31, 1999 was an increase of $218,000 and $4,345,000 respectively. The Company has established valuation allowances against it deferred tax assets because management believes that, after considering all of the available objective evidence, both historical and prospective, with greater weight given to historical evidence, the realization of the deferred tax assets does not meet the "more likely than not" criteria under SFAS No. 109.

     At December 31, 1999, the Company has net operating loss carryforwards for federal and state income tax purposes of approximately $1,494,000 and $6,865,000, respectively which are available to offset future taxable income, if any. The federal net operating loss carryforwards expire in 2019. State net operating loss carryforwards expire on various dates beginning in 2004. Pursuant to the Tax Reform Act of 1986, annual utilization of the Company's net operating loss carryforwards and other tax attributes may be limited if a cumulative change in ownership of more than 50% occurs within a three year period. The Company has not determined whether there has been such a cumulative change in ownership or the impact on the utilization of the loss carryforwards if such change has occurred.

(11) COMMITMENTS AND CONTINGENCIES

  Leases

     The Company is obligated under various capital leases for certain equipment that expire at various dates over the next three years. The Company also has several noncancelable operating leases, primarily for call center facilities, office space and equipment, that expire over various dates through 2008. These

                         PROTOCOL COMMUNICATIONS, INC.

leases generally contain renewal options. Total expenses relating to operating leases were approximately $278,000 and $2,161,000 for the period from inception (June 5, 1998) to December 31, 1998 and the year ended December 31, 1999, respectively.

     Minimum future lease obligations at December 31, 1999 are as follows (in thousands):

                                                              OPERATING    CAPITAL
YEAR ENDED DECEMBER 31,                                        LEASES      LEASES
-----------------------                                       ---------    -------
2000........................................................   $1,470      $1,187
2001........................................................    1,087         543
2002........................................................    1,004         249
2003........................................................      720          --
2004........................................................      151          --
Thereafter..................................................      450          --
                                                               ------      ------
          Total minimum payments............................   $4,882       1,979
                                                               ======
Less: amount representing interest..........................                 (209)
                                                                           ------
          Present value of minimum lease payments...........                1,770
Less: current portion.......................................                 (879)
                                                                           ------
          Long-term capital lease obligations...............               $  891
                                                                           ======

  State Training Grant

     In 1998, the Company entered into an unsecured $243,000 loan agreement with the state of Kansas. The loan matures in June 2003. The loan is non-interest bearing and no principal payment is required, except in the event of non-performance under the terms of the agreement. The agreement generally requires that the Company create and maintain a certain number of full-time and part-time jobs and minimum payroll levels in each of the five years of the loan. If the Company achieves the benchmarks in accordance with the agreement then the state of Kansas will forgive the loan. The Company has recorded the amounts of the loan as other liabilities in the accompanying consolidated balance sheets.

  Employment Contracts

     The Company has employment agreements with several key members of management. Under the terms of the employment agreements, the Company agrees to compensate and provide certain health benefits over the term of the contract plus 12 additional months if the Company terminates employment without cause or if the employee terminates employment with good cause. The terms of the employment agreements are generally one year.

  Legal Proceedings

     From time-to-time, the Company is involved in legal actions arising in the normal course of its business. Management does not believe that any pending legal action would, if adversely determined, have a material adverse effect on the business or its operating results.

(12) RELATED PARTY TRANSACTIONS

     In connection with the Company's recapitalization (see note 7), the Company redeemed 1,335,333 shares of Class A common stock and 90,500 shares of Class B common stock for executive officers and other stockholders, including a director, for an aggregate consideration of approximately $10.8 million.

                         PROTOCOL COMMUNICATIONS, INC.

     In connection with the Company's recapitalization, the principal Series B mandatorily redeemable preferred stockholders received transaction fees and related costs of approximately $1.1 million.

     Upon consummation of the recapitalization, the Company and the stockholders who tendered their shares of common stock paid fees to an investment advisor in the amount of approximately $6.4 million. In a letter agreement between the investment advisor and a consulting company in March 1999, the investment advisor agreed to pay the consulting company a fee equal to 40% of any fees received from the Company in connection with the recapitalization in exchange for consulting services related to the recapitalization. The consulting company is owned by a member of the Company's board of directors.

     In December 1999, the Company paid fees amounting to approximately $181,000 to a principal shareholder for advisory services, which included consulting on the recapitalization, acquisitions and general management consulting. Costs related to acquisitions and the recapitalization were capitalized or included as part of transactional costs, while costs for general management services were expensed.

     In June 1998, the Company entered into a consulting agreement with the Chairman of the Board of Directors. The agreement may be terminated at any time by either party and provides for an annual fee of $85,000 and issuance of 350,000 shares of the Company's Class A common stock. The grant of common shares vests one-third after 12 months of service, while the remaining balance vests monthly over the next 24 months. The services agreement terminated effective December 1, 1999 and the common shares vested immediately upon the change of control.

     In connection with several of its acquisitions, the Company has entered into agreements to lease office space from former owners and now employees and shareholders of the Company. For the period from inception (June 5, 1998) to December 31, 1998 and the year ended December 31, 1999, the Company recorded lease expense to related parties of approximately $94,000 and $568,000, respectively. These leases expire at various periods through May 2008.

(13) CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash, cash equivalents and accounts receivable. To date, the Company has invested excess funds in overnight deposits. The Company maintains its cash and cash equivalents with financial institutions that management believes are credit worthy. The Company's accounts receivable are derived from revenues earned from customers located in the United States and Canada. The Company performs ongoing credit evaluations of its customers' financial condition and customer payment practices to minimize collection risks on trade receivables. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of all accounts receivable.

     For the period from inception (June 5, 1998) to December 31, 1998 and the year ended December 31, 1999, no single customer accounted for more than 10% of the Company's revenues.

(14) EMPLOYEE BENEFIT PLAN

     The Company sponsors a 401(k) plan intended to qualify under Section 401(k) of the Internal Revenue Code. Company employees, who are at least 21 years of age, are eligible after one year of employment. The 401(k) plan allows eligible employees to make pretax contributions up to the maximum allowable amount set by the Internal Revenue Service. Participants are fully vested in their contributions and investment earnings. Under the 401(k) plan, the Company may make matching contributions at its discretion. The Company made no contributions to the 401(k) plan for the period of inception (June 5, 1998) to December 31, 1998 or for the year ended December 31, 1999.

                         PROTOCOL COMMUNICATIONS, INC.

(15) SUBSEQUENT EVENTS

  Initial Public Offering

     On April 7, 2000, the Company's Board of Directors authorized management to file a registration statement for an initial public offering of the Company's common stock.

  Acquisitions

     In March 2000, the Company acquired three companies: Saligent, Inc., Carroll Ventures and Canicom, Inc. The aggregate purchase price paid in connection with the 2000 acquisitions was approximately $14.1 million, which consisted of cash payments of $11.8 million, issuance of common stock with a fair value of $1.5 million, and acquisition related costs of $.8 million. The purchase agreements contain provisions for additional contingent payments to be paid to the sellers based on achieving certain defined operating results. Additional consideration may range up to $24.1 million and the issuance of 425,000 shares of common stock. The Company has accounted for these acquisitions under the purchase method of accounting. The results of operations of each acquired business will be included in the Company's consolidated statements of operations from the date of acquisition.

                                AUDITORS' REPORT
To the shareholders of
3223574 Canada Inc.
Montreal, Quebec

     We have audited the consolidated balance sheet of 3223574 Canada Inc. as at January 31, 1999 and as at April 30, 1999 and the consolidated statements of retained earnings, income and changes in financial position for the year and for the three (3) month period then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as at January 31, 1999 and as at April 30, 1999 and the results of its operations and the changes in its financial position for the year and for the three (3) month period then ended in accordance with generally accepted accounting principles

/s/ BOISJOLI, SABBAH, SABBAG, ZIRI, MALKA
Chartered Accountants

Montreal, Quebec
May 21, 1999

                              3223574 CANADA INC.

                        CONSOLIDATED BALANCE SHEET AS AT

                                                               JAN. 31     APRIL 30
                                                                1999         1999
                                                                  $            $
                                                              ---------    ---------
                                                                (IN U.S. DOLLARS)
                                                                -----------------
ASSETS
CURRENT
Cash........................................................    728,310      376,606
Accounts receivable (note 3)................................  2,072,708    2,307,284
Prepaid expenses and deposits...............................     64,808       61,233
Investment (note 5).........................................     36,731           --
                                                              ---------    ---------
                                                              2,902,557    2,745,123
FIXED ASSETS (NOTE 6).......................................  1,845,643    2,112,460
                                                              ---------    ---------
                                                              4,748,200    4,857,583
                                                              =========    =========
LIABILITIES
CURRENT
Accounts payable and accrued liabilities (note 8)...........    797,506      911,742
Income taxes payable........................................    525,069      175,059
Current portion of long-term debt (note 9)..................    422,962      325,404
                                                              ---------    ---------
                                                              1,745,537    1,412,205
LONG-TERM DEBT (NOTE 9).....................................    694,211      672,856
DEFERRED INCOME (NOTE 10)...................................    153,492      131,836
FUTURE INCOME TAXES.........................................    121,842      134,594
                                                              ---------    ---------
                                                              2,715,082    2,351,491
                                                              ---------    ---------
SHAREHOLDERS' EQUITY
CAPITAL STOCK (NOTE 11).....................................        412          412
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS (NOTE 12)..........    (36,472)     (45,409)
CONTRIBUTED SURPLUS.........................................     11,978       11,978
RETAINED EARNINGS...........................................  2,057,200    2,539,111
                                                              ---------    ---------
                                                              2,033,118    2,506,092
                                                              ---------    ---------
CONTRACTUAL OBLIGATION AND CONTINGENCIES (NOTES 13 & 14)....  4,748,200    4,857,583
                                                              =========    =========

                              3223574 CANADA INC.

                              CONSOLIDATED INCOME

                                                                FOR THE PERIOD ENDED
                                                              -------------------------
                                                                JAN. 31       APRIL 30
                                                                 1999           1999
                                                                   $             $
                                                              (12 MONTHS)    (3 MONTHS)
                                                              -----------    ----------
                                                                  (IN U.S. DOLLARS)
REVENUES....................................................  11,054,686     3,683,118
DIRECT COSTS (SCHEDULE A)...................................   6,893,792     2,264,211
                                                              ----------     ---------
GROSS MARGIN................................................   4,160,894     1,418,907
                                                              ----------     ---------
EXPENSES
Amortization of development costs...........................      22,021            --
Administrative and general (Schedule B).....................   1,693,304       435,256
Selling (Schedule B)........................................     297,717        68,582
Financial (Schedule B)......................................      75,782        10,008
                                                              ----------     ---------
                                                               2,088,824       513,846
                                                              ----------     ---------
INCOME BEFORE INCOME TAXES..................................   2,072,070       905,061
                                                              ----------     ---------
Income taxes -- current.....................................    (749,966)     (378,490)
               -- future....................................     (60,738)       (7,996)
                                                              ----------     ---------
                                                                (810,704)     (386,486)
                                                              ----------     ---------
NET INCOME BEFORE UNDERMENTIONED ITEM.......................   1,261,366       518,575
Equity in a non consolidated wholly-owned Subsidiary's
  income (note 15)..........................................      37,354        35,433
Gain on sale of wholly-owned subsidiary (note 15)...........          --           485
                                                              ----------     ---------
NET INCOME..................................................   1,298,720       554,493
                                                              ==========     =========

                              3223574 CANADA INC.

                         CONSOLIDATED RETAINED EARNINGS

                                                                FOR THE PERIOD ENDED
                                                              -------------------------
                                                                JAN. 31       APRIL 30
                                                                 1999           1999
                                                                   $             $
                                                              (12 MONTHS)    (3 MONTHS)
                                                              -----------    ----------
                                                                  (IN U.S. DOLLARS)
RETAINED EARNINGS -- BEGINNING OF PERIOD....................     758,480     2,057,200
Net income..................................................   1,298,720       554,493
                                                               ---------     ---------
                                                               2,057,200     2,611,693
Dividends...................................................          --       (72,582)
                                                               ---------     ---------
RETAINED EARNINGS -- END OF PERIOD..........................   2,057,200     2,539,111
                                                               =========     =========

                              3223574 CANADA INC.

                   CONSOLIDATED CHANGES IN FINANCIAL POSITION

                                                                FOR THE PERIOD ENDED
                                                              -------------------------
                                                                JAN. 31       APRIL 30
                                                                 1999           1999
                                                                   $             $
                                                              (12 MONTHS)    (3 MONTHS)
                                                              -----------    ----------
                                                                  (IN U.S. DOLLARS)
OPERATING ACTIVITIES
Net income..................................................   1,298,720       554,493
Items not involving a current outlay of funds:
     Depreciation of fixed assets...........................     439,834       141,242
     Amortization of development costs......................      22,021            --
     Future income taxes....................................      60,738         7,996
     Equity in a non consolidated wholly-owned subsidiary...     (37,354)       35,433
     Gain on sale of wholly-owned subsidiary................          --           485
                                                              ----------      --------
                                                               1,783,959       739,649
Changes in non-cash working capital items relating to
  operating Activities (note 16)............................      95,397      (548,936)
                                                              ----------      --------
FUNDS PROVIDED BY OPERATING ACTIVITIES......................   1,879,356       190,713
                                                              ----------      --------
INVESTING ACTIVITIES
Additions to fixed assets...................................  (1,616,109)     (434,321)
Advances to a related company...............................    (102,083)      100,886
Investment in a non-consolidated wholly-owned subsidiary....         (67)           --
Proceeds of sale of investment in a non-consolidated
  wholly-owned subsidiary...................................          --            69
                                                              ----------      --------
FUNDS USED BY INVESTING ACTIVITIES..........................  (1,718,259)     (333,366)
                                                              ----------      --------
FINANCING ACTIVITIES
Variation in foreign currency translation adjustment........     (13,678)      (55,933)
Advances to directors.......................................      (6,568)        2,532
Proceeds of long-term debt..................................     902,378            --
Repayment of long-term debt.................................    (313,557)     (155,650)
                                                              ----------      --------
FUNDS PROVIDED (USED) BY FINANCING ACTIVITIES...............     568,575      (209,051)
                                                              ----------      --------
(DECREASE) INCREASE IN FUNDS................................     729,672      (351,704)
FUNDS BEGINNING OF PERIOD...................................      (1,362)      728,310
                                                              ----------      --------
FUNDS END OF PERIOD.........................................     728,310       376,606
                                                              ==========      ========

                              3223574 CANADA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 APRIL 30, 1999
                               (IN U.S. DOLLARS)

1. INCORPORATION AND NATURE OF ACTIVITIES

     The Company was incorporated on January 26, 1996 under the Canada Business Corporations Act. It acts as a holding company.

2. ACCOUNTING POLICIES

     Differences between Canadian and United States generally accepted accounting principles.

     The financial statements for the period ended and as at January 31, 1999 and April 30, 1999 have been prepared in accordance with generally accepted accounting principles in Canada (Canadian GAAP), which confirm in all material respects with those in the United States (US GAAP) and therefore no reconciliation is needed.

  Consolidated financial statements

     The consolidated financial statements of 3223574 Canada Inc. include the accounts of the company and its wholly-owned subsidiaries, Media Express Inc. and Les Services Financiers M.E.T.C. Inc./ M.E.T.C. Financial Services Inc.

     All significant intercompany balances and transactions have been eliminated upon consolidation.

  Investment

     The investment in 3425321 Canada Inc., a wholly-owned subsidiary, is accounted for using the equity method and has been presented as a current asset for the reasons mentioned in note 15.

  Government grants

     Government grants receivable are recorded in the accounts when there is reasonable assurance that the Company has complied with all conditions necessary to obtain the grants.

     Grants related to expenses are recorded in reduction of the incurred expense to which it relates.

     Grants related to the acquisition of fixed assets are recorded against the cost of the assets and amortized on a basis consistent with depreciation method used for the latter.

  Fixed assets

     Fixed assets are stated at cost less governments grants. Depreciation is provided for over the estimated useful lives of the related assets using the following methods and annual rates:

Computer equipment............................  30% diminishing balance
Computer software.............................  30% diminishing balance
Leasehold improvements........................  Straight line over the lease term
Office furniture..............................  20% diminishing balance
Telephone system..............................  20% diminishing balance

  Development costs

     Development costs consist of certain costs incurred in creating a telemarketing program for the financial service industry. These costs are being amortized over a twenty-four-month period.

                              3223574 CANADA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 APRIL 30, 1999

  Future income taxes

     The company follows the liability method of accounting to establish its future income taxes. This method establishes income taxes payable in the future, due to timing differences between taxable assets and liabilities and their carrying values, using the income tax rates in effect at year end.

  Deferred income

     Deferred income represents grants from the Provincial government for job creation. These amounts are being amortized over a three (3) year period (note
4).

  Foreign currency translation

     The financial statements of 3223574 Canada Inc. which is considered to be a self-sustaining company which reports in Canadian dollars, are translated in accordance with the current rate method as follows:

     - Assets and liabilities at the exchange rate prevailing at the balance sheet date,

     - Revenues and expenses at the average exchange rate prevailing during the year,

     - Capital stock and fixed assets at the exchange rate in effect at the respective transaction date; and

     - Translation adjustments arising from exchange rate fluctuations are deferred and shown as "Foreign Currency Translation Adjustments" under shareholders' equity.

  Financial instruments

     a) Credit and price risk

     The nature of the industry is such that the company is dependant on several large clients for a significant portion of its revenues. As at April 30, 1999, two (2) customers accounted for 62% of sales and 56% of total accounts receivable.

     The company performs credit evaluations of customers and generally does not require collateral, however, most of the Company's United States trade receivables are insured by the Canadian Export Development Corporation. Allowances are maintained for potential losses. It is reasonably possible that the actual amount of loss, if any, incurred on accounts receivables will differ from management's estimate.

     b) Currency risk

     The Company generates revenues from customers primarily in North America, 53% of such revenues are derived from customers in the United States. Consequently, some assets and revenues are exposed to foreign exchange fluctuations.

     c) Fair value

     The fair value of cash, accounts receivable, bank indebtedness, accounts payable and long term debt correspond approximately to their carrying amount.

                              3223574 CANADA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 APRIL 30, 1999

3. ACCOUNTS RECEIVABLE

                                                               JAN. 31     APRIL 30
                                                                1999         1999
                                                                  $            $
                                                              ---------    ---------
Trade receivable............................................  1,949,554    2,327,146
Allowance for doubtful account..............................    (64,919)     (67,572)
                                                              ---------    ---------
                                                              1,884,635    2,259,574
Dividend receivable.........................................         --       31,037
Governments grants (note 4).................................     69,789           --
Advances to directors.......................................      9,850        7,607
Advances to a related company...............................    100,199           --
Other.......................................................      8,235        9,066
                                                              ---------    ---------
                                                              2,072,708    2,307,284
                                                              =========    =========

     Advances to directors and advances to a related company are non interest bearing and have no specific terms of repayment.

4. GOVERNMENT GRANTS

     The Company entered into an agreement with the Provincial government for a grant related to job creation. Under the provisions of this agreement jobs must be created between the period from October 1, 1997 to September 30, 1999 and must be maintained for a minimal period of three (3) years.

     Revenue from job creation assistance program is to be realized over the three (3) years period it relates to and is credited against salaries expenses.

     At year end date, the Company has complied with the terms of the agreement.

     Future non compliance will expose the Company to the possibility of reimbursing part or all of the amounts received. In such case, the reimbursement will be charged to the expenses of the year during which such a reimbursement occurs.

5. INVESTMENT

                                                              JAN. 31    APRIL 30
                                                               1999        1999
                                                                 $          $
                                                              -------    --------
Investment in 3425321 Canada Inc. (100%)
At cost.....................................................      66          --
Equity in net earnings......................................  36,665          --
                                                              ------      ------
                                                              36,731          --
                                                              ======      ======

                              3223574 CANADA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 APRIL 30, 1999

6. FIXED ASSETS

                                                  JAN. 31                  APRIL 30
                                                   1999                      1999
                                                 ---------                 --------
                                                 NET BOOK                   ACCUM.     NET BOOK
                                                   VALUE        COST       DEPREC.       VALUE
                                                     $            $           $            $
                                                 ---------    ---------    --------    ---------
Computer equipment.............................    797,202    1,554,300    503,412     1,050,888
Computer software..............................    378,816      491,765    114,853       376,912
Leasehold improvements.........................    321,549      367,424     55,486       311,938
Office furniture...............................    252,598      375,687    133,274       242,413
Telephone system...............................     95,478      230,910    100,601       130,309
                                                 ---------    ---------    -------     ---------
                                                 1,845,643    3,020,086    907,626     2,112,460
                                                 =========    =========    =======     =========

7. BANK INDEBTEDNESS

     As of April 30, 1999, the Company had available a bank operating line of credit of $686,000, maturing June 30, 1999 and bearing interest at prime rate plus 1%. Borrowings are limited to 75% of eligible canadian receivables and 65% of eligible US receivables. The line of credit is guaranteed by a first moveable hypothec of $767,000 on all assets and a guarantee of $ 171,600 from the directors' companies. As at April 30, 1999, no funds were advanced under the line of credit.

8. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

                                                              JAN. 31    APRIL 30
                                                               1999        1999
                                                                 $          $
                                                              -------    --------
Accounts payable and accrued liabilities....................  395,660    742,769
Wages and vacation payable..................................  341,064    158,218
Sales taxes and deductions at source........................   60,782      5,042
Dividend payable............................................       --      5,713
                                                              -------    -------
                                                              797,506    911,742
                                                              =======    =======

                              3223574 CANADA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 APRIL 30, 1999

9. LONG TERM DEBT

                                                               JAN. 31     APRIL 30
                                                                1999         1999
                                                                  $           $
                                                              ---------    --------
Loan payable, secured by a moveable hypothec on equipment
  and a guarantee from the directors of $42,900, repayable
  by monthly capital installments of $4,766, plus interest
  at the prime rate plus 1 1/4%, due May 14, 2000...........     73,535      61,962
Bank term loan, secured by a first and second movable
  hypothec on all the assets, repayable by monthly capital
  installments of $14,300, plus interest at prime plus 2%,
  due December 1, 2002......................................    846,570     821,907
Bank term loan, secured by a second moveable hypothec on all assets repayable by monthly capital installments of
  $14,300 plus interest at prime plus 2%, due December 15,
  1999......................................................    151,666     114,391
Canada government loan, unsecured, non-interest bearing,
  repayable commencing October 31, 2000 in annual
  installments of 4% of certain sales in the United States.
  Repaid during the period..................................     45,402          --
                                                              ---------    --------
                                                              1,117,173     998,260
Less Current Portion........................................   (422,962)   (325,404)
                                                              ---------    --------
                                                                694,211     672,856
                                                              =========    ========

     The estimated repayments of the long term debt, excluding the Canada Government loan, are as follows:

                                                                  $           $
                                                              ---------    -------
2000........................................................    422,932    325,404
2001........................................................    234,512    243,222
2002........................................................    216,131    224,156
2003........................................................    198,136    205,478
                                                              ---------    -------
                                                              1,071,771    998,260
                                                              =========    =======

10. DEFERRED INCOME

                                                              JAN. 31     APRIL 30
                                                                1999        1999
                                                                 $           $
                                                              --------    --------
Balance -- Beginning of period..............................   267,931    153,492
Amortization for the year...................................  (114,439)   (21,656)
                                                              --------    -------
Balance at end of year......................................   153,492    131,836
                                                              ========    =======

11. CAPITAL STOCK

  Authorized

     Unlimited number of common shares, voting, participating.

     Unlimited number of class A shares, non voting, non participating.

     Unlimited number of class B shares, non voting, non participating, 8% non cumulative annual dividend ranking in priority to common and class A shares, redeemable by the company at their issuance

                              3223574 CANADA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 APRIL 30, 1999

price plus unpaid declared dividends and are entitled to receive in priority to the common and class A shares upon dissolution of the company.

     Unlimited number of class C shares, non voting, non participating, 10% non cumulative annual dividend ranking in priority to common and class A and B shares, retractable by the company at their issuance price plus unpaid declared dividends and are entitled to receive in priority to the common and class B shares upon dissolution of the company.

     Unlimited number of class D shares, non voting, non participating, $0.50 non cumulative monthly dividend ranking in priority to common and class A, B and D shares, retractable by the company for $100 plus unpaid declared dividends and are entitled to receive in priority to the common and class C shares upon dissolution of the company.

     Unlimited number of class E shares, non voting, non participating, 9% non cumulative annual dividend ranking in priority to common and class A, B, C, and D shares, retractable by the company or the holder at their issuance price plus unpaid declared dividends and are entitled to receive in priority to the common and class D shares upon dissolution of the company.

     Unlimited number of class F shares, non voting, non participating, 1% non cumulative monthly dividend ranking in priority to common and class A, B, C, D and E shares, retractable by the company or the holder at their issuance price plus unpaid declared dividends and are entitled to receive in priority to the common and any other class of shares upon dissolution of the company.

                                                              JAN. 31    APRIL 30
                                                               1999        1999
ISSUED                                                           $          $
------                                                        -------    --------
100 class A shares..........................................     69         69
100 class B shares..........................................     69         69
787,495 class E shares......................................    117        117
1,462,405 class F shares....................................    157        157
                                                                ---        ---
                                                                412        412
                                                                ===        ===

12. FOREIGN CURRENCY TRANSLATION ADJUSTMENTS

     The foreign currency translation adjustments represent deferred foreign exchange losses on translation of the net assets of 3223574 Canada Inc.

     The components of the accumulated foreign currency translation adjustments are as follows:

                                                              JAN. 31     APRIL 30
                                                                1999        1999
                                                                 $           $
                                                              --------    --------
Working capital.............................................   185,360     341,834
Investment..................................................   (18,769)         --
Fixed assets................................................  (909,803)   (965,394)
Long term debt..............................................   570,875     456,205
Deferred income.............................................    73,415      60,249
Future income taxes.........................................    62,262      61,509
Capital stock...............................................       188         188
                                                              --------    --------
                                                               (36,472)    (45,409)
                                                              ========    ========

                              3223574 CANADA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 APRIL 30, 1999

13. CONTRACTUAL OBLIGATION

     The company operates from rented premises under leases terminating to March 31, 2003. The annual rentals, excluding escalation charges covering increases in property taxes and operating expenses, are as follows:

                                                                 $
                                                              -------
2000........................................................  144,486
2001........................................................  170,704
2002........................................................  185,977
2003........................................................   60,479
2004........................................................    8,807
                                                              -------
                                                              570,453
                                                              =======

14. CONTINGENCIES

     The company has filed a claim against a former client for approximately $34,000. In response, this client filed a cross claim for approximately $353,000. In the opinion of legal counsel, this cross claim is frivolous and unfounded. No provision has been accrued in these financial statements regarding the above amounts.

15. GAIN ON SALE OF WHOLLY-OWNED SUBSIDIARY

     On April 4, 1999, the company sold its 100% interest in 3423521 Canada Inc. for a consideration of $100 the gain resulting from this transaction is calculated as follows:

                                                                 $
                                                              -------
Cost........................................................       69
Equity
Balance beginning of period.................................   36,664
Equity in net income until disposition......................   35,433
                                                              -------
Total cost and equity.......................................   72,166
Dividends received..........................................  (72,582)
Proceeds on disposal........................................      (69)
                                                              -------
Gain on disposal of investment..............................     (485)
                                                              =======

                              3223574 CANADA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 APRIL 30, 1999

16. CHANGES IN NON-CASH WORKING CAPITAL ITEMS RELATING TO OPERATING ACTIVITIES

                                                                JAN. 31       APRIL 30
                                                                 1999           1999
                                                                   $             $
                                                              -----------    ----------
                                                              (12 MONTHS)    (3 MONTHS)
(INCREASE) DECREASE IN CURRENT ASSETS
Accounts and other receivables..............................   (567,111)      (256,582)
Prepaid expenses and deposits...............................    (32,998)         5,803
                                                               --------       --------
                                                               (600,109)      (250,779)
                                                               --------       --------
INCREASE (DECREASE) IN CURRENT LIABILITIES
Accounts payable and accrued liabilities....................    108,894         82,212
Income taxes payable........................................    440,241       (358,712)
Deferred income.............................................    146,371        (21,657)
                                                               --------       --------
                                                                695,506       (298,157)
                                                               --------       --------
                                                                 95,397       (548,936)
                                                               ========       ========

17. UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

     The Year 2000 has created potential business computing risks resulting from the fact that certain computer software has been written using two digit storage of dates rather than four digits to define the applicable year. This could result in system failure or incorrect calculations causing disruptions of operations, including among other things, a temporary inability to process transactions or engage in normal business activities. Late in fiscal 1999, management initiated an enterprise-wide program to address the Year 2000 issue.

     The Company also initiated formal communications with all its significant suppliers and large customers to determine the extent to which the Company is exposed to those third parties' failure to remedy their own Year 2000 issues. The Company plans to complete and resolve its product, supplier and customer review by September 1999. To date no third party issues have been identified.

     It is not possible to be certain that all aspects of the Year 2000 issues affecting the Company will be resolved since those issues related to the efforts of customers, suppliers and other third parties may be outside the Company's control.

18. SUBSEQUENT EVENT

     On May 5, 1999 the company sold a portion of its fixed assets for a consideration of $1,029,500. The proceeds of sale were used to reimburse loans and bank term loans in the amount of $998,260. As at the date of sale, the net book value of these equipment was $1,135,121. On the same date it entered into an agreement to lease the same equipment under a 36 months capital lease ending May 1st, 2002.

                              3223574 CANADA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 APRIL 30, 1999

     Estimated payments under the provisions of the capital lease contract are as follows:

                                                                  $
                                                              ---------
2000........................................................    357,440
2001........................................................    389,934
2002........................................................    389,934
2003........................................................     32,495
                                                              ---------
                                                              1,169,803
Interest thereon at the effective rate of 8.5%..............   (140,290)
                                                              ---------
                                                              1,029,513
                                                              =========

                                                                      SCHEDULE A

                              3223574 CANADA INC.

                             ADDITIONAL INFORMATION

                                                                FOR THE PERIOD ENDED
                                                              -------------------------
                                                                JAN. 31       APRIL 30
                                                                 1999           1999
                                                                   $             $
                                                              (12 MONTHS)    (3 MONTHS)
                                                              -----------    ----------
                                                                  (IN U.S. DOLLARS)
DIRECT COSTS
Computer and software maintenance...........................     110,467        37,194
Depreciation -- computer hardware...........................     172,322        62,227
Depreciation -- computer software...........................     182,286        39,312
Dues and subscriptions......................................         970           144
Lists.......................................................       1,088           734
Office, postage and courier.................................      20,952         6,336
Professional and consulting fees............................      10,792           261
Promotion...................................................      44,590         5,018
Recruiting..................................................     129,951        33,293
Salaries and payroll levies.................................   4,833,095     1,765,159
Subcontracts................................................     472,557        14,127
Telephone...................................................     859,024       272,923
Training....................................................      15,735        16,646
Travel......................................................      39,963        10,837
                                                               ---------     ---------
                                                               6,893,792     2,264,211
                                                               =========     =========

                                                                      SCHEDULE B

                              3223574 CANADA INC.

                             ADDITIONAL INFORMATION

                                                                FOR THE PERIOD ENDED
                                                              -------------------------
                                                                JAN. 31       APRIL 30
                                                                 1999           1999
                                                                   $             $
                                                              (12 MONTHS)    (3 MONTHS)
                                                              -----------    ----------
                                                                  (IN U.S. DOLLARS)
ADMINISTRATIVE AND GENERAL EXPENSES
Bad debts...................................................     218,415        3,852
Depreciation -- leasehold improvements;.....................      31,233       21,162
Depreciation -- office furniture............................      34,653       12,555
Depreciation -- telephone system............................      19,339        5,927
Donations...................................................      39,682        7,337
Dues and subscriptions......................................       2,061          811
Light and power.............................................      10,429        3,250
Office, postage and courier.................................     105,215       21,837
Professional fees...........................................     216,425       73,523
Promotion...................................................      44,913        7,437
Rent........................................................     173,223       68,131
Salaries and payroll levies.................................     585,323      163,337
Taxes and licenses..........................................      61,572        8,562
Telephone...................................................      48,581       14,842
Training....................................................       9,869        1,837
Travel......................................................      92,371       20,856
                                                               ---------      -------
                                                               1,693,304      435,256
                                                               =========      =======
SELLING EXPENSES
Advertising and subscriptions...............................      41,987        3,667
Office, postage and courier.................................      49,303        2,103
Professional and consulting fees............................      11,895           --
Promotion...................................................      60,226       18,940
Salaries and commissions....................................      96,368       35,386
Telephone...................................................       3,884          608
Training....................................................         694           --
Travel......................................................      33,360        7,878
                                                               ---------      -------
                                                                 297,717       68,582
                                                               =========      =======
FINANCIAL EXPENSES
Interest and bank charges...................................      12,773        1,337
Interest on long-term debt..................................      71,818       16,877
                                                               ---------      -------
                                                                  84,591       18,214
Interest income.............................................      (8,809)      (8,206)
                                                               ---------      -------
                                                                  75,782       10,008
                                                               =========      =======

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
The Scribers, Inc.:

     We have audited the accompanying balance sheet of The Scribers, Inc. as of December 31, 1998, and the related statements of operations, stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Scribers, Inc. as of December 31, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

     As discussed in notes 1(b) and 10, the Company entered into an asset purchase agreement for the sale of substantially all of its assets, subject to certain liabilities, to an unrelated party on December 21, 1998. The financial statements have been prepared as a condition of the sale and no adjustments as a result of the sale have been recorded as of December 31, 1998.

/s/ KPMG LLP
St. Petersburg, Florida
March 5, 1999

                               THE SCRIBERS, INC.

                                 BALANCE SHEET
                               DECEMBER 31, 1998

                                 ASSETS
Current assets:
  Cash......................................................  $   108,414
  Accounts receivable, net of allowance for doubtful
     accounts of approximately $218,000.....................    1,652,610
  Prepaid expenses..........................................       50,245
                                                              -----------
     Total current assets...................................    1,811,269
                                                              -----------
Restricted cash from sale of business (note 10).............    3,090,655
                                                              -----------
Property and equipment (note 1):
  Land......................................................       78,500
  Buildings and improvements................................      835,829
  Furniture, equipment and vehicles.........................    2,580,677
                                                              -----------
                                                                3,495,006
  Less: accumulated depreciation............................     (906,560)
                                                              -----------
     Property and equipment, net............................    2,588,446
                                                              -----------
Other assets................................................      151,772
                                                              -----------
     Total assets...........................................  $ 7,642,142
                                                              ===========
                  LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Current portion of long-term debt (note 2)................  $    17,208
  Current portion of capital lease obligations (note 4).....      382,725
  Note payable to stockholder (note 5)......................       58,750
  Accounts payable..........................................      905,399
  Accrued expenses..........................................      315,272
  Amounts payable to stockholders...........................      322,396
  State income tax payable..................................       78,438
  Other liabilities (note 6)................................      457,527
                                                              -----------
     Total current liabilities..............................    2,537,715
Deferred sales proceeds from sale of business (note 10).....    6,666,880
Long-term debt, net of current portion (note 2).............      342,458
State of Kansas grant liability (note 3)....................      243,696
Capital lease obligations, net of current portion (note
  4)........................................................      227,484
Note payable to stockholder (note 5)........................      646,250
Other liabilities (note 6)..................................    1,830,108
                                                              -----------
     Total liabilities......................................   12,494,591
                                                              -----------
Commitments (note 4)
Stockholders' equity (deficit):
  Common stock, $3 par value; 60,000 shares authorized;
     45,328 shares issued and outstanding...................      135,984
  Additional paid-in capital................................    1,169,363
  Accumulated deficit.......................................   (5,376,655)
                                                              -----------
                                                               (4,071,308)
  Less: treasury stock, at cost.............................     (781,141)
                                                              -----------
     Total stockholders' deficit............................   (4,852,449)
                                                              -----------
     Total liabilities and stockholders' deficit............  $ 7,642,142
                                                              ===========

                See accompanying notes to financial statements.

                               THE SCRIBERS, INC.

                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998

Revenue.....................................................  $11,672,033
                                                              -----------
Operating expenses:
  Cost of services..........................................    7,764,534
  Selling, general and administrative expenses..............    5,050,564
  Depreciation..............................................      420,000
                                                              -----------
     Total operating expenses...............................   13,235,098
                                                              -----------
     Loss from operations...................................   (1,563,065)
                                                              -----------
Other expense:
  Interest income...........................................        2,768
  Interest expense..........................................     (317,476)
                                                              -----------
     Net loss before income taxes...........................   (1,877,773)
Income tax expense..........................................     (100,500)
                                                              -----------
     Net loss...............................................  $(1,978,273)
                                                              ===========

                See accompanying notes to financial statements.

                               THE SCRIBERS, INC.

                       STATEMENT OF STOCKHOLDERS' DEFICIT
                          YEAR ENDED DECEMBER 31, 1998

                                     COMMON STOCK      ADDITIONAL
                                   -----------------    PAID-IN     ACCUMULATED   TREASURY
                                   SHARES    AMOUNT     CAPITAL       DEFICIT      STOCK       TOTAL
                                   ------   --------   ----------   -----------   --------   ----------
Balance at December 31, 1997.....  33,786   $101,358     722,672    (3,398,382)         --   (2,574,352)
  Issuance of common stock.......  11,542     34,626     446,691            --          --      481,317
  Purchase of treasury stock.....      --         --          --            --    (781,141)    (781,141)
  Net loss.......................      --         --          --    (1,978,273)         --   (1,978,273)
                                   ------   --------   ---------    ----------    --------   ----------
Balance at December 31, 1998.....  45,328   $135,984   1,169,363    (5,376,655)   (781,141)  (4,852,449)
                                   ======   ========   =========    ==========    ========   ==========

                See accompanying notes to financial statements.

                               THE SCRIBERS, INC.

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1998

Cash flows from operating activities:
  Net loss..................................................  $(1,978,273)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation...........................................      420,000
     Changes in operating assets and liabilities:
       Increase in accounts receivable, net.................     (705,374)
       Increase in prepaid expenses.........................       (9,163)
       Increase in other assets.............................      (44,623)
       Increase in accounts payable and accrued expenses....      404,947
       Decrease in other liabilities........................     (205,557)
                                                              -----------
          Net cash used in operating activities.............   (2,118,043)
                                                              -----------
Cash flows from investing activities:
  Purchases of property and equipment.......................     (653,555)
  Deferred sales proceeds from sale of business.............    6,750,000
  Increase in restricted cash from sale of business.........   (3,090,655)
                                                              -----------
          Net cash provided by investing activities.........    3,005,790
                                                              -----------
Cash flows from financing activities:
  Decrease in note payable to bank..........................   (1,100,000)
  Proceeds from note payable to stockholders................      228,047
  Increase in amounts payable to stockholders...............      322,396
  Proceeds from state of Kansas grant.......................      243,696
  Repayments of long-term debt..............................     (220,367)
  Payments of capital lease obligations.....................     (402,930)
  Repayments of note payable to stockholders................       (8,934)
  Payments received on stock subscriptions receivable.......      528,821
  Issuance of common stock..................................      304,148
  Purchase of treasury stock................................     (781,141)
                                                              -----------
          Net cash used in financing activities.............     (886,264)
                                                              -----------
          Net increase in cash..............................        1,483
Cash at beginning of year...................................      106,931
                                                              -----------
Cash at end of year.........................................  $   108,414
                                                              ===========
Supplement disclosure of cash flow information:
  Cash paid during the year for interest....................  $   180,389
                                                              ===========
Supplement disclosure of non-cash investing and financing
  activities:
  Financed purchase of property and equipment...............  $   853,389
                                                              ===========
  Capital lease obligations assumed by stockholders and
     converted to equity....................................  $    20,916
                                                              ===========
  Notes payable to stockholders converted to equity.........  $   156,253
                                                              ===========

                See accompanying notes to financial statements.

                               THE SCRIBERS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Organization

     The Scribers, Inc. (the "Company") operates as a communications company, providing telemessaging and telemarketing services in addition to providing administrative and support functions. The Company serves customers in a variety of industries.

  (b) Basis of Presentation

     The Company's year-end is December 31. On December 21, 1998, the Company sold substantially all of its assets, subject to certain liabilities, to an unrelated party. The accompanying financial statements have been prepared as of and for the year ended December 31, 1998 as a condition to the closing of the transaction.

  (c) Concentration of Credit Risk

     The financial instrument that potentially subjects the Company to concentration of credit risk consists principally of trade receivables. Concentration of credit risk is limited due to the large number of customers dispersed throughout various industries in different geographic locations.

  (d) Revenue Recognition

     Company services are invoiced to customers per billing specifications contained in each contract, which are generally on a weekly basis after services have been rendered.

  (e) Property and Equipment

     Land is stated at cost. The cost of the Company's buildings and improvements, machinery and equipment, furniture and fixtures, and vehicles is being depreciated over the assets' estimated useful lives, using the straight-line and double-declining balance methods.

  (f) Income Taxes

     The Company operates as a Subchapter S corporation under the Internal Revenue Code. Under those provisions, the Company does not pay corporate income taxes on its taxable income, except for certain Michigan income taxes on S corporations. Instead, the stockholders are liable for individual income taxes on the Company's taxable income. Accordingly, these financial statements do not contain a provision for income taxes.

  (g) Use of Estimates

     Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and revenues and expenses and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(2) LONG-TERM DEBT

     The Company has a mortgage note payable to a bank with an outstanding balance of $359,666 at December 31, 1998. Payments of $4,000, including interest at 8.75% per annum, are due monthly until maturity of the note in January 2002. The note is secured by the Company's land and building in Lansing, Michigan.

                               THE SCRIBERS, INC.

     Scheduled maturities of long-term debt for the next four years are as follows:

YEAR                                                           AMOUNT
----                                                          --------
1999........................................................  $ 17,208
2000........................................................    18,776
2001........................................................    20,487
2002........................................................   303,195
                                                              --------
                                                              $359,666
                                                              ========

     In 1998, the Company also entered into a $2,500,000 line of credit arrangement with a bank which was originally due in September 2001. As of December 21, 1998, the outstanding loan balance was approximately $2,118,000, which was satisfied through proceeds received from the sale (note 10). The total payoff of $2,125,629 included interest and prepayment charges. Interest was payable monthly on the outstanding balance at the bank's prime lending rate plus 2%. A minimum monthly interest payment of $10,000 was required in accordance with the arrangement. The loan was secured by the Company's tangible personal property with personal guarantees from two stockholders.

(3) STATE OF KANSAS GRANT LIABILITY

     In 1998, the Company entered into an unsecured $275,000 loan agreement with the state of Kansas which matures on June 2003. The remaining amount available under the loan agreement at December 31, 1998 is $31,304. The loan is non-interest bearing and no principal payments are required, except in the event of non-performance under the agreement. The agreement generally requires that the Company creates and maintains a certain number of full-time and part-time jobs and a minimum full-time and part-time payroll amount in each of the five years until maturity of the loan. If the Company achieves the benchmarks in accordance with the agreement the state of Kansas will forgive the debt. The Company intends to maintain the grant liability until forgiveness of the debt.

(4) LEASE OBLIGATIONS

     The Company has leased certain machinery and equipment under capital leases. The machinery and equipment is included in property and equipment in the accompanying balance sheet as follows:

Furniture, equipment and vehicles...........................  $ 966,000
Accumulated depreciation....................................   (132,412)
                                                              ---------
                                                              $ 833,588
                                                              =========

     The Company also leases office space, certain machinery and equipment, and vehicles under operating leases which expire at various dates over the next five years. Lease expense was approximately $241,000 for the year ended December 31, 1998.

                               THE SCRIBERS, INC.

     The future minimum lease payments under capital lease obligations are as follows:

                                                               CAPITAL     OPERATING
YEAR                                                           LEASES       LEASES
----                                                          ---------    ---------
1999........................................................  $ 465,034      235,144
2000........................................................    253,521      237,256
2001........................................................     72,537      229,527
2002........................................................      3,793      227,836
Thereafter..................................................         --      142,848
                                                              ---------    ---------
Total minimum payments......................................    794,885    1,072,611
                                                                           =========
Less: amount representing interest..........................   (184,676)
                                                              ---------
Present value of capital lease payment obligations..........    610,209
Less: current portion.......................................   (382,725)
                                                              ---------
Long-term capital lease obligation..........................  $ 227,484
                                                              =========

(5) NOTE PAYABLE TO STOCKHOLDER

     The Company has an unsecured note payable to a stockholder with an outstanding balance of $705,000 at December 31, 1998. Monthly payments of $19,583, plus interest at 10% per annum, begin in October 1999 until maturity of the note in September 2002.

     Scheduled maturities of note payable to stockholder for the next four years are as follows:

YEAR                                                           AMOUNT
----                                                          --------
1999........................................................  $ 58,750
2000........................................................   235,000
2001........................................................   235,000
2002........................................................   176,250
                                                              --------
                                                              $705,000
                                                              ========

(6) OTHER LIABILITIES

     In 1997, the Company recorded an obligation of $2,287,635 to four former employees under their employment contracts as other liabilities in the accompanying balance sheet. While the amounts due under these contracts could be due within year, management intends to pay the balance ratably through December 2003; therefore, a portion is recorded as long term in the accompanying balance sheet based on scheduled installments.

(7) RELATED PARTY TRANSACTIONS

     Revenue earned from a company partly owned by several stockholders of the Company totaled $3,666,410 or 32% of total revenue for the year ended December 31, 1998. Accounts receivable from this company totaled $187,744 at December 31, 1998.

     Amounts payable to stockholders represent unsecured and non-interest bearing advances from several stockholders.

                               THE SCRIBERS, INC.

(8) EMPLOYEE BENEFIT PLAN

     The Company has a defined contribution profit sharing plan in which all employees past the age of 21 are eligible to participate after completion of three months of service. Participants may contribute on an after-tax basis a cash amount up to 15% of their compensation. The Company may make a matching contribution up to 5% of the participant contributions. Participants may direct the allocation of their contributions to a range of investments. Gains and losses are allocated based on participant balances. Participants are 50% vested after their third year of service and are fully vested after five years of service. Company contributions were approximately $4,150 for the year ended December 31, 1998.

(9) CONCENTRATION OF RISK

     Revenue earned from two significant and unrelated customers comprised approximately 29% of total revenue for the year ended December 31, 1998.

(10) SALE OF BUSINESS

     As discussed in note 1(b), the Company sold substantially all of its assets, subject to certain liabilities, to an unrelated party. The sale agreement was executed on December 21, 1998, and the Company received a net sale proceeds advance of $6,666,880 at that time. Effective December 21, 1998, operations of the Company were assumed by the buyer with the ultimate purchase price to be determined under the provisions of the asset purchase agreement, which includes certain purchase price and earn out adjustment provisions which have not been determined at this time. Restricted cash from sale of business relates to amounts to be retained by the Company to satisfy liabilities not assumed by the buyer.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Anserphone of New Orleans, Inc.
Anserve, Inc.:

     We have audited the accompanying combined balance sheet of Anserphone of New Orleans, Inc. and Anserve, Inc. (collectively the "Company") as of October 31, 1998, and the related combined statements of income, stockholders' equity and cash flows for the year then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Anserphone of New Orleans, Inc. and Anserve, Inc. as of October 31, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

     As discussed in notes 1(c) and 7, the Company entered into an asset purchase agreement for the sale of its operating assets to an unrelated party on November 2, 1998.

/s/ KPMG LLP
St. Petersburg, Florida
December 12, 1998

                        ANSERPHONE OF NEW ORLEANS, INC.
                               AND ANSERVE, INC.

                             COMBINED BALANCE SHEET
                                OCTOBER 31, 1998

                                 ASSETS
Current assets:
  Cash......................................................  $   288,542
  Accounts receivable, net of allowance for doubtful
     accounts of $61,000....................................      667,358
  Other current assets......................................       48,619
                                                              -----------
     Total current assets...................................    1,004,519
                                                              -----------
Property and equipment (note 1):
  Furniture and equipment...................................    1,387,638
  Less accumulated depreciation.............................   (1,024,493)
                                                              -----------
  Property and equipment, net...............................      363,145
                                                              -----------
Intangible assets, net (note 1).............................      162,916
                                                              -----------
Other assets................................................        1,169
                                                              -----------
     Total assets...........................................  $ 1,531,749
                                                              ===========

                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt (note 2)................  $    46,305
  Accounts payable and accrued expenses.....................       41,818
  Current portion of notes payable to stockholders (note
     3).....................................................      103,025
                                                              -----------
     Total current liabilities..............................      191,148
Long-term debt, net of current portion (note 2).............      120,182
Notes payable to stockholders, net of current portion (note
  3)........................................................      193,902
                                                              -----------
     Total liabilities......................................      505,232
                                                              -----------
Commitments (note 5)
Stockholders' equity:
  Common stock:
  Anserphone of New Orleans, Inc.: $100 par value; 1,000
     shares authorized; 250 shares issued and 250 shares
     outstanding............................................       25,000
  Anserve, Inc.: no par value; 1,500,000 shares authorized;
     10,000 shares issued and outstanding...................      225,000
  Additional paid-in capital................................      318,238
  Retained earnings.........................................      543,986
                                                              -----------
                                                                1,112,224
  Less: treasury stock (171,415 shares of common stock, at
     cost)..................................................      (85,707)
                                                              -----------
     Total stockholders' equity.............................    1,026,517
                                                              -----------
     Total liabilities and stockholders' equity.............  $ 1,531,749
                                                              ===========

            See accompanying notes to combined financial statements.

                        ANSERPHONE OF NEW ORLEANS, INC.
                               AND ANSERVE, INC.

                          COMBINED STATEMENT OF INCOME
                          YEAR ENDED OCTOBER 31, 1998

Revenue.....................................................  $7,183,063
                                                              ----------
Operating expenses:
  Cost of services..........................................   4,848,331
  Selling, general and administrative expenses..............   1,210,315
  Depreciation and amortization.............................     223,163
                                                              ----------
     Total operating expenses...............................   6,281,809
                                                              ----------
     Income from operations.................................     901,254
Other income (expense):
  Interest income...........................................      12,343
  Interest expense..........................................     (47,550)
                                                              ----------
     Net income.............................................  $  866,047
                                                              ==========

            See accompanying notes to combined financial statements.

                        ANSERPHONE OF NEW ORLEANS, INC.
                               AND ANSERVE, INC.

                   COMBINED STATEMENT OF STOCKHOLDERS' EQUITY
                          YEAR ENDED OCTOBER 31, 1998

                                         COMMON STOCK
                                   ------------------------
                                   ANSERPHONE OF              ADDITIONAL                             TOTAL
                                   NEW ORLEANS,    ANSERVE,    PAID-IN     RETAINED   TREASURY   STOCKHOLDERS'
                                       INC.          INC.      CAPITAL     EARNINGS    STOCK        EQUITY
                                   -------------   --------   ----------   --------   --------   -------------
Balance at November 1, 1997......     $25,000      225,000     318,238      511,334   (85,707)       993,865
  Net income.....................          --           --          --      866,047        --        866,047
  Shareholder distributions......          --           --          --     (833,395)       --       (833,395)
                                      -------      -------     -------     --------   -------      ---------
Balance at October 31, 1998......     $25,000      225,000     318,238      543,986   (85,707)     1,026,517
                                      =======      =======     =======     ========   =======      =========

            See accompanying notes to combined financial statements.

                        ANSERPHONE OF NEW ORLEANS, INC.
                               AND ANSERVE, INC.

                        COMBINED STATEMENT OF CASH FLOWS
                          YEAR ENDED OCTOBER 31, 1998

Cash flows from operating activities:
  Net income................................................  $   866,047
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................      223,163
     Changes in operating assets and liabilities:
       Increase in receivables, net.........................      (60,204)
       Decrease in other assets.............................       32,309
       Decrease in accounts payable and accrued expenses....      (67,782)
                                                              -----------
          Net cash provided by operating activities.........      993,533
                                                              -----------
Cash flows from investing activity:
  Purchases of property and equipment.......................     (165,676)
                                                              -----------
          Net cash used in investing activity...............     (165,676)
                                                              -----------
Cash flows from financing activities:
  Proceeds from notes payable to stockholders...............       58,000
  Repayments of long-term debt..............................      (43,184)
  Repayments of notes payable to stockholders...............     (182,650)
  Stockholder distributions.................................     (833,395)
                                                              -----------
          Net cash used in financing activities.............   (1,001,229)
                                                              -----------
          Net decrease in cash..............................     (173,372)
Cash at beginning of year...................................      461,914
                                                              -----------
Cash at end of year.........................................  $   288,542
                                                              ===========
Supplement disclosure of cash flow information:
  Cash paid during the year for interest....................  $    47,550
                                                              ===========

            See accompanying notes to combined financial statements.

                        ANSERPHONE OF NEW ORLEANS, INC.
                               AND ANSERVE, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                OCTOBER 31, 1998

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Principles of Combination

     The combined financial statements include the financial statements of Anserphone of New Orleans, Inc. and Anserve, Inc. (the "Company"), which are companies with common ownership and under common control. All significant intercompany balances and transactions have been eliminated in combination.

  (b) Organization

     The Company operates as a communications company, providing telemessaging and telemarketing services in addition to providing administrative and support functions. The Company serves customers in a variety of industries.

  (c) Basis of Presentation

     The Company's year-end is October 31. On November 2, 1998, the Company entered into an asset purchase agreement for the sale of its operating assets to unrelated party. The accompanying combined financial statements have been prepared as of and for the year ended October 31, 1998 as a condition to the closing of the transaction.

  (d) Concentration of Credit Risk

     The financial instrument that potentially subjects the Company to concentration of credit risk consists principally of trade receivables. Concentration of credit risk is limited due to the large number of customers dispersed throughout various industries in different geographic locations.

  (e) Revenue Recognition

     Company services are generally invoiced to customers at the beginning of the month for recurring fixed fee amounts and invoiced in arrears for the prior month's excess usage fees. Revenue is recognized when the related service is provided and monthly pre-bill amounts are deducted from accounts receivable if not earned.

  (f) Property and Equipment

     The cost of the Company's furniture and equipment is being depreciated over the assets' estimated useful lives, using the double-declining balance method.

  (g) Intangible Assets

     Intangible assets consist of the cost in excess of the fair value of net assets acquired in business acquisitions, which are being amortized over 60 months on a straight-line basis. Accumulated amortization totaled $127,278 at October 31, 1998.

  (h) Long-Lived Assets

     In accordance with Financial Accounting Standards Board Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, the Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying

                        ANSERPHONE OF NEW ORLEANS, INC.
                               AND ANSERVE, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

amount of an asset may not be recoverable. If it is determined that the carrying amount of an asset cannot be fully recovered, an impairment loss is recognized.

  (i) Income Taxes

     The Company operates as a Subchapter S corporation under the Internal Revenue Code. Under those provisions, the Company does not pay corporate income taxes on its taxable income. Instead, the stockholders are liable for individual income taxes on the Company's taxable income. Accordingly, these combined financial statements do not contain a provision for income taxes.

  (j) Use of Estimates

     Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and revenues and expenses and the disclosure of contingent assets and liabilities to prepare these combined financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(2) LONG-TERM DEBT

     Long-term debt consists of a note payable assumed in a business acquisition, which is due in monthly payments of $4,708, including interest at 7% per annum, until maturity on April 1, 2002.

     Scheduled maturities of long-term debt for the next four years are as follows:

1999........................................................  $ 46,305
2000........................................................    48,793
2001........................................................    52,320
2002........................................................    19,069
                                                              --------
                                                              $166,487
                                                              ========

(3) NOTES PAYABLE TO STOCKHOLDERS

     Notes payable to stockholders consists of various unsecured notes payable to stockholders, which are due in monthly payments ranging from $277 to $4,708, including interest rates ranging from 9.5% to 14% per annum, and mature on various dates through May 2002.

     Scheduled maturities of notes payable to stockholders for the next four years are as follows:

1999........................................................  $103,025
2000........................................................    97,134
2001........................................................    77,861
2002........................................................    18,907
                                                              --------
                                                              $296,927
                                                              ========

(4) RELATED PARTY TRANSACTIONS

     The Company leases its office space from related parties. The lease requires the Company to provide insurance, repairs and maintenance, and taxes on the leased property. The lease is renewable on an annual basis. Lease expense was approximately $148,000 for the year ended October 31, 1998.

                        ANSERPHONE OF NEW ORLEANS, INC.
                               AND ANSERVE, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(5) COMMITMENTS

     The Company leases office space and certain equipment utilized in its operations under noncancelable operating leases. Future minimum lease payments under its operating leases for the next five years and thereafter are as follows:

1999........................................................  $  175,526
2000........................................................     159,404
2001........................................................     146,646
2002........................................................     131,894
2003........................................................     131,673
Thereafter..................................................     526,694
                                                              ----------
                                                              $1,271,837
                                                              ==========

     Total lease expense, including that incurred to related parties, amounted to $156,716 for the year ended October 31, 1998.

(6) CONCENTRATION OF RISK

     Revenue earned from five significant and unrelated customers comprised approximately 35% of total revenue for the year ended October 31, 1998.

(7) SUBSEQUENT EVENT

     The Company entered into an asset purchase agreement for the sale of its operating assets to an unrelated party on November 2, 1998. No adjustments to the accompanying combined financial statements have been made as a result of the acquisition.

                          INDEPENDENT AUDITORS' REPORT

The Members
Quick Response LLC:

     We have audited the accompanying balance sheet of Quick Response LLC as of September 30, 1998, and the related statements of operations and members' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Quick Response LLC as of September 30, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

     In November 1998, all the assets and certain liabilities of the Company were acquired by Protocol Communications, Inc. (see note 1).

/s/ KPMG LLP
Boston, Massachusetts
December 17, 1998

                               QUICK RESPONSE LLC

                                 BALANCE SHEET
                               SEPTEMBER 30, 1998

                                ASSETS
Current assets:
  Cash......................................................  $ 15,148
  Accounts receivable, net of allowance for doubtful
     accounts of $7,045.....................................    71,492
  Prepaid expenses..........................................     6,624
                                                              --------
     Total current assets...................................    93,264
Property and equipment, net.................................   174,755
Intangible assets, net......................................    29,790
Security deposits...........................................     5,956
                                                              --------
     Total assets...........................................  $303,765
                                                              ========
                   LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Line of credit with bank..................................  $  9,000
  Current portion of capital lease obligations..............    31,396
  Accounts payable..........................................    27,321
  Accrued expenses..........................................    16,491
  Accrued payroll...........................................    16,349
                                                              --------
     Total current liabilities..............................   100,557
Capital lease obligations, less current portion.............    70,013
                                                              --------
     Total liabilities......................................   170,570
Commitments (notes 6 and 7)
Members' equity.............................................   133,195
                                                              --------
     Total liabilities and members' equity..................  $303,765
                                                              ========

                See accompanying notes to financial statements.

                               QUICK RESPONSE LLC

                  STATEMENT OF OPERATIONS AND MEMBERS' EQUITY
                         YEAR ENDED SEPTEMBER 30, 1998

Revenue:
  Net fee and service revenue...............................  $1,484,692
                                                              ----------
Operating expenses:
  Cost of services..........................................   1,048,717
  Selling, general and administrative.......................     443,068
  Depreciation and amortization.............................      59,801
                                                              ----------
     Total operating expenses...............................   1,551,586
                                                              ----------
Loss from operations........................................     (66,894)
Interest expense............................................      (1,235)
                                                              ----------
     Net loss...............................................     (68,129)
Members' equity, beginning of year..........................     201,324
                                                              ----------
Members' equity, end of year................................  $  133,195
                                                              ==========

                See accompanying notes to financial statements.

                               QUICK RESPONSE LLC

                            STATEMENT OF CASH FLOWS
                         YEAR ENDED SEPTEMBER 30, 1998

Cash flows from operating activities:
  Net loss..................................................    $(68,129)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................      59,801
     Changes in operating assets and liabilities:
       Accounts receivable..................................       3,772
       Prepaid expenses.....................................          39
       Accounts payable.....................................      18,889
       Accrued expenses.....................................      (8,562)
       Accrued payroll......................................     (13,761)
                                                                --------
          Net cash used in operating activities.............      (7,951)
                                                                --------
Cash flows from investing activities:
  Purchases of property and equipment.......................     (36,446)
  Payment of contingent purchase price......................      (7,799)
  Increase in security deposits.............................      (2,268)
                                                                --------
          Net cash used in investing activities.............     (46,513)
                                                                --------
Cash flows from financing activities:
  Proceeds from line of credit with bank....................       9,000
  Repayment of capital lease obligations....................      (7,625)
                                                                --------
          Net cash used in financing activities.............       1,375
                                                                --------
Net decrease in cash........................................     (53,089)
Cash, beginning of year.....................................      68,237
                                                                --------
Cash, end of year...........................................    $ 15,148
                                                                ========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest expense............    $  1,235
                                                                ========

                See accompanying notes to financial statements.

                               QUICK RESPONSE LLC

                         NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1998

(1) NATURE OF BUSINESS AND BASIS OF PRESENTATION

     Quick Response LLC (the "Company") is located in York, Pennsylvania, and is an independent third-party verification company that provides live verbal verification to resellers of long distance telephone services for both residential and business users. The Company also operates a call center operation providing inbound and outbound telecommunication services and telemarketing services.

     The Company's year-end is December 31. In November 1998, all of the assets and certain liabilities of the Company were acquired by Protocol Holdings, Inc. for cash. The accompanying financial statements have been prepared as of and for the year ended September 30, 1998 as a condition to the closing of the transaction.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates made by the Company include the useful lives of fixed assets, the recoverability of long-term assets and the collectibility of accounts receivable.

  (b) Property and Equipment

     Property and equipment are stated at cost. Equipment under capital leases are stated at the present value of minimum lease payments.

     Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Equipment held under capital leases and leasehold improvements are amortized straight line over the shorter of the lease term or estimated useful life of the asset. Amortization of assets held under capital leases is included in depreciation expense.

  (c) Goodwill

     Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, 15 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

  (d) Long-Lived Assets

     The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be

                               QUICK RESPONSE LLC
generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

  (e) Fair Value of Financial Instruments

     The Company's financial instruments, including cash, accounts receivable, accounts payable and accrued expenses, and borrowings are carried at cost, which approximates fair value because of either their short-term nature of conversion to cash or the corresponding variable interest rate attached to the instruments.

  (f) Revenue Recognition

     Revenue from third-party verification services is based on contracted pricing and is recognized when the service is provided.

  (g) Income Taxes

     The Company is treated as a partnership for Federal income tax purposes and does not incur income taxes. Its earnings and losses are included in the personal returns of the members and taxed depending on their personal tax situations. Accordingly, the financial statements do not reflect a provision for income taxes.

  (h) Concentration of Credit Risk

     The Company's customers are predominantly clustered in the Northeast. The majority of the Company's revenues are generated in the telecommunications industry. The Company can be impacted by changes in the telecommunications industry, including changes in regulatory requirements imposed by the Federal Communications Commission and related governmental agencies. The Company generally does not require collateral and writes off all accounts receivable that are deemed to be uncollectible.

(3) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at September 30, 1998:

                                                                           ESTIMATED
                                                                          USEFUL LIFE
                                                                          -----------
Equipment...................................................  $216,861     2-7 years
Furniture and fixtures......................................    10,728     3-7 years
Computer software...........................................     9,582     3-5 years
Leasehold improvements......................................     1,120       2 years
                                                              --------
                                                               238,291
Less: accumulated depreciation and amortization.............   (63,536)
                                                              --------
                                                              $174,755
                                                              ========

     Depreciation and amortization expense of property and equipment was $55,307 for the year ended September 30, 1998.

                               QUICK RESPONSE LLC

(4) INTANGIBLE ASSETS

     Intangible assets consisted of the following at September 30, 1998:

                                                                          ESTIMATED
                                                                         USEFUL LIFE
                                                                         -----------
Goodwill....................................................  $19,520     15 years
Other.......................................................   14,764      5 years
                                                              -------
                                                               34,284
Less: accumulated amortization..............................   (4,494)
                                                              -------
                                                              $29,790
                                                              =======

(5) LINE OF CREDIT WITH BANK

     The Company has a line of credit arrangement with a bank in the amount of $200,000, payable on demand. Interest is payable monthly on the outstanding balance at the bank's prime lending rate (8.25% at September 30, 1998). The loan is secured by all assets of the Company. At September 30, 1998, the outstanding borrowings under this arrangement totaled $9,000.

(6) LEASES

     The Company is obligated under various capital leases for certain equipment that expire at various dates during the next three years. At September 30, 1998, the gross amount of equipment and related accumulated amortization recorded under capital leases was $133,273 and $38,872, respectively.

     The Company also has a noncancelable operating leases for its facility that expires in February 1999. Rental expense was $34,569 for the year ended September 30, 1998.

     Future minimum lease payments under noncancelable operating leases and future minimum capital lease payments as of September 30, 1998 are as follows:

                                                              CAPITAL     OPERATING
YEAR ENDING SEPTEMBER 30                                       LEASES      LEASES
------------------------                                      --------    ---------
1999........................................................  $ 40,902      6,592
2000........................................................    40,902         --
2001........................................................    36,918         --
                                                              --------      -----
  Total minimum lease payments..............................   118,722      6,592
                                                                            =====
Less amount representing interest (at rates ranging from
  10.3% to 14.2%)...........................................   (17,313)
                                                              --------
Present value of net minimum capital lease payments.........   101,409
Less current portion of obligations under capital leases....   (31,396)
                                                              --------
Obligations under capital leases, excluding current
  portion...................................................  $ 70,013
                                                              ========

(7) AMOUNTS DUE TO FORMER OWNERS

     As part of the Asset Purchase Agreement effectuated at the time of the August 8, 1997 recapitalization of the Company, the former owners of the Company were eligible to receive payments equal to 8% of sales on a weekly basis if average daily sales per week are greater than $6,750 over the next 52 weeks. Such payments have been recorded as goodwill on the Company's books and amortized over a 15-year period.

                               QUICK RESPONSE LLC

     In addition, under the Asset Purchase Agreement, the Company's former owners and current members are to receive a distribution equal to 5% of the net income. Since the Company experienced a loss for the year ended September 30, 1998, no such contingent distribution was made.

(8) RELATED PARTY TRANSACTIONS

     Wharton Capital Partners ("WCP") receives a 2% management fee based upon gross sales. The principals of WCP are the President and CFO of the Company. In addition, the President had part of his salary paid directly to WCP in the form of a management fee. Total management fees paid by the Company for the year ended September 30, 1998 were $37,917, which includes $8,223 of the President's salary that was paid to WCP in the form of a management fee.

     A Member of the Company provides legal advice and counsel to the Company. Total legal fees paid to the law firm were approximately $9,000 for the year ended September 30, 1998.

     Another Member of the Company receives a consulting fee from the Company. The consulting fee for the year ended September 30, 1998 was $17,150.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Strategic Alternatives, Inc.:

     We have audited the accompanying balance sheet of Strategic Alternatives, Inc. of September 30, 1998, and the related statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Strategic Alternatives, Inc. as of September 30, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

     As discussed in Note 1(b), the Company entered into a stock purchase agreement for the sale of its outstanding common stock to an unrelated party on October 30, 1998.

/s/ KPMG LLP

St. Petersburg, Florida
December 18, 1998

                          STRATEGIC ALTERNATIVES, INC.

                                 BALANCE SHEET
                               SEPTEMBER 30, 1998

                            ASSETS (NOTE 2)
Current assets:
  Cash......................................................  $  180,278
  Accounts receivable.......................................     798,421
  Other current assets......................................       8,101
                                                              ----------
     Total current assets...................................     986,800
Property and equipment, net of accumulated depreciation of
  $87,378...................................................      76,022
                                                              ----------
     Total assets...........................................  $1,062,822
                                                              ==========
                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Note payable to bank (note 2).............................  $  200,000
  Accounts payable and accrued expenses.....................     233,543
  Accrued employee compensation.............................     181,770
  Income taxes payable......................................     147,436
  Deferred income taxes (note 3)............................       8,564
  Deferred revenue..........................................       2,316
                                                              ----------
     Total current liabilities..............................     773,629
                                                              ----------
Commitments (note 4)
Stockholders' equity:
  Common stock, $1.00 par value; 1,000 shares authorized,
     200 shares issued and outstanding......................         200
  Retained earnings.........................................     288,993
                                                              ----------
     Total stockholders' equity.............................     289,193
                                                              ----------
     Total liabilities and stockholders' equity.............  $1,062,822
                                                              ==========

                See accompanying notes to financial statements.

                          STRATEGIC ALTERNATIVES, INC.

                              STATEMENT OF INCOME
                         YEAR ENDED SEPTEMBER 30, 1998

Revenue.....................................................  $4,092,207
                                                              ----------
Operating expenses:
  Direct cost of services...................................   2,762,154
  General and administrative................................   1,072,849
  Depreciation..............................................      28,849
                                                              ----------
     Total operating expenses...............................   3,863,852
                                                              ----------
     Income from operations.................................     228,355
Other income (expense):
  Interest income...........................................      11,877
  Interest expense..........................................      (5,630)
                                                              ----------
     Income before income taxes.............................     234,602
Income tax expense (note 3).................................      98,518
                                                              ----------
     Net income.............................................  $  136,084
                                                              ==========

                See accompanying notes to financial statements.

                          STRATEGIC ALTERNATIVES, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY
                         YEAR ENDED SEPTEMBER 30, 1998

                                                        COMMON STOCK                      TOTAL
                                                      ----------------    RETAINED    STOCKHOLDERS'
                                                      SHARES    AMOUNT    EARNINGS       EQUITY
                                                      ------    ------    --------    -------------
Balance at September 30, 1997.......................   200       $200      152,909       153,109
  Net income........................................    --         --      136,084       136,084
                                                       ---       ----     --------       -------
Balance at September 30, 1998.......................   200       $200      288,993       289,193
                                                       ===       ====     ========       =======

                See accompanying notes to financial statements.

                          STRATEGIC ALTERNATIVES, INC.

                            STATEMENT OF CASH FLOWS
                         YEAR ENDED SEPTEMBER 30, 1998

Cash flows from operating activities:
  Net income................................................  $ 136,084
  Adjustments to reconcile net income to net cash used in
     operating activities:
     Depreciation...........................................     28,849
     Deferred income taxes..................................    (50,890)
     Deferred revenue.......................................   (171,184)
     Changes in operating assets and liabilities:
       Increase in accounts receivable......................   (188,314)
       Decrease in accounts payable and accrued expenses....    (65,271)
       Decrease in accrued employee compensation............   (101,701)
       Increase in income taxes payable.....................    139,890
                                                              ---------
          Net cash used in operating activities.............   (272,537)
                                                              ---------
Cash flows from investing activities:
  Purchases of property and equipment.......................    (34,841)
  Decrease in other assets..................................     22,735
                                                              ---------
       Net cash used in investing activities................    (12,106)
                                                              ---------
Cash flows from financing activities:
  Proceeds from note payable to bank........................    200,000
  Repayments of note payable to bank........................       (270)
                                                              ---------
          Net cash provided by financing activities.........    199,730
                                                              ---------
          Net decrease in cash..............................    (84,913)
Cash at beginning of year...................................    265,191
                                                              ---------
Cash at end of year.........................................  $ 180,278
                                                              =========
Supplement disclosure of cash flow information:
  Cash paid during the year for interest....................  $   5,630
                                                              =========
  Cash paid during the year for income taxes................  $   5,301
                                                              =========

                See accompanying notes to financial statements.

                          STRATEGIC ALTERNATIVES, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1998

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Organization

     Strategic Alternatives, Inc. (the "Company") operates as a communications company, providing telemarketing survey and database services. Services rendered to customers are generally on a project-by-project basis, which may extend beyond a one-month period. The Company serves customers in a variety of industries and a small number of customers comprise a substantial portion of revenue (see note 5).

  (b) Basis of Presentation

     The Company's year-end is December 31. On October 30, 1998, the Company entered into a stock purchase agreement for the sale of all of its common stock to an unrelated party. The accompanying financial statements have been prepared as of and for the year ended September 30, 1998 as a condition to the closing of the transaction.

     In previous fiscal years, the Company provided for incentive compensation and pension expense to its officers during the last quarter of the year. No such accruals have been made in the accompanying financial statements as of September 30, 1998.

  (c) Concentration of Credit Risk

     The financial instrument that potentially subjects the Company to concentration of credit risk consists principally of trade receivables. Concentration of credit risk is principally a small number of customers in various industries in different geographic locations.

  (d) Revenue Recognition

     Company services may be prebilled or invoiced to customers after services are rendered. Revenue is recognized when the related service is provided and prebill amounts are reflected as deferred revenue. For services rendered over a contract period exceeding one month, unbilled revenue amounts, if any, are recognized based on the estimated completion percentage of the related project.

  (e) Property and Equipment

     Property and equipment is stated at historical cost. The cost of the Company's property and equipment is being depreciated over the assets' estimated useful lives, using the straight-line and double-declining balance methods.

  (f) Long-Lived Assets

     In accordance with Financial Accounting Standards Board Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, the Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined that the carrying amount of an asset cannot be fully recovered, an impairment loss is recognized.

  (g) Income Taxes

     Income taxes are accounted for the under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years

                          STRATEGIC ALTERNATIVES, INC.

in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (h) Use of Estimates

     Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and revenues and expenses and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(2) NOTE PAYABLE TO BANK

     Note payable to bank consists of a promissory note payable due in July 1999, payable monthly, bearing interest at prime plus 1% (9.00% at September 30, 1998). The loan is secured by substantially all of the Company's assets with personal guarantees from the majority stockholders.

(3) INCOME TAXES

     Income tax expense attributable to income from continuing operations consists of:

                                                        CURRENT     DEFERRED    TOTAL
                                                        --------    --------    ------
Twelve months ended September 30, 1998:
  U.S. Federal........................................  $127,306    (43,664)    83,642
  State and local.....................................    22,102     (7,226)    14,876
                                                        --------    -------     ------
                                                        $149,408    (50,890)    98,518
                                                        ========    =======     ======

     Income tax expense attributable to income from continuing operations was $98,518 for the year ended September 30, 1998, and differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent to pretax income from continuing operations as a result of the following:

Computed "expected" tax expense.............................  $ 79,765
Increase (reduction) in income taxes resulting from:
  Adjustment to deferred tax assets and liabilities for
     enacted changes in tax laws and rates..................    13,485
  State and local income taxes, net of federal income tax
     benefit................................................     3,443
  Permanent differences.....................................     7,862
  Surtax exemption benefit..................................   (16,750)
  Other.....................................................    10,713
                                                              --------
                                                              $ 98,518
                                                              ========

     The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities at September 30, 1998 are presented below:

Deferred tax liabilities:
  Plant and equipment, principally due to differences in
     depreciation...........................................  $(6,600)
  Other.....................................................   (1,964)
                                                              -------
                                                              $(8,564)
                                                              =======

                          STRATEGIC ALTERNATIVES, INC.

(4) OPERATING LEASE

     The Company leases various equipment and its office space under noncancelable operating leases that expire at various dates through 2002. The office lease requires the Company to provide insurance, repairs and maintenance, and taxes on the leased property and is renewable on an annual basis. Lease expense was $79,379 for the year ended September 30, 1998. Remaining commitments on noncancelable operating lease obligations at September 30, 1998 are as follows:

1999........................................................  $ 69,600
2000........................................................    51,400
2001........................................................    23,000
2002........................................................       300
                                                              --------
                                                              $144,300
                                                              ========

(5) BUSINESS AND CREDIT CONCENTRATION

     All of the Company's customers are located in the United States; however, some of the Company's business activities have been carried out in European countries. Three of the Company's customers accounted for revenue of approximately 62% for the year ended September 30, 1998. Accounts receivable from these customers at September 30, 1998 amounted to approximately 74%. The Company believes that its accounts receivable are collectible in their entirety, and therefore no allowance for bad debts is recorded in the accompanying financial statements.

(6) EMPLOYEE BENEFIT PLAN

     The Company has a defined contribution plan (the "Plan") covering substantially all of its employees. The Plan allows participants to defer a portion of their salary and the Company may contribute matching contributions, although it is not obligated to do so. Pension expense amounted to $4,396 for the year ended September 30, 1998.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Answerphone of Florida, Inc.:

     We have audited the accompanying balance sheet of Answerphone of Florida, Inc. (d/b/a IOCOM) as of June 30, 1998, and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Answerphone of Florida, Inc. (d/b/a IOCOM) as of June 30, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

     As discussed in note 1(b), the Company entered into an asset purchase agreement for the sale of its operating assets to an unrelated party on July 2, 1998.

/s/ KPMG LLP
St. Petersburg, Florida
October 30, 1998

                          ANSWERPHONE OF FLORIDA, INC.
                                 (D/B/A IOCOM)

                                 BALANCE SHEET
                                 JUNE 30, 1998

                            ASSETS (NOTE 4)
Current assets:
  Cash......................................................  $ 126,935
  Accounts receivable, net of allowance for doubtful
     accounts of $14,980....................................    103,173
  Current portion of note receivable (note 2)...............     25,549
                                                              ---------
     Total current assets...................................    255,657
                                                              ---------
Property and equipment (note 1):
  Furniture and equipment...................................    316,149
  Vehicles..................................................     59,649
  Leasehold improvements....................................     36,533
                                                              ---------
                                                                412,331
  Less accumulated depreciation.............................   (243,511)
                                                              ---------
     Property and equipment, net............................    168,820
                                                              ---------
Note receivable, net of current portion (note 2)............     58,907
                                                              ---------
     Total assets...........................................  $ 483,384
                                                              =========
                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt (note 4)................  $  47,188
  Accounts payable and accrued expenses.....................     93,829
  Amounts payable to related party..........................    100,000
                                                              ---------
     Total current liabilities..............................    241,017
Long-term debt, net of current portion (note 4).............    124,028
                                                              ---------
     Total liabilities......................................    365,045
                                                              ---------
Commitments and contingencies (notes 5 and 6)
Stockholders' equity:
  Common stock, $100 par value; 100 shares authorized,
     issued and outstanding.................................     10,000
  Additional paid-in capital................................      3,547
  Retained earnings.........................................    104,792
                                                              ---------
     Total stockholders' equity.............................    118,339
                                                              ---------
     Total liabilities and stockholders' equity.............  $ 483,384
                                                              =========

                See accompanying notes to financial statements.

                          ANSWERPHONE OF FLORIDA, INC.
                                 (D/B/A IOCOM)

                            STATEMENT OF OPERATIONS
                            YEAR ENDED JUNE 30, 1998

Revenue.....................................................  $1,860,482
                                                              ----------
Operating expenses:
  Cost of services..........................................   1,540,815
  Selling, general and administrative expenses..............     325,484
  Depreciation and amortization.............................      99,101
                                                              ----------
     Total operating expenses...............................   1,965,400
                                                              ----------
     Loss from operations...................................    (104,918)
                                                              ----------
Other income (expense):
  Interest income...........................................      10,831
  Interest expense..........................................     (17,985)
                                                              ----------
     Net loss...............................................  $ (112,072)
                                                              ==========

                See accompanying notes to financial statements.

                          ANSWERPHONE OF FLORIDA, INC.
                                 (D/B/A IOCOM)

                       STATEMENT OF STOCKHOLDERS' EQUITY
                            YEAR ENDED JUNE 30, 1998

                                                   COMMON STOCK     ADDITIONAL                  TOTAL
                                                 ----------------    PAID-IN     RETAINED   STOCKHOLDERS'
                                                 SHARES   AMOUNT     CAPITAL     EARNINGS      EQUITY
                                                 ------   -------   ----------   --------   -------------
Balance at June 30, 1997.......................   100     $10,000     3,547       216,864      230,411
  Net loss.....................................    --          --        --      (112,072)    (112,072)
                                                  ---     -------     -----      --------     --------
Balance at June 30, 1998.......................   100     $10,000     3,547       104,792      118,339
                                                  ===     =======     =====      ========     ========

                See accompanying notes to financial statements.

                          ANSWERPHONE OF FLORIDA, INC.
                                 (D/B/A IOCOM)

                            STATEMENT OF CASH FLOWS
                            YEAR ENDED JUNE 30, 1998

Cash flows from operating activities:
  Net loss..................................................  $(112,072)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................     99,101
     Loss on disposal of property and equipment.............     13,319
     Changes in operating assets and liabilities:
       Increase in accounts receivables, net................     (4,053)
       Increase in accounts payable and accrued expenses....     36,137
                                                              ---------
          Net cash provided by operating activities.........     32,432
                                                              ---------
Cash flows from investing activities:
  Purchases of property and equipment.......................    (30,491)
  Payments on notes receivable..............................     24,114
                                                              ---------
          Net cash used in investing activities.............     (6,377)
                                                              ---------
Cash flows from financing activities:
  Proceeds from long-term debt..............................     50,000
  Repayments of long-term debt..............................    (51,653)
                                                              ---------
          Net cash used in financing activities.............     (1,653)
                                                              ---------
          Net increase in cash..............................     24,402
Cash at beginning of year...................................    102,533
                                                              ---------
Cash at end of year.........................................  $ 126,935
                                                              =========
Supplement disclosure of cash flow information:
  Cash paid during the year for interest....................  $  20,991
                                                              =========

                See accompanying notes to financial statements.

                          ANSWERPHONE OF FLORIDA, INC.
                                 (D/B/A IOCOM)

                         NOTES TO FINANCIAL STATEMENTS
                                 JUNE 30, 1998

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Organization

     Answerphone of Florida, Inc. d/b/a IOCOM (the "Company") operates as a communications company, providing telemessaging and telemarketing services in addition to providing administrative and support functions. The Company serves customers in a variety of industries.

  (b) Basis of Presentation

     The Company's year-end is December 31. On July 2, 1998, the Company entered into an asset purchase agreement for the sale of its operating assets to an unrelated party. The accompanying financial statements have been prepared as of and for the year ended June 30, 1998 as a condition to the closing of the transaction.

  (c) Concentration of Credit Risk

     The financial instrument that potentially subjects the Company to concentration of credit risk consists principally of trade receivables. Concentration of credit risk is limited due to the large number of customers dispersed throughout various industries in different geographic locations.

  (d) Revenue Recognition

     Company services are generally invoiced to customers at the beginning of the month for recurring fixed fee amounts and invoiced in arrears for the prior month's excess usage fees. Revenue is recognized when the related service is provided and monthly pre-bill amounts are deducted from accounts receivable if not earned.

  (e) Property and Equipment

     The cost of the Company's leasehold improvements, furniture and equipment, and vehicles is being depreciated over the assets' estimated useful lives, using the double-declining balance method.

  (f) Long-Lived Assets

     In accordance with Financial Accounting Standards Board Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, the Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined that the carrying amount of an asset cannot be fully recovered, an impairment loss is recognized.

  (g) Income Taxes

     The Company operates as a Subchapter S corporation under the Internal Revenue Code. Under those provisions, the Company does not pay corporate income taxes on its taxable income. Instead, the stockholders are liable for individual income taxes on the Company's taxable income. Accordingly, these financial statements do not contain a provision for income taxes.

  (h) Use of Estimates

     Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and revenues and expenses and the disclosure of contingent assets and liabilities to prepare these

                          ANSWERPHONE OF FLORIDA, INC.
                                 (D/B/A IOCOM)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(2) NOTE RECEIVABLE

     In 1995, the Company received a note as partial payment for the sale of certain customer list assets to an unrelated party. The note is due in monthly payments of $2,735, including interest at 10.25% through May 2001. The note is secured by the assets associated with the sale.

(3) NOTE PAYABLE TO BANK

     In 1996, the Company entered into a line of credit arrangement with a bank in the amount of $50,000, payable on demand. The amount available under this line of credit at June 30, 1998 is $50,000. Interest is payable monthly on the outstanding balance at 9%. The loan is secured by substantially all of the Company's assets with personal guarantees from the majority stockholders.

(4) LONG-TERM DEBT

     Long-term debt consists of the following at June 30, 1998:

Note payable to a bank, due in monthly payments of $3,388,
  including interest at 9% through September 2001. The note
  is secured by substantially all of the Company's assets
  with personal guarantees from the majority stockholders...  $114,207
Note payable to a bank, due in monthly payments of $1,430,
  including interest at 9% through June 2002. The note is
  secured by substantially all of the Company's assets with
  personal guarantees from the majority stockholders........    57,009
                                                              --------
                                                               171,216
  Less: current portion.....................................   (47,188)
                                                              --------
                                                              $124,028
                                                              ========

     Scheduled maturities of long-term debt for the next four years subsequent to June 30, 1998 are as follows:

YEAR                                                           AMOUNT
----                                                          --------
1999........................................................  $ 47,188
2000........................................................    48,329
2001........................................................    52,863
2002........................................................    22,836
                                                              --------
                                                              $171,216
                                                              ========

(5) RELATED PARTY TRANSACTIONS

     The Company leases its office space from a related party. The lease requires the Company to provide insurance, repairs and maintenance, and taxes on the leased property. The lease is renewable on an annual basis. Lease expense was $61,150 for the year ended June 30, 1998.

                          ANSWERPHONE OF FLORIDA, INC.
                                 (D/B/A IOCOM)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(6) CONTINGENCY

     As of October 30, 1998, the Company was involved in a dispute with a vendor with respect to billings assessed in December 1997 amounting to approximately $25,000. Management, through discussions with the vendor, believes this amount will be settled with no liability to the Company. Accordingly, no liabilities related to this matter have been recorded.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Operators Standing By, Inc.:

     We have audited the accompanying balance sheet of Operators Standing By, Inc. as of March 31, 1998, and the related statements of income, stockholder's deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Operators Standing By, Inc. as of March 31, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

     As discussed in note 1(b), the Company's common stock was sold to an unrelated party on June 5, 1998.

/s/ KPMG LLP
St. Petersburg, Florida
October 2, 1998

                          OPERATORS STANDING BY, INC.

                                 BALANCE SHEET
                                 MARCH 31, 1998

                         ASSETS (NOTES 2 AND 3)
Current assets:
  Cash......................................................  $  160,478
  Receivables:
     Trade, net of allowance for doubtful accounts of
      $78,864...............................................     874,765
     Other..................................................      50,611
  Prepaid expenses and other................................      14,535
                                                              ----------
       Total current assets.................................   1,100,389
                                                              ----------
Property and equipment (note 1):
  Leasehold improvements....................................      42,522
  Furniture and fixtures....................................     100,149
  Telephone and office equipment............................     900,503
                                                              ----------
                                                               1,043,174
  Less: accumulated depreciation............................    (789,618)
                                                              ----------
       Property and equipment, net..........................     253,556
                                                              ----------
       Total assets.........................................  $1,353,945
                                                              ==========
                 LIABILITIES AND STOCKHOLDER'S DEFICIT
Current liabilities:
  Note payable to bank (note 2).............................  $   73,841
  Current portion of long-term debt and capital lease
     obligations (note 3)...................................     345,375
  Accounts payable and accrued expenses.....................     676,839
  Amounts payable to related party..........................      21,619
                                                              ----------
       Total current liabilities............................   1,117,674
Long-term debt and capital lease obligations, net of current
  portion (note 3)..........................................     642,000
                                                              ----------
       Total liabilities....................................   1,759,674
                                                              ----------
Commitments (note 4)
Stockholder's deficit:
  Common stock, $1 par value; 1,200 shares authorized; 120
     shares issued and outstanding..........................         120
  Additional paid-in capital................................      62,371
  Retained earnings.........................................      96,265
                                                              ----------
                                                                 158,756
  Less: treasury stock, at cost.............................    (564,485)
                                                              ----------
       Total stockholder's deficit..........................    (405,729)
                                                              ----------
       Total liabilities and stockholder's deficit..........  $1,353,945
                                                              ==========

                See accompanying notes to financial statements.

                          OPERATORS STANDING BY, INC.

                              STATEMENT OF INCOME
                           YEAR ENDED MARCH 31, 1998

Revenue.....................................................  $5,216,455
                                                              ----------
Operating expenses:
  Cost of services..........................................   3,180,600
  Selling, general and administrative expenses..............     995,247
  Depreciation..............................................     155,630
                                                              ----------
     Total operating expenses...............................   4,331,477
                                                              ----------
     Income from operations.................................     884,978
Interest expense............................................     124,916
                                                              ----------
     Net income.............................................  $  760,062
                                                              ==========

                See accompanying notes to financial statements.

                          OPERATORS STANDING BY, INC.

                       STATEMENT OF STOCKHOLDER'S DEFICIT
                           YEAR ENDED MARCH 31, 1998

                                                                  RETAINED
                                COMMON STOCK      ADDITIONAL      EARNINGS                      TOTAL
                              ----------------     PAID-IN      (ACCUMULATED    TREASURY    STOCKHOLDER'S
                              SHARES    AMOUNT     CAPITAL        DEFICIT)       STOCK         DEFICIT
                              ------    ------    ----------    ------------    --------    -------------
Balance at March 31, 1997...   120       $120       62,371        (379,544)     (564,485)     (881,538)
  Net income................    --         --           --         760,062            --       760,062
  Distributions to
     stockholder............    --         --           --        (284,253)           --      (284,253)
                               ---       ----       ------        --------      --------      --------
Balance at March 31, 1998...   120       $120       62,371          96,265      (564,485)     (405,729)
                               ===       ====       ======        ========      ========      ========

                See accompanying notes to financial statements.

                          OPERATORS STANDING BY, INC.

                            STATEMENT OF CASH FLOWS
                           YEAR ENDED MARCH 31, 1998

Cash flows from operating activities:
  Net income................................................  $ 760,062
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................    155,630
     Changes in operating assets and liabilities:
       Increase in receivables, net.........................   (643,991)
       Decrease in amounts receivable from related party....     29,072
       Decrease in prepaid expenses and other...............      1,604
       Increase in accounts payable and accrued expenses....    225,445
       Increase in amounts payable to related party.........     21,619
                                                              ---------
          Net cash provided by operating activities.........    549,441
                                                              ---------
Cash flows from investing activity:
  Payments on notes receivable..............................    215,178
                                                              ---------
          Net cash provided by investing activity...........    215,178
                                                              ---------
Cash flows from financing activities:
  Proceeds from note payable to bank........................     57,808
  Repayments of long-term debt and capital lease
     obligations............................................   (409,314)
  Distributions to stockholder..............................   (284,253)
                                                              ---------
          Net cash used in financing activities.............   (635,759)
                                                              ---------
          Net increase in cash..............................    128,860
Cash at beginning of year...................................     31,618
                                                              ---------
Cash at end of year.........................................  $ 160,478
                                                              =========
Supplement disclosure of cash flow information:
  Cash paid during the year for interest....................  $ 115,624
                                                              =========

                See accompanying notes to financial statements.

                          OPERATORS STANDING BY, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 1998

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Organization

     Operators Standing By, Inc. (the "Company") operates as a communications company, providing telemessaging and telemarketing services in addition to providing administrative and support functions. The Company serves customers in a variety of industries.

  (b) Basis of Presentation

     The Company's year-end is December 31. On June 5, 1998, the Company's common stock was sold to an unrelated party. The accompanying financial statements have been prepared as of and for the year ended March 31, 1998 as a condition to the closing of the transaction.

  (c) Concentration of Credit Risk

     The financial instrument that potentially subjects the Company to concentration of credit risk consists principally of trade receivables. Concentration of credit risk is limited due to the large number of customers dispersed throughout various industries in different geographic locations.

     In addition, the Company maintains its cash balances in excess of Federally-insured limits in one financial institution located in Sarasota, Florida. Concentration of credit risk is considered by management to be limited due to the quality of the financial institution.

  (d) Revenue Recognition

     Company services are generally invoiced to customers at the beginning of the month for recurring fixed fee amounts and invoiced in arrears for the prior month's excess usage fees. Revenue is recognized when the related service is provided and monthly pre-bill amounts are deducted from trade receivables if not earned.

  (e) Property and Equipment

     Property and equipment are stated at cost. Property and equipment under capital leases are stated at the present value of minimum lease payments.

     Depreciation on property and equipment is computed using the straight-line and double-declining balance methods. Property and equipment held under capital leases and leasehold improvements are amortized straight-line over the shorter of the lease term or estimated useful life of the asset.

  (f) Income Taxes

     The Company operates as a Subchapter S corporation under the Internal Revenue Code. Under those provisions, the Company does not pay corporate income taxes on its taxable income. Instead, the stockholders are liable for individual income taxes on the Company's taxable income. Accordingly, these financial statements do not contain a provision for income taxes.

  (g) Use of Estimates

     Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and revenues and expenses and the disclosure of contingent assets and liabilities to prepare these

                          OPERATORS STANDING BY, INC.

financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(2) NOTE PAYABLE TO BANK

     In 1996, the Company entered into a line of credit arrangement with a bank in the amount of $75,000, payable on demand. The amount available under this line of credit at March 31, 1998 is $1,159. Interest is payable monthly on the outstanding balance at 1.25% above the bank's prime lending rate. The bank's prime lending rate at March 31, 1998 was 8.5%. The loan is secured by the Company's tangible personal property with a personal guarantee from the stockholder.

(3) LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

     Long-term debt and capital lease obligations consist of the following at March 31, 1998:

Note payable to a bank, due in monthly payments of $10,000,
  plus interest at 1.25% above the bank's prime lending rate
  (8.5% at March 31, 1998) through June 1998. The note is
  secured by the Company's tangible personal property with a personal guarantee from the stockholder...................  $  30,100
Notes payable to former stockholders related to a common
  stock repurchase, due in monthly payments of $19,789,
  including interest at 9.5% through February 2001. The
  notes are secured by the Company's tangible personal
  property and are subordinate to the notes payable to
  bank......................................................    602,887
Capital lease obligations, payable in monthly payments
  ranging from $128 to $8,823, including interest rates
  ranging from 9.5% to 10.845%, maturing on various dates
  through August 2001. The leases are secured by the leased
  property with a personal guarantee from the stockholder...    354,388
                                                              ---------
                                                                987,375
  Less: current portion.....................................   (345,375)
                                                              ---------
                                                              $ 642,000
                                                              =========

     Scheduled maturities of long-term debt and capital lease obligations for the next four years are as follows:

                   YEAR ENDING MARCH 31,                       AMOUNT
                   ---------------------                      --------
1999........................................................  $345,375
2000........................................................   304,425
2001........................................................   295,715
2002........................................................    41,860
                                                              --------
                                                              $987,375
                                                              ========

(4) LEASE COMMITMENTS

     The Company has entered into various operating leases for office space and vehicles which expire at various dates over the next four years. Lease expense was $137,681 for the year ended March 31, 1998.

                          OPERATORS STANDING BY, INC.

     The future minimum lease payments are as follows:

                   YEAR ENDING MARCH 31,                       AMOUNT
                   ---------------------                      --------
1999........................................................  $121,019
2000........................................................    80,431
2001........................................................    75,493
2002........................................................    57,465
                                                              --------
                                                              $334,408
                                                              ========

(5) SIGNIFICANT CUSTOMER

     Revenue earned from one significant and unrelated customer comprised approximately 12% of total revenue for the year ended March 31, 1998.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Sweet, Schatz & Lewis, Inc.:

     We have audited the accompanying balance sheet of Sweet, Schatz & Lewis, Inc., (d/b/a Total Availability Service, Inc.) as of March 31, 1998, and the related statements of income, stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sweet, Schatz & Lewis, Inc., (d/b/a Total Availability Service, Inc.) as of March 31, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

     As discussed in note 1(b), the Company's common stock was sold to an unrelated party on June 5, 1998.

/s/ KPMG LLP
St. Petersburg, Florida
October 2, 1998

                          SWEET, SCHATZ & LEWIS, INC.
                    (D/B/A TOTAL AVAILABILITY SERVICE, INC.)

                                 BALANCE SHEET
                                 MARCH 31, 1998

                            ASSETS (NOTE 2)
Current assets:
  Cash......................................................  $  20,620
  Receivables:
     Trade, net of allowance for doubtful accounts of
      $16,012...............................................     78,574
     Amounts receivable from related party..................     21,619
     Other..................................................      5,819
  Prepaid expenses and other................................      3,113
                                                              ---------
       Total current assets.................................    129,745
                                                              ---------
Property and equipment (note 1):
  Furniture and fixtures....................................     40,985
  Telephone and office equipment............................    302,098
                                                              ---------
                                                                343,083
  Less: accumulated depreciation............................   (316,668)
                                                              ---------
       Property and equipment, net..........................     26,415
                                                              ---------
       Total assets.........................................  $ 156,160
                                                              =========
                 LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Current portion of long-term debt and capital lease
     obligations (note 2)...................................     78,568
  Accounts payable and accrued expenses.....................    114,949
                                                              ---------
       Total current liabilities............................    193,517
Long-term debt and capital lease obligations, net of current
  portion (note 2)..........................................    135,760
                                                              ---------
       Total liabilities....................................    329,277
                                                              ---------
Commitments (note 3)
Stockholders' deficit:
  Common stock, $1 par value; 7,500 shares authorized;
     140 shares issued and outstanding......................        140
  Additional paid-in capital................................    108,744
  Retained earnings.........................................      4,717
                                                              ---------
                                                                113,601
  Less: treasury stock, at cost.............................   (286,718)
                                                              ---------
       Total stockholders' deficit..........................   (173,117)
                                                              ---------
       Total liabilities and stockholders' deficit..........  $ 156,160
                                                              =========

                See accompanying notes to financial statements.

                          SWEET, SCHATZ & LEWIS, INC.
                    (D/B/A TOTAL AVAILABILITY SERVICE, INC.)

                              STATEMENT OF INCOME
                           YEAR ENDED MARCH 31, 1998

Revenue.....................................................  $1,001,910
                                                              ----------
Operating expenses:
  Cost of services..........................................     745,989
  Selling, general and administrative expenses..............     174,961
  Depreciation..............................................      24,077
                                                              ----------
     Total operating expenses...............................     945,027
                                                              ----------
     Income from operations.................................      56,883
Interest expense............................................      28,332
                                                              ----------
     Net income.............................................  $   28,551
                                                              ==========

                See accompanying notes to financial statements.

                          SWEET, SCHATZ & LEWIS, INC.
                    (D/B/A TOTAL AVAILABILITY SERVICE, INC.)

                       STATEMENT OF STOCKHOLDERS' DEFICIT
                           YEAR ENDED MARCH 31, 1998

                                                                        RETAINED
                                        COMMON STOCK     ADDITIONAL     EARNINGS                    TOTAL
                                       ---------------    PAID-IN     (ACCUMULATED   TREASURY   STOCKHOLDERS'
                                       SHARES   AMOUNT    CAPITAL       DEFICIT)      STOCK        DEFICIT
                                       ------   ------   ----------   ------------   --------   -------------
Balance at March 31, 1997............   132      $132      88,752       (23,834)     (286,718)    (221,668)
  Issuance of common stock...........     8         8      19,992            --            --       20,000
  Net income.........................    --        --          --        28,551            --       28,551
                                        ---      ----     -------       -------      --------     --------
Balance at March 31, 1998............   140      $140     108,744         4,717      (286,718)    (173,117)
                                        ===      ====     =======       =======      ========     ========

                See accompanying notes to financial statements.

                          SWEET, SCHATZ & LEWIS, INC.
                    (D/B/A TOTAL AVAILABILITY SERVICE, INC.)

                            STATEMENT OF CASH FLOWS
                           YEAR ENDED MARCH 31, 1998

Cash flows from operating activities:
  Net income................................................  $ 28,551
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................    24,077
     Loss on disposal of property and equipment.............    38,903
     Changes in operating assets and liabilities:
       Decrease in trade receivables, net...................    23,246
       Increase in amounts receivable from related party....   (21,619)
       Decrease in prepaid expenses and other...............     2,172
       Increase in accounts payable and accrued expenses....    31,435
       Decrease in amounts payable to related party.........   (29,072)
                                                              --------
          Net cash provided by operating activities.........    97,693
                                                              --------
Cash flows from investing activity:
  Purchases of property and equipment.......................   (24,104)
                                                              --------
          Net cash used in investing activity...............   (24,104)
                                                              --------
Cash flows from financing activities:
  Repayments of long-term debt and capital lease
     obligations............................................   (72,969)
  Issuance of common stock..................................    20,000
                                                              --------
          Net cash used in financing activities.............   (52,969)
                                                              --------
          Net increase in cash..............................    20,620
Cash at beginning of year...................................        --
                                                              --------
Cash at end of year.........................................  $ 20,620
                                                              ========
Supplement disclosure of cash flow information:
  Cash paid during the year for interest....................  $ 31,215
                                                              ========

                See accompanying notes to financial statements.

                          SWEET, SCHATZ & LEWIS, INC.
                    (D/B/A TOTAL AVAILABILITY SERVICE, INC.)

                         NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 1998

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Organization

     Sweet, Schatz & Lewis, Inc. d/b/a Total Availability Service, Inc. (the "Company") operates as a communications company, providing telemessaging and telemarketing services in addition to providing administrative and support functions. The Company serves customers in a variety of industries.

  (b) Basis of Presentation

     The Company's year-end is December 31. On June 5, 1998, the Company's common stock was sold to an unrelated party. The accompanying financial statements have been prepared as of and for the year ended March 31, 1998 as a condition to the closing of the transaction.

  (c) Concentration of Credit Risk

     The financial instrument that potentially subjects the Company to concentration of credit risk consists principally of trade receivables. Concentration of credit risk is limited due to the large number of customers dispersed throughout various industries in different geographic locations.

  (d) Revenue Recognition

     Company services are generally invoiced to customers at the beginning of the month for recurring fixed fee amounts and invoiced in arrears for the prior month's excess usage fees. Revenue is recognized when the related service is provided and monthly pre-bill amounts are deducted from trade receivables if not earned.

  (e) Property and Equipment

     The cost of the Company's furniture and fixtures, and telephone and office equipment is being depreciated over the assets' estimated useful lives, using straight-line and declining balance methods.

  (f) Income Taxes

     The Company operates as a Subchapter S corporation under the Internal Revenue Code. Under those provisions, the Company does not pay corporate income taxes on its taxable income. Instead, the stockholders are liable for individual income taxes on the Company's taxable income. Accordingly, these financial statements do not contain a provision for income taxes.

  (g) Use of Estimates

     Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and revenues and expenses and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

                          SWEET, SCHATZ & LEWIS, INC.
                    (D/B/A TOTAL AVAILABILITY SERVICE, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(2) LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

     Long-term debt and capital lease obligations consist of the following at March 31, 1998:

Note payable to a bank, due in monthly payments of $5,000,
  plus interest at 1.25% above the bank's prime lending rate
  (8.5% at March 31, 1998) through July 2001. The note is
  secured by the Company's tangible personal property with a personal guarantee from a stockholder.....................  $198,086
Capital lease obligations, payable in monthly payments
  ranging from $418 to $766, including interest rates
  ranging from 9.924% to 10.76%, maturing on various dates
  through June 1999. The leases are secured by the leased
  property with a personal guarantee from a stockholder.....    16,242
                                                              --------
                                                               214,328
  Less: current portion.....................................   (78,568)
                                                              --------
                                                              $135,760
                                                              ========

     Aggregate maturities of long-term debt and capital lease obligations for the next four years are as follows:

                   YEAR ENDING MARCH 31,                       AMOUNT
                   ---------------------                      --------
1999........................................................  $ 78,568
2000........................................................    62,674
2001........................................................    60,000
2002........................................................    13,086
                                                              --------
                                                              $214,328
                                                              ========

(3) LEASES

     The Company has entered into various operating leases for office space which expire at various dates through January 2004. Lease expense was $40,066 for the year ended March 31, 1998.

     The future minimum lease payments are as follows:

                   YEAR ENDING MARCH 31,                       AMOUNT
                   ---------------------                      --------
1999........................................................  $ 39,530
2000........................................................    24,515
2001........................................................    23,150
2002........................................................    23,150
2003........................................................    23,150
Thereafter..................................................    19,292
                                                              --------
                                                              $152,787
                                                              ========

                          INDEPENDENT AUDITORS' REPORT

The Stockholders
Protocol Communications Services, Inc.:

     We have audited the accompanying balance sheet of Protocol Communications Services, Inc. as of March 31, 1998, and the related statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Protocol Communications Services, Inc. as of March 31, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

     In June 1998, all the assets and certain liabilities of the Company were acquired by Protocol Communications, Inc. (see note 1b).

/s/ KPMG LLP
Boston, Massachusetts
September 18, 1998

                     PROTOCOL COMMUNICATIONS SERVICES, INC.

                                 BALANCE SHEET
                                 MARCH 31, 1998

                         ASSETS (NOTES 3 AND 4)
Current assets:
  Cash and cash equivalents.................................  $  115,927
  Trade accounts receivable, net of allowance for doubtful
     accounts of $64,180....................................     607,918
  Accounts receivable, other................................      42,588
  Prepaid expenses..........................................      21,866
                                                              ----------
     Total current assets...................................     788,299
Property and equipment, net (note 2)........................     702,176
Intangible assets, net of accumulated amortization of
  $49,019...................................................     188,732
Refundable deposits.........................................       2,595
                                                              ----------
     Total assets...........................................  $1,681,802
                                                              ==========
                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt (note 4)................  $  136,639
  Accounts payable..........................................      23,106
  Accrued expenses..........................................     126,520
  Distributions payable to stockholders.....................     250,000
  Other current liabilities.................................      61,445
                                                              ----------
     Total current liabilities..............................     597,710
Long-term debt, net of current portion (note 4).............     216,936
                                                              ----------
     Total liabilities......................................     814,646
                                                              ----------
Commitments and contingencies (notes 5 and 6)
Stockholders' equity:
  Common stock, no par value, 2,500 shares authorized; 1,000
     shares issued and outstanding..........................      30,338
  Retained earnings.........................................     836,818
                                                              ----------
     Total stockholders' equity.............................     867,156
                                                              ----------
     Total liabilities and stockholders' equity.............  $1,681,802
                                                              ==========

                See accompanying notes to financial statements.

                     PROTOCOL COMMUNICATIONS SERVICES, INC.

                   STATEMENT OF INCOME AND RETAINED EARNINGS
                           YEAR ENDED MARCH 31, 1998

Revenue:
  Net fee and service revenue...............................  $4,487,174
                                                              ----------
Operating expenses:
  Cost of services..........................................   2,566,943
  Selling, general and administrative.......................   1,054,396
  Depreciation and amortization.............................     146,394
                                                              ----------
     Total operating expenses...............................   3,767,733
                                                              ----------
Income from operations......................................     719,441
                                                              ----------
Other income (expense):
  Finance charge income.....................................      17,425
  Interest expense..........................................     (31,907)
                                                              ----------
     Total other income (expense)...........................     (14,482)
                                                              ----------
     Net income.............................................     704,959
Retained earnings, beginning of year........................     795,813
  Distributions to stockholders.............................    (663,954)
                                                              ----------
Retained earnings, end of year..............................  $  836,818
                                                              ==========

                See accompanying notes to financial statements.

                     PROTOCOL COMMUNICATIONS SERVICES, INC.

                            STATEMENT OF CASH FLOWS
                           YEAR ENDED MARCH 31, 1998

Cash flows from operating activities:
  Net income................................................  $ 704,959
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................    146,394
     Change in operating assets and liabilities:
       Trade accounts receivable, net.......................      5,797
       Accounts receivable, other...........................     (8,915)
       Prepaid expenses.....................................      5,858
       Accounts payable.....................................    (24,218)
       Accrued expenses.....................................      9,987
       Other current liabilities............................     19,375
                                                              ---------
          Net cash provided by operating activities.........    859,237
                                                              ---------
Cash flows used in investing activity:
  Additions to property and equipment.......................   (186,823)
                                                              ---------
          Net cash used in investing activity...............   (186,823)
                                                              ---------
Cash flows used in financing activities:
  Repayment of long-term debt...............................    (95,657)
  Distributions to stockholders.............................   (580,529)
                                                              ---------
          Net cash used in financing activities.............   (676,186)
                                                              ---------
Net decrease in cash and cash equivalents...................     (3,772)
Cash and cash equivalents, beginning of year................    119,699
                                                              ---------
Cash and cash equivalents, end of year......................  $ 115,927
                                                              =========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest expense............  $  31,935
                                                              =========

                See accompanying notes to financial statements.

                     PROTOCOL COMMUNICATIONS SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 1998

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Nature of Business

     Protocol Communications Services, Inc. (the "Company") operates as a communications company, providing telemessaging and telemarketing services in addition to providing administrative and support functions. The Company serves customers in a variety of industries.

  (b) Basis of Presentation

     The Company's year-end is December 31. In June 1998, all of the assets and certain liabilities of the Company were acquired by Protocol Holdings, Inc. for cash and stock. The accompanying financial statements have been prepared as of and for the year ended March 31, 1998 as a condition to the closing of the transaction.

  (c) Use of Estimates

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and revenues and expenses and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

  (d) Cash Equivalents

     The Company considers all highly-liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  (e) Concentration of Credit Risk

     The financial instrument that potentially subjects the Company to concentration of credit risk consists principally of trade accounts receivables. Concentration of credit risk is limited due to the large number of customers dispersed throughout various industries in different geographic locations.

  (f) Property and Equipment

     Property and equipment is stated at cost and is being depreciated over the assets' estimated useful lives, using straight-line and declining balance methods.

  (g) Intangible Assets

     Intangible assets include goodwill recorded in connection with the repurchase of the common stock of a majority stockholder of the Company in 1990. The goodwill is being amortized over a period of 20 years on the straight-line method (see note 6). At March 31, 1998, the unamortized balance of goodwill was $185,731.

     Intangible assets also include customer accounts, acquired through a business merger in 1987, and long-term debt settlement costs incurred upon refinancing of existing debt and acquisition of telephone equipment in March 1994. Amortization is based upon the straight-line method not to exceed five years.

                     PROTOCOL COMMUNICATIONS SERVICES, INC.

  (h) Long-lived Assets

     In accordance with Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of," the Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined that the carrying amount of an asset cannot be fully recovered, an impairment loss is recognized.

  (i) Income Taxes

     The Company operates as a Subchapter S corporation under the Internal Revenue Code. Under those provisions, the Company does not pay corporate income taxes on its taxable income. Instead, the stockholders are liable for individual income taxes on the Company's taxable income. Accordingly, these financial statements do not contain a provision for income taxes.

  (j) Non-Monetary Transactions

     The Company conducts certain transactions under various barter agreements, whereby services are provided by the Company in exchange for the use of services, namely for employee benefits, travel and entertainment, and office expenses.

     Revenue from bartered transactions amounted to $65,651 for the year ended March 31, 1998. Services provided by the Company in excess of services used amounted to $41,099 for the year ended March 31, 1998, which is reported in accounts receivable, other.

(2) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at March 31, 1998:

Telephone and office equipment..............................  $  963,526
Leasehold improvements......................................     152,443
Furniture and fixtures......................................      77,123
Transportation equipment....................................      35,783
                                                              ----------
                                                               1,228,875
Less: accumulated depreciation and amortization.............    (526,699)
                                                              ----------
                                                              $  702,176
                                                              ==========

(3) NOTE PAYABLE -- BANK

     The Company has a line of credit arrangement with a bank in the amount of $250,000, payable on demand. The amount available through March 31, 1998 is $250,000. Interest is payable monthly on the outstanding balance at 1.0% above the bank's prime lending rate. The bank's prime lending rate at March 31, 1998 was 8.5%. The loan is secured by the Company's tangible personal property with personal guarantees from the stockholders. At March 31, 1998, there were no outstanding borrowings under this arrangement.

                     PROTOCOL COMMUNICATIONS SERVICES, INC.

(4) LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

     Long-term debt and capital lease obligations consists of the following at March 31, 1998:

Note payable to a bank, consisting of 60 monthly payments in the amount of $4,600, including interest at 9.31%, through
  March 1999. The note is secured by all the Company's
  assets, with personal guarantees from the stockholders....  $  53,560
Note payable to a bank, consisting of 60 monthly payments in the amount of $4,024, including interest at 9.41%, through
  March 1999. The note is secured by the Company's telephone equipment with personal guarantees from the stockholders.
  The note agreement requires that the Company maintain or
  meet certain financial covenants..........................     46,838
Note payable to a finance company in 48 monthly payments in
  the amount of $828, including interest at 9.5%, through
  August 2001, secured by transportation equipment..........     28,885
Note payable to a former stockholder, consisting of monthly
  payments of $2,083, including interest at 7% (see note
  6)........................................................    191,450
Capital lease obligation, payable in 60 monthly payments in
  the amount of $1,137, including interest at 14.79%,
  through February 1999. The lease is secured by telephone
  equipment.................................................     11,626
Capital lease obligation on power generating equipment
  payable in 60 monthly payments in the amount of $946,
  including interest at 16.45%, through May 2000. The lease
  is guaranteed by a stockholder............................     21,216
                                                              ---------
     Total long-term debt and capital lease obligations.....    353,575
Less: current portion.......................................   (136,639)
                                                              ---------
     Long-term debt and capital lease obligations, net of
      current portion.......................................  $ 216,936
                                                              =========

     Scheduled maturities of long-term debt and capital lease obligations for the next five years and thereafter is as follows:

YEAR ENDING MARCH 31,
---------------------
1999........................................................  $136,639
2000........................................................    25,698
2001........................................................     7,743
2002........................................................    10,616
2003........................................................     6,518
Thereafter..................................................   166,361
                                                              --------
  Total.....................................................  $353,575
                                                              ========

(5) LEASE COMMITMENTS

     The Company entered into a three-year operating lease for transportation equipment in April 1997, with a minimum monthly payment of $699.

                     PROTOCOL COMMUNICATIONS SERVICES, INC.

     Future minimum lease payments are as follows:

YEAR ENDING MARCH 31,
---------------------
1999........................................................  $ 8,388
2000........................................................    8,388
2001........................................................      699
                                                              -------
  Total.....................................................  $17,475
                                                              =======

(6) PAYABLE TO FORMER STOCKHOLDER

     On November 19, 1990, in connection with the repurchase of common stock by the Company, the Company entered into an agreement with the former employee/stockholder, whereby the former employee/stockholder is to receive payments from the Company in the amount of $25,000 per year for a period of 10 years from the date of the agreement. In addition, the Company's obligation to pay $25,000 per year is to remain fixed and unconditional thereafter in the event the former employee/stockholder survives the ten-year period and to continue until death or the death of the former employee/stockholder's survivor.

     At the date of the repurchase of the common stock, the Company recorded the actuarial present value of the future payments as goodwill.

(7) RETIREMENT PLAN

     The Company maintains a 401(k) retirement plan covering substantially all employees. Employees may annually contribute up to 10% of their respective compensation. Employer contributions are made solely at the Company's discretion and amounted to $6,268 for the year ended March 31, 1998.

(8) RELATED PARTY TRANSACTIONS

     The Company's office facility is owned by the Company's two stockholders and is leased under a tenant-at-will arrangement. In June 1998, the Company entered into a lease agreement for a five-year term at $5,400 per month. Rent expense was $70,200 for the year ended March 31, 1998. In addition, the Company paid real estate taxes amounting to $6,523 for the year then ended.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
U.S. Telefactors Corporation:

     We have audited the accompanying combined balance sheet of U.S. Telefactors Corporation and Anivox Corporation (the "Company") as of December 31, 1997, and the related combined statement of earnings, stockholders' equity, and cash flows for the year then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the U.S. Telefactors Corporation and Anivox Corporation as of December 31, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ KPMG LLP
Chicago, Illinois
February 8, 1999

                          U.S. TELEFACTORS CORPORATION

                            COMBINED BALANCE SHEETS
                               DECEMBER 31, 1997

                                                                 1997
                                                              ----------
                           ASSETS
Current assets:
  Cash......................................................  $        2
  Accounts receivable.......................................     548,265
  Other current assets......................................       3,167
                                                              ----------
     Total current assets...................................     551,434
Net property and equipment..................................     434,658
Deferred taxes..............................................      40,195
Deposits....................................................       6,770
                                                              ----------
     Total assets...........................................  $1,033,057
                                                              ==========
           LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Line of credit............................................  $  238,563
  Accounts payable..........................................      62,764
  Accrued expenses..........................................     264,249
  Income tax payable........................................      35,010
  Deferred income tax.......................................     109,219
  Accrued payroll taxes.....................................      53,584
  Current portion of long-term debt.........................     108,474
  Current portion of capital lease obligations..............      49,817
                                                              ----------
     Total current liabilities..............................     921,680
Long-term debt, less current portion........................     106,133
Capital lease obligations, less current portion.............      16,546
                                                              ----------
     Total liabilities......................................   1,044,359
Redeemable preferred stock:
  Class A preferred stock, par value of $1 per share:
     authorized, issued and outstanding no shares, stated at
     redemption value, $1 per share.........................          --
  Class B preferred stock, par value of $1 per share: 36,666 authorized 24,444 shares issued and outstanding, stated
     at redemption value, $1 per share......................      24,444
  Class C preferred stock, par value $1 per share:
     authorized, issued and outstanding 40,000 shares,
     stated at redemption value, $1 per share...............      40,000
  Class D preferred stock, par value $1 per share:
     authorized 73,334 shares; issued and outstanding 61,112
     shares, stated at redemption value, $1 per share.......      61,112
  Class E preferred stock, par value of $1 per share:
     authorized, issued and outstanding 20,000 shares,
     stated at redemption value, $1 per share...............      20,000
  Class F preferred stock, par value $1 per share:
     authorized 75,000 shares; no shares issued and
     outstanding, stated at redemption value, $1 per
     share..................................................          --
                                                              ----------
     Total redeemable preferred stock.......................     145,556
                                                              ----------
Stockholders' deficit:
  Common stock of no par value: authorized 300,000 shares;
     issued and outstanding 1,000 shares....................          --
  Additional paid-in capital................................      52,782
  Accumulated deficit.......................................    (209,640)
                                                              ----------
     Total stockholders' deficit............................    (156,858)
                                                              ----------
                                                              $1,033,057
                                                              ==========

            See accompanying notes to combined financial statements.

                          U.S. TELEFACTORS CORPORATION

                         COMBINED STATEMENT OF EARNINGS
                          YEAR ENDED DECEMBER 31, 1997

                                                                 1997
                                                              ----------
Service revenues............................................  $3,737,939
Operating expenses:
  Cost of services..........................................   2,115,712
  Selling, general, and administrative expenses.............   1,046,795
  Depreciation and amortization.............................     197,175
                                                              ----------
     Operating income.......................................     378,257
Other (income) expense:
  Interest income...........................................      (4,100)
  Interest expense..........................................      77,836
  Other, net................................................      45,213
                                                              ----------
     Net income before income taxes.........................     259,308
Income taxes................................................      83,151
                                                              ----------
     Net income.............................................  $  176,157
                                                              ==========

            See accompanying notes to combined financial statements.

                          U.S. TELEFACTORS CORPORATION

                  COMBINED STATEMENT OF STOCKHOLDERS' DEFICIT
                          YEAR ENDED DECEMBER 31, 1997

                                                           ADDITIONAL                       TOTAL
                                                COMMON      PAID-IN      ACCUMULATED    STOCKHOLDERS'
DESCRIPTION                                     STOCK       CAPITAL        DEFICIT         DEFICIT
-----------                                    --------    ----------    -----------    -------------
Balance at December 31, 1996.................  $     --      52,782       (368,038)       (315,256)
Dividends paid to preferred shareholders.....        --          --        (17,759)        (17,759)
Net income...................................        --          --        176,157         176,157
                                               --------      ------       --------        --------
Balance at December 31, 1997.................  $     --      52,782       (209,640)       (156,858)
                                               ========      ======       ========        ========

            See accompanying notes to combined financial statements.

                          U.S. TELEFACTORS CORPORATION

                        COMBINED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1997

                                                                1997
                                                              ---------
Cash flows from operating activities:
  Net income................................................  $ 176,157
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................    197,175
     Deferred taxes.........................................     36,391
     Loss from disposition of fixed assets..................      5,262
     Changes in assets and liabilities:
       Accounts receivable..................................    (46,212)
       Other current assets.................................      3,829
       Accounts payable.....................................    (85,895)
       Accrued expenses.....................................     75,956
       Income tax payable...................................     35,010
       Accrued payroll taxes................................     12,554
                                                              ---------
          Net cash provided by operating activities.........    410,227
                                                              ---------
Cash flows from investing activities -- purchases of
  property and equipment....................................   (176,066)
                                                              ---------
          Net cash used in investing activities.............   (176,066)
                                                              ---------
Cash flows from financing activities:
  Decrease in line of credit................................       (383)
  Repayment of notes payable................................   (107,034)
  Payments of capital lease obligations.....................   (109,257)
  Dividends paid to preferred shareholders..................    (17,759)
                                                              ---------
          Net cash used in financing activities.............   (234,433)
                                                              ---------
          Decrease in cash..................................       (272)
Cash at beginning of period.................................        274
                                                              ---------
Cash at end of period.......................................  $       2
                                                              =========
Supplemental disclosures of cash flow information -- cash
  paid during the period for interest on:
  Bank loan.................................................  $  37,807
  Capital leases............................................     40,029
                                                              ---------
          Total cash paid for interest......................  $  77,836
                                                              =========
Supplemental disclosures of noncash activities:
  Assets acquired through capital lease transactions........  $   8,045
  Issuance of notes in consideration for assets acquired....     60,000
                                                              =========

            See accompanying notes to combined financial statements.

                          U.S. TELEFACTORS CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Description of Business/Nature of Operations

     U.S. Telefactors Corporation (the Company) is engaged in the business of providing telephone answering and marketing services for businesses, individuals, and the governmental entities in the Chicago, Illinois metropolitan area. A substantial portion of the revenues and assets reflected in the combined financial statements results from services performed in this industry and region.

     Anivox Corporation, a controlled entity, is engaged in research and development activities related to the Company's operations.

  (b) Principles of Combination

     The combined financial statements include the financial statements of U.S. Telefactors Inc. and Anivox Corporation, a controlled entity. All significant intercompany balances and transactions have been eliminated in combination.

  (c) Fair Value of Financial Instruments

     Financial instruments include cash, accounts receivable, deposits, accounts payable, accrued expenses, accrued payroll taxes, long-term debt and lease obligations. The fair value of financial instruments was not materially different from their carrying values at December 31, 1997.

  (d) Property and Equipment

     Property and equipment are stated at historical cost. Leasehold improvements are capitalized and amortized over the lease term or useful life, whichever is shorter. The Company provides for depreciation and amortization using various applicable depreciation methods over the following estimated useful lives:

                                                                   ESTIMATED
CLASS OF ASSETS                                               USEFUL LIFE (YEARS)
---------------                                               -------------------
Telephone and computer equipment............................        5
Office furniture and equipment..............................       5-10
Software....................................................        5
Leasehold improvements......................................    Lease term
                                                                  ==========

  (e) Revenue Recognition

     Revenue is recognized when services are provided to customers.

  (f) Income Taxes

     Income taxes are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of enactment.

                          U.S. TELEFACTORS CORPORATION

                               DECEMBER 31, 1997

     The Company has historically filed its Federal and state income tax returns using the cash basis method of accounting.

  (g) Use of Estimates

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities in connection with the preparation of these combined financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(2) PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1997 consist of the following:

                                                                 1997
                                                              ----------
Telephone and computer equipment............................  $  893,090
Office furniture and equipment..............................     139,788
Software....................................................      81,466
Leasehold improvements......................................     124,114
                                                              ----------
                                                               1,238,458
Less accumulated depreciation...............................     803,800
                                                              ----------
  Net property and equipment................................  $  434,658
                                                              ==========

(3) NOTES PAYABLE TO BANK

  Long-term debt

     Long-term debt is comprised of the following at December 31, 1997:

                                                                1997
                                                              --------
Note payable to bank due in September 1999, payable in
  monthly installments of $1,954, with interest at 10.5% per annum, secured by the assets of the Company...............  $ 34,759
Note payable to bank due in February 2000, payable in
  monthly installments of $4,492, with interest at 10.5% per
  annum, secured by the assets of the Company...............   100,570
Note payable to bank due in September 1998, payable in
  monthly installments of $1,593, with interest at 8.0% per
  annum, secured by specific equipment......................    10,912
Note payable to bank due in June 1999, payable in monthly
  installments of $1,250, with interest at 10.9% per annum,
  secured by specific equipment.............................    20,200
Note payable to bank due in April 1999, payable in monthly
  installments of $1,995, with interest at 10.5% per annum,
  secured by specific equipment.............................    48,166
                                                              --------
                                                               214,607
Less -- current maturities..................................   108,474
                                                              --------
  Total long-term debt......................................  $106,133
                                                              ========

     Total long-term debt maturities in 1998, 1999, and 2000 are $108,474, $95,767, and $10,366, respectively.

                          U.S. TELEFACTORS CORPORATION

                               DECEMBER 31, 1997

     The Company maintains a $300,000 revolving credit facility that expires on February 5, 1998. Interest is variable based on the prime lending rate plus two percent, which amounted to 10.25% at December 31, 1997. The conditions precedent to a borrowing under the facility include minimum cash balances and compliance with net worth and interest coverage covenants. The amounts outstanding at December 31, 1997 was $238,563.

     The Company held a note at December 31, 1996, bearing interest in the amount of $24,663 payable to the investors of Anivox Corporation, its wholly owned subsidiary as of December 31, 1997, the balance of which was paid in 1997.

(4) REDEEMABLE PREFERRED STOCK

     The Company has the following series of redeemable preferred stock outstanding at December 31, 1997:

                                                            SERIES
                          ---------------------------------------------------------------------------
                              A            B            C            D            E            F
                          ----------   ----------   ----------   ----------   ----------   ----------
Authorized shares.......      36,666       36,666       40,000       73,334       20,000       75,000
Issued and outstanding
  shares................          --       24,444       40,000       61,112       20,000           --
Dividend rate (per
  annum)................       11.50%       11.50%       14.00%       11.50%       11.00%        9.00%
Redemption rate.........  Full value   Full value   Full value   Full value   Full value   Full value
                          ==========   ==========   ==========   ==========   ==========   ==========

     Each of the above classes of preferred stock is due to mature on July 1, 1998.

(5) RELATED-PARTY TRANSACTIONS

     During 1997, the Company reported $7,986 in consulting expenses that were paid to a majority shareholder of the Company.

     Dividends were paid to the Company's investors on the outstanding preferred stock at the above rate and amounted to $17,759 in 1997.

(6) COMMITMENTS AND CONTINGENCIES

  Capital Leases

     The Company is obligated under various capital leases for equipment that expires at various dates through December 31, 2000. Amortization of assets held under capital leases is included with depreciation expense. The obligations have been discounted to reflect implicit interest rates ranging from 5% to 28%.

  Operating Leases

     The Company leases its facilities under a non-cancelable lease agreement that expires on February 29, 2000. Related rental expenses were $85,991 for the year ended December 31, 1997. The Company leases various equipment under non-cancelable lease agreements that expire at various dates through March 2000.

                          U.S. TELEFACTORS CORPORATION

                               DECEMBER 31, 1997

     Future minimum lease payments under capital leases and non-cancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1997 are as follows:

                                                              CAPITAL     OPERATING
YEAR ENDED DECEMBER 31,                                        LEASES      LEASES
-----------------------                                       --------    ---------
1998........................................................  $ 55,142      75,202
1999........................................................    18,682      77,491
2000........................................................    12,451      12,979
                                                              --------    --------
  Total minimum lease payments..............................    86,275     165,672
                                                                          ========
Less amount representing interest...........................   (19,912)
                                                              --------
  Present value of minimum lease payments...................    66,363
Less current portion of capital lease obligations...........   (49,817)
                                                              --------
  Long-term portion of capital lease obligations............  $ 16,546
                                                              ========

(7) INCOME TAXES

     The provision for income tax expense from operations for the year ended December 31, 1997 is as follows

                                                               1997
                                                              -------
Current:
  U.S. Federal..............................................  $35,341
  State and local...........................................   10,017
                                                              -------
     Total current..........................................   45,358
                                                              -------
Deferred:
  U.S. Federal..............................................   29,975
  State and local...........................................    7,818
                                                              -------
     Total deferred.........................................   37,793
                                                              -------
     Provision for income tax expense.......................  $83,151
                                                              =======

     The differences between the federal statutory and effective tax rates for the year ended December 31, 1997 are as follows:

                                                                1997
                                                              --------
Expected tax expense........................................  $ 82,167
State income taxes, net of federal benefit..................    10,846
Nondeductible meals and entertainment.......................     3,360
Effect of graduated rates...................................   (11,750)
Other.......................................................    (1,472)
                                                              --------
  Effective tax rate........................................  $ 83,151
                                                              ========

                          U.S. TELEFACTORS CORPORATION

                               DECEMBER 31, 1997

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 are presented below:

                                                                1997
                                                              ---------
Deferred tax assets:
  Property and equipment....................................  $  13,965
  Intangible assets.........................................     26,230
  Net operating loss........................................     11,299
                                                              ---------
     Total gross deferred tax assets........................     51,494
Less valuation allowance....................................     11,299
                                                              ---------
     Net deferred tax asset.................................     40,195
Deferred tax liabilities -- accrual to cash differences.....   (109,219)
                                                              ---------
     Net deferred taxes.....................................  $ (69,024)
                                                              =========

     The Company recorded a deferred tax asset valuation allowance equal to the net operating loss created by Anivox Corporation, a controlled entity which is engaged in research and development. The valuation allowance of $11,299 reduces deferred tax assets to reflect the estimated amount of deferred tax assets that will more than likely not be realized in future periods. Realization of deferred tax assets is dependent upon the generation of future taxable income.

(8) RISK FACTORS

     The Company derived a significant portion of its revenue and cash receipts from two significant customers who comprised 33% and 16% of the Company's sales in 1997. The Company's ability to maintain and expand its current levels of revenues and cash flows from these sources could be materially and adversely affected by changes within the industries in which these companies operate, as well as changes in the national economy.

(9) SUBSEQUENT EVENT -- SALE OF COMPANY

     On June 5, 1998, Protocol Communications, Inc. acquired all of the Company's outstanding common and preferred stock.

                                      LOGO

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses, other than underwriting commissions, expected to be incurred by the Company in connection with the issuance and distribution of the securities being registered under this Registration Statement are estimated to be as follows:

                                                              AMOUNT TO
                                                               BE PAID
                                                              ---------
Securities and Exchange Commission Registration Fee.........  $
National Association of Securities Dealers, Inc. Filing
  Fee.......................................................
Nasdaq National Market Filing Fee...........................
Printing and Engraving......................................
Legal Fees and Expenses.....................................
Accounting Fees and Expenses................................
Transfer Agent Fees.........................................
Miscellaneous...............................................
     Total..................................................  $
                                                              ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102 of the Delaware General Corporation Law ("DGCL"), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

     Section 145 of the DGCL provides, among other things, that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, agent or employee of the Company or is or was serving at the Company's request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Company as well but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the Company, unless the court believes that in light of all the circumstances indemnification should apply.

     Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

     The Company's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to the Company or its stockholders;

     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - under section 174 of the DGCL regarding unlawful dividends and stock purchases; or

     - for any transaction from which the director derived an improper personal benefit.

     These provisions are permitted under Delaware law.

     The Company's Amended and Restated Bylaws provide that:

     - the Company must indemnify its directors and officers to the fullest extent permitted by Delaware law;

     - the Company may indemnify its other employees and agents to the same extent that it indemnified its officers and directors, unless otherwise determined by its Board of Directors; and

     - the Company must advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law.

     The indemnification provisions contained in the Company's Certificate of Incorporation and By-laws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the Company maintains insurance on behalf of its directors and executive directors or officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

     The Company has also purchased insurance for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors and officers of the Company.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Within the past three years, the Company has sold shares of its capital stock in the following transactions that were not registered under the Securities Act of 1933, as amended.

     - Since its inception, the Company has granted to officers, members of management, employees and others options to purchase an aggregate of 1,199,500 shares of the Company's common stock at an average exercise price of $6.05 per share.

     - In June 1998, the Company issued 814,500 shares of its common stock and 90,500 shares of its Class B common stock to four of its executive officers and 550,000 shares of its common stock to three of its then current directors.

     - In June 1998, the Company issued 6,113,929 shares of its Series A preferred stock and warrants to purchase 348,677 shares of its Series A preferred stock and a warrant to purchase 100,000 shares of its common stock to a group of investors for an aggregate purchase price of $9,300,000.

     - In June 1998, the Company issued an aggregate of 667,500 shares of its common stock in connection with three acquisitions.

     - In July 1998, the Company issued 50,000 shares of its common stock in connection with an acquisition.

     - In November 1998, the Company issued an aggregate of 150,000 shares of its common stock in connection with two acquisitions.

     - In November 1998, the Company issued 50,000 shares of its common stock to an employee in consideration of services rendered.

     - In December 1998, the Company issued 300,000 shares of its common stock in connection with an acquisition.

     - In January 1999, the Company issued 435,000 shares of its common stock to a group of its stockholders, including four executive officers and three then current directors.

     - In February 1999, the Company issued 100,000 shares of its common stock to three of its then current directors.

     - In February 1999, the Company issued an aggregate of 231,000 shares of its common stock in connection with two acquisitions.

     - In April 1999, the Company issued 75,000 shares of its common stock in connection with an acquisition.

     - In May 1999, the Company issued 150,000 shares of its common stock in connection with an acquisition.

     - In October 1999, the Company issued 6,250 shares of its common stock to an employee pursuant to his employment agreement.

     - In November 1999, the Company issued 119,963 shares of its mandatorily redeemable Series AB preferred stock to a group of stockholders for an aggregate purchase price of $947,707. These shares were redeemed upon consummation of the recapitalization.

     - In December 1999, the Company issued 10,693,634 shares of its Series B preferred stock to a group of investors for an aggregate purchase price of approximately $81,000,000.

     - In March 2000, the Company issued an aggregate of 200,000 shares of its common stock in connection with three acquisitions.

     The Company used the net proceeds of the stock sales for working capital and other general corporate purposes, including corporate acquisitions, and repayment of indebtedness.

     The sales of the securities listed above were deemed to be exempt from registration under the Securities Act of 1933, as amended, in reliance on
Section 4(2) of such Act or, with respect to issuance to employees, Rule 701 promulgated under Section 3(b) of such Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation. The recipients of securities in each transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to the instruments representing such securities issued in such transactions. All recipients had adequate access, through their relationships or agreements with the Company, to information about us.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULE.

     (a) Exhibits.

NUMBER                           DESCRIPTION
------                           -----------
 1.1*    Form of Underwriting Agreement.
2.1**    Stock Purchase Agreement dated June 5, 1998, by and between
         Teleservices Acquisition Corporation, Teleservices Holdings
         Corporation, Operators Standing By, Inc. and Jerry D. Lewis.
2.2**    Stock Purchase Agreement dated June 5, 1998, by and between
         Teleservices Acquisition Corporation, Sweet, Schatz & Lewis,
         Inc. and Jerry D. Lewis, James E. Carla, II and Daniel L.
         Sullivan.
2.3**    Asset Purchase Agreement dated June 5, 1998, by and between
         Teleservices Acquisition Sub 1 Inc., Teleservices Holdings
         Corporation, Protocol Communications Services, Inc. and
         David Dearborn and Francis Quinn.
2.4**    Stock Purchase Agreement dated June 5, 1998, by and between
         Teleservices Acquisition Corporation, Teleservices Holdings
         Corporation, U.S. Telefactors Corporation and Andrew M. Knee
         and John H. and Carol C. Turner.
2.5**    Asset Purchase Agreement dated July 2, 1998, by and between
         Protocol Acquisition Sub 1, Inc., Protocol Holdings, Inc.,
         Answerphone of Florida, Inc. d/b/a IOCOM and Judith M.
         Molitor, as trustee of the Amended and Restated Judith M.
         Molitor Family Trust, Donald N. Molitor, as trustee of the
         Amended and Restated Donald N. Molitor Family Trust, and D.
         Scott Molitor.
2.6**    Asset Purchase Agreement dated November 2, 1998, by and
         between Anserphone, Inc., Protocol Holdings, Inc.,
         Anserphone of New Orleans, Inc. and Charles F. Read, Jr. and
         C. Baldwin Read.
2.7**    Asset Purchase Agreement dated November 2, 1998, by and
         between Anserphone, Inc., Anserphone Systems, Inc. (the
         "Seller") and the stockholders of the Seller listed on the signature pages thereto.
2.8**    Stock Purchase Agreement dated October 30, 1998, by and
         between Protocol Communications, Inc., Protocol Holdings,
         Inc., Strategic Alternatives Inc. d/b/a Strategic
         Alternatives Inc. of Florida and Joseph Post.
2.9**    Amendment to Stock Purchase Agreement, dated October 30,
         1998, between Protocol Communications, Inc., Protocol
         Holdings, Inc., Strategic Alternatives, Inc. d/b/a Strategic
         Alternatives, Inc. of Florida and Joseph Post.
2.10**   Asset Purchase Agreement dated November 6, 1998, by and
         between Quick Response, Inc., Quick Response LLC and
         Christopher R. Zentgraf, John J. Zentgraf, Robert J.
         Lieblein, Jordan J. Kreiner, April S. Reeser, Elmer A. Barry
         and Dorsey M. Lombardo.
2.11**   Asset Purchase Agreement dated December 15, 1998, by and
         between Scribers, Inc., The Scribers, Inc. (the "Seller")
         and the stockholders of the Seller set forth on the
         signature page thereto.
2.12**   Stock Purchase Agreement dated March 28, 1999, by and
         between Protocol Holdings, Inc., Protocol Communications,
         Inc., 3223574 Canada, Inc. (the "Company"), Media Express,
         Inc., METC Financial Services, Inc., and the stockholders of the Company listed on the signature pages thereto.
2.13     Amendment to Stock Purchase Agreement made May 21, 1999, by and between Protocol Holdings, Inc., Protocol
         Communications, Inc., 3223574 Canada, Inc. (the "Company"),
         Media Express, Inc., METC Financial Services Inc. and the
         stockholders of the Company listed on the signature pages
         thereto.
3.1      Restated Certificate of Incorporation of Teleservices
         Holdings Corporation dated June 8, 1998.

NUMBER                           DESCRIPTION
------                           -----------
3.2      Certificate of Amendment of Certificate of Incorporation of
         Teleservices Holdings Corporation, dated July 13, 1998.
3.3      Certificate of Amendment to Certificate of Incorporation of
         Protocol Holdings, Inc., dated October 25, 1999.
3.4      Certificate of Designation, Preferences and Rights of Series
         AB Preferred Stock of Protocol Holdings, Inc., dated October
         25, 1999.
3.5      Certificate of Amendment of Certificate to Incorporation of
         Protocol Holdings, Inc., dated November 29, 1999.
3.6      Certificate of Amendment of Certificate of Incorporation of
         Protocol Holdings, dated April 5, 2000.
3.7      Bylaws of Teleservices Holding Corporation.
4.1      Recapitalization Agreement among Protocol Holdings, Inc. and
         The Several Participants Named in Schedule I thereto, and
         The Several Parties specified as "Original Stockholders" on the Signature Pages thereof and each Addendum thereto, dated as of September 29, 1999.
4.2      Registration Rights Agreement dated December 1, 1999.
4.3      Stockholders Agreement dated as of December 1, 1999 by and among Protocol Holdings, Inc., the Several Persons named in
         Schedule I thereto, and the Several Persons Named in
         Schedule II thereto.
5.1*     Opinion of Legality of Chadbourne & Parke LLP.
10.1     Third Amended and Restated Credit Agreement dated as of
         November 30, 1999.
10.2*    AT&T Contract Tariff Order Form, dated March 23, 1999,
         between Protocol Communications, Inc. and AT&T Corp.
10.3*    AT&T Contract Tariff Order Form, dated November 12, 1999,
         between Protocol Communications, Inc. and AT&T Corp.
10.4     Teleservices Holdings Corporation 1998 Stock Plan.
10.5     Protocol Holdings, Inc. 1999 Stock Option Plan.
10.6     Protocol Holdings, Inc. 2000 Stock Option Plan (As Amended
         and Restated April 13, 2000).
10.7     Executive Cash Compensation Program -- Base Plan 2000.
10.8     Executive Cash Compensation Program -- Acquisition Plan
         2000.
10.9     Amended and Restated Employment Agreement, dated September
         29, 1999, by and between Protocol Holdings, Inc. and Stephen
         G. McLean.
10.10    Amended and Restated Employment Agreement, dated September
         29, 1999, by and between Protocol Holdings, Inc. and Raymond
         P. Wilson.
10.11    Amended and Restated Employment Agreement, dated September
         29, 1999, by and between Protocol Holdings, Inc. and Kevin
         N. Blayne.
10.12    Employment Agreement, dated March 1, 2000, between Protocol
         Communications, Inc. and Deborah Zonies.
21.1     Subsidiaries of Protocol Communications, Inc.
23.1     Consent of Chadbourne & Parke LLP (included in opinion filed as Exhibit 5.1).
23.2     Consent of KPMG LLP regarding Protocol Communications, Inc.
23.3     Consent of KPMG LLP regarding Answerphone of Florida, Inc.
23.4     Consent of KPMG LLP regarding Anserphone of New Orleans,
         Inc. and Anserve, Inc.
23.5     Consent of KPMG LLP regarding Operators Standing By, Inc.
23.6     Consent of KPMG LLP regarding Protocol Communications
         Services, Inc.

NUMBER                           DESCRIPTION
------                           -----------
23.7     Consent of KPMG LLP regarding Quick Response LLC
23.8     Consent of KPMG LLP regarding The Scribers, Inc.
23.9     Consent of KPMG LLP regarding Strategic Alternatives, Inc.
23.10    Consent of KPMG LLP regarding Sweet Schatz & Lewis, Inc.
23.11    Consent of KPMG LLP regarding U.S. Telefactors Corporation and Anivox Corporation
23.12    Consent of Boisjoli, Sabbah, Sabbag, Ziri, Malka regarding
         3223574 Canada Inc.
24.1     Power of Attorney (included on the signature page).
27.1     Financial Data Schedule.

---------------
 * To be filed by amendment.

** Confidential Treatment is being requested with respect to portions of these agreements.

     (b) Financial Statement Schedule.

PAGE
NUMBER                           DESCRIPTION
------                           -----------
S-1      Schedule II -- Valuation and Qualifying Accounts

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 17th day of April, 2000.

                                          PROTOCOL COMMUNICATIONS, INC.

                                          By: /s/ STEPHEN G. MCLEAN
  ------------------------------------------------------------------------------
                                              Name: Stephen G. McLean
                                              Title: Director, President
                                              and Chief Executive Officer

                               POWER OF ATTORNEY

     We, the undersigned directors and officers of Protocol Communications, Inc. (the "Company") and each of us, do hereby constitute and appoint Stephen G. McLean, Raymond P. Wilson and Deborah Zonies, or each of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated above, which said attorneys or agents, or either of them, may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, and any and all amendments (including post-effective amendments) to this Registration Statement, in connection with the public offering of the common stock of the Company, including specifically but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) to such Registration Statement; and we do hereby ratify and confirm all that the said attorneys and agents, or their substitute or substitutes, or either of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE                                              TITLE                         DATE
---------                                              -----                         ----

       /s/ STEPHEN G. MCLEAN            Director, President and Chief           April 17, 2000
------------------------------------    Executive Officer
         Stephen G. McLean

       /s/ RAYMOND P. WILSON            Chief Financial Officer                 April 17, 2000
------------------------------------
         Raymond P. Wilson

        /s/ KEVIN N. BLAYNE             Chief Marketing Officer                 April 17, 2000
------------------------------------
          Kevin N. Blayne

         /s/ DEBORAH ZONIES             Vice President, Business Affairs and    April 17, 2000
------------------------------------    General Counsel
           Deborah Zonies

       /s/ ROBERT J. CONRADS            Director                                April 17, 2000
------------------------------------
         Robert J. Conrads

      /s/ ROBERT C. FROETSCHER          Director                                April 17, 2000
------------------------------------
        Robert C. Froetscher

       /s/ J. BARTON GOODWIN            Director                                April 17, 2000
------------------------------------
         J. Barton Goodwin

          /s/ AVY H. STEIN              Director                                April 17, 2000
------------------------------------
            Avy H. Stein

      /s/ PETER O. WILDE, JR.           Director                                April 17, 2000
------------------------------------
        Peter O. Wilde, Jr.

                                                                     SCHEDULE II

                         PROTOCOL COMMUNICATIONS, INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                  FOR THE PERIOD FROM INCEPTION (JUNE 5, 1998)
                        TO DECEMBER 31, 1998 AND FOR THE
                          YEAR ENDED DECEMBER 31, 1999

                                                         ALLOWANCE AT   ADDITIONS
                                           BALANCES AT     DATE OF      CHARGED TO
                                            BEGINNING      BUSINESS     COSTS AND                  BALANCE AT
DESCRIPTION                                 OF PERIOD    ACQUISITIONS    EXPENSES    DEDUCTIONS   END OF PERIOD
-----------                                -----------   ------------   ----------   ----------   -------------
Allowance for doubtful accounts:
  For the period from inception (June 5,
     1998) to December 31, 1998..........     $ --           $451          $ 17         $--          $  468
  Year ended December 31, 1999...........      468            433           352          42           1,211

                               INDEX TO EXHIBITS

NUMBER                           DESCRIPTION
------                           -----------
 1.1*    Form of Underwriting Agreement.
2.1**    Stock Purchase Agreement dated June 5, 1998, by and between
         Teleservices Acquisition Corporation, Teleservices Holdings
         Corporation, Operators Standing By, Inc. and Jerry D. Lewis.
2.2**    Stock Purchase Agreement dated June 5, 1998, by and between
         Teleservices Acquisition Corporation, Sweet, Schatz & Lewis,
         Inc. and Jerry D. Lewis, James E. Carla, II and Daniel L.
         Sullivan.
2.3**    Asset Purchase Agreement dated June 5, 1998, by and between
         Teleservices Acquisition Sub 1 Inc., Teleservices Holdings
         Corporation, Protocol Communications Services, Inc. and
         David Dearborn and Francis Quinn.
2.4**    Stock Purchase Agreement dated June 5, 1998, by and between
         Teleservices Acquisition Corporation, Teleservices Holdings
         Corporation, U.S. Telefactors Corporation and Andrew M. Knee
         and John H. and Carol C. Turner.
2.5**    Asset Purchase Agreement dated July 2, 1998, by and between
         Protocol Acquisition Sub 1, Inc., Protocol Holdings, Inc.,
         Answerphone of Florida, Inc. d/b/a IOCOM and Judith M.
         Molitor, as trustee of the Amended and Restated Judith M.
         Molitor Family Trust, Donald N. Molitor, as trustee of the
         Amended and Restated Donald N. Molitor Family Trust, and D.
         Scott Molitor.
2.6**    Asset Purchase Agreement dated November 2, 1998, by and
         between Anserphone, Inc., Protocol Holdings, Inc.,
         Anserphone of New Orleans, Inc. and Charles F. Read, Jr. and
         C. Baldwin Read.
2.7**    Asset Purchase Agreement dated November 2, 1998, by and
         between Anserphone, Inc., Anserphone Systems, Inc. (the
         "Seller") and the stockholders of the Seller listed on the signature pages thereto.
2.8**    Stock Purchase Agreement dated October 30, 1998, by and
         between Protocol Communications, Inc., Protocol Holdings,
         Inc., Strategic Alternatives Inc. d/b/a Strategic
         Alternatives Inc. of Florida and Joseph Post.
2.9**    Amendment to Stock Purchase Agreement, dated October 30,
         1998, between Protocol Communications, Inc., Protocol
         Holdings, Inc., Strategic Alternatives, Inc. d/b/a Strategic
         Alternatives, Inc. of Florida and Joseph Post.
2.10**   Asset Purchase Agreement dated November 6, 1998, by and
         between Quick Response, Inc., Quick Response LLC and
         Christopher R. Zentgraf, John J. Zentgraf, Robert J.
         Lieblein, Jordan J. Kreiner, April S. Reeser, Elmer A. Barry
         and Dorsey M. Lombardo.
2.11**   Asset Purchase Agreement dated December 15, 1998, by and
         between Scribers, Inc., The Scribers, Inc. (the "Seller")
         and the stockholders of the Seller set forth on the
         signature page thereto.
2.12**   Stock Purchase Agreement dated March 28, 1999, by and
         between Protocol Holdings, Inc., Protocol Communications,
         Inc., 3223574 Canada, Inc. (the "Company"), Media Express,
         Inc., METC Financial Services, Inc., and the stockholders of the Company listed on the signature pages thereto.
2.13     Amendment to Stock Purchase Agreement made May 21, 1999, by and between Protocol Holdings, Inc., Protocol
         Communications, Inc., 3223574 Canada, Inc. (the "Company"),
         Media Express, Inc., METC Financial Services Inc. and the
         stockholders of the Company listed on the signature pages
         thereto.
3.1      Restated Certificate of Incorporation of Teleservices
         Holdings Corporation dated June 8, 1998.

NUMBER                           DESCRIPTION
------                           -----------
3.2      Certificate of Amendment of Certificate of Incorporation of
         Teleservices Holdings Corporation, dated July 13, 1998.
3.3      Certificate of Amendment to Certificate of Incorporation of
         Protocol Holdings, Inc., dated October 25, 1999.
3.4      Certificate of Designation, Preferences and Rights of Series
         AB Preferred Stock of Protocol Holdings, Inc., dated October
         25, 1999.
3.5      Certificate of Amendment of Certificate to Incorporation of
         Protocol Holdings, Inc., dated November 29, 1999.
3.6      Certificate of Amendment of Certificate of Incorporation of
         Protocol Holdings, dated April 5, 2000.
3.7      Bylaws of Teleservices Holding Corporation.
4.1      Recapitalization Agreement among Protocol Holdings, Inc. and
         The Several Participants Named in Schedule I thereto, and
         The Several Parties specified as "Original Stockholders" on the Signature Pages thereof and each Addendum thereto, dated as of September 29, 1999.
4.2      Registration Rights Agreement dated December 1, 1999.
4.3      Stockholders Agreement dated as of December 1, 1999 by and among Protocol Holdings, Inc., the Several Persons named in
         Schedule I thereto, and the Several Persons Named in
         Schedule II thereto.
5.1*     Opinion of Legality of Chadbourne & Parke LLP.
10.1     Third Amended and Restated Credit Agreement dated as of
         November 30, 1999.
10.2*    AT&T Contract Tariff Order Form, dated March 23, 1999,
         between Protocol Communications, Inc. and AT&T Corp.
10.3*    AT&T Contract Tariff Order Form, dated November 12, 1999,
         between Protocol Communications, Inc. and AT&T Corp.
10.4     Teleservices Holdings Corporation 1998 Stock Plan.
10.5     Protocol Holdings, Inc. 1999 Stock Option Plan.
10.6     Protocol Holdings, Inc. 2000 Stock Option Plan (As Amended
         and Restated April 13, 2000).
10.7     Executive Cash Compensation Program -- Base Plan 2000.
10.8     Executive Cash Compensation Program -- Acquisition Plan
         2000.
10.9     Amended and Restated Employment Agreement, dated September
         29, 1999, by and between Protocol Holdings, Inc. and Stephen
         G. McLean.
10.10    Amended and Restated Employment Agreement, dated September
         29, 1999, by and between Protocol Holdings, Inc. and Raymond
         P. Wilson.
10.11    Amended and Restated Employment Agreement, dated September
         29, 1999, by and between Protocol Holdings, Inc. and Kevin
         N. Blayne.
10.12    Employment Agreement, dated March 1, 2000, between Protocol
         Communications, Inc. and Deborah Zonies.
21.1     Subsidiaries of Protocol Communications, Inc.
23.1     Consent of Chadbourne & Parke LLP (included in opinion filed as Exhibit 5.1).
23.2     Consent of KPMG LLP regarding Protocol Communications, Inc.
23.3     Consent of KPMG LLP regarding Answerphone of Florida, Inc.
23.4     Consent of KPMG LLP regarding Anserphone of New Orleans,
         Inc. and Anserve, Inc.
23.5     Consent of KPMG LLP regarding Operators Standing By, Inc.
23.6     Consent of KPMG LLP regarding Protocol Communications
         Services, Inc.

NUMBER                           DESCRIPTION
------                           -----------
23.7     Consent of KPMG LLP regarding Quick Response LLC
23.8     Consent of KPMG LLP regarding The Scribers, Inc.
23.9     Consent of KPMG LLP regarding Strategic Alternatives, Inc.
23.10    Consent of KPMG LLP regarding Sweet Schatz & Lewis, Inc.
23.11    Consent of KPMG LLP regarding U.S. Telefactors Corporation and Anivox Corporation, Inc.
23.12    Consent of Boisjoli, Sabbah, Sabbag, Ziri, Malka regarding
         3223574 Canada Inc.
24.1     Power of Attorney (included on the signature page).
27.1     Financial Data Schedule.

---------------
 * To be filed by amendment.

** Confidential Treatment is being requested with respect to portions of these agreements.